Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

dated as of September 4, 2017

by and among

RHYTHMONE PLC,

REDWOOD MERGER SUB I, INC.,

REDWOOD MERGER SUB II, INC.

and

YUME, INC.

Exhibits

Exhibit A	-	Certain Definitions and Index of Defined Terms

Exhibit B	-	Offer Conditions

Exhibit C	-	Certificate of Incorporation and Bylaws

v

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION is made and entered into as of September 4, 2017 (the “Agreement Date”) (as amended, restated, modified or supplemented from time to time, this “Agreement”), among RhythmOne plc, a public limited company incorporated under the laws of England and Wales (“Parent”), Redwood Merger Sub I, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Purchaser”), Redwood Merger Sub II, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub Two” and collectively with Purchaser, the “Merger Subs” and each, individually, a “Merger Sub”) and Yume, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, Parent and Company have determined that it is in the best interests of their respective companies and shareholders to engage in a business combination pursuant to which the Parent will indirectly acquire all the outstanding shares of Company Common Stock (each, a “Share” and, collectively, the “Shares”), other than the Excluded Shares, for the consideration and on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Parent has agreed, subject to the terms and conditions of this Agreement, to cause the Purchaser to commence an exchange offer (as it may be amended from time to time, the “Offer”) to purchase all of the outstanding shares of Company Common Stock on the terms and subject to the conditions set forth in the Offer;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable following the consummation of the Offer, (a) Purchaser will be merged with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of Parent, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and (b) immediately following the First Merger, the Company, as the surviving company of the First Merger, will be merged with and into Merger Sub Two, with Merger Sub Two surviving the merger (the “Second Merger” and, together with the First Merger, the “Mergers”);

WHEREAS, in connection with the First Merger, each issued and outstanding Share, other than any Excluded Share (as defined herein) or Appraisal Share (as defined herein), that is not tendered and accepted pursuant to the Offer will thereupon be canceled and converted into the right to receive the Transaction Consideration (as defined herein), without interest and subject to any required Tax withholding, on the terms and subject to the conditions set forth herein;

WHEREAS, the Offer and the Mergers, taken together, may qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the parties intend for the Second Merger, whether standing alone or together with the Offer and the First Merger, to so qualify, this Agreement is intended to constitute a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and Treas. Reg. Sec. 1.368-2(g);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously adopted resolutions (i) determining that this Agreement, including the Offer, and the First Merger and the other Transactions, are fair to and in the best interests of the Company and its stockholders, (ii) electing that this Agreement and the First Merger be expressly governed by Section 251(h) of the DGCL, (iii) adopting and approving this Agreement, declaring the advisability of this Agreement and approving the Transactions, including the Offer and the First Merger, in accordance with the requirements of the DGCL, (iv) approving the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the First Merger, and (v) recommending that the holders of Company Common Stock accept the Offer and tender their Shares pursuant to the Offer (such recommendation, the “Company Board Recommendation”), in each case, on the terms and subject to the conditions of this Agreement;

WHEREAS, the boards of directors of Parent and of each Merger Sub have unanimously adopted and approved this Agreement and declared it advisable for Parent, each Merger Sub and its respective stockholders or members, as applicable, respectively, to enter into this Agreement and to consummate the Offer, the Mergers and the other Transactions, upon the terms and subject to the conditions set forth herein;

WHEREAS, Parent, the Merger Subs and the Company acknowledge and agree that the First Merger shall be effected pursuant to Section 251(h) of the DGCL and shall, subject to satisfaction of the conditions set forth in this Agreement, be consummated as soon as practicable following the Offer Acceptance Time; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Subs’ willingness to enter into this Agreement, certain stockholders and each of Company’s executive officers and directors have executed and delivered to Parent and Purchaser a tender and support agreement (“Tender and Support Agreement”) in favor of Parent and Purchaser, pursuant to which each such person, among other matters, agreed to (i) tender all outstanding Shares beneficially owned by them to Purchaser in the Offer and (ii) support the First Merger and the other transactions contemplated hereby, each on the terms and subject to the conditions set forth in the Tender and Support Agreements.

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, certain shareholders of Parent have executed and delivered to Parent a letter of intent (“Letter of Intent”) in favor of the Parent, pursuant to which each such person, among other matters, expressed a current intention to vote in favour of the Parent Shareholder Approval (as defined herein), each on the terms and subject to the conditions set forth in the Letter of Intent.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1

THE OFFER AND THE MERGERS

Section 1.1    The Offer.

(a)    Commencement of the Offer. Subject to the terms and conditions of this Agreement and provided that this Agreement shall not have been terminated in accordance with ARTICLE 8 and no circumstance, fact, change, event or occurrence shall have occurred that would render it impossible for one or more of the conditions in Exhibit B to be satisfied, as promptly as reasonably practicable (but in no event later than ten (10) Business Days after the effectiveness of the Registration Statement), Purchaser shall, and Parent shall cause Purchaser to, commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase all of the outstanding Shares, other than the

Excluded Shares, at a price per Share equal to (i) $1.70 in cash (the “Cash Consideration”) and (ii) 7.325 shares of Parent Common Stock (as adjusted pursuant to Section 1.11) (the “Stock Consideration” and, together with the Cash Consideration, the “Transaction Consideration”; provided, however, that Purchaser shall not be required to commence the Offer if the Company shall not be prepared to file immediately with the SEC, and to disseminate to holders of Shares, the Schedule 14D-9 containing the Company Board Recommendation and other disclosure required under Section 1.2.

(b)    Terms and Conditions of the Offer. The obligations of Purchaser to, and of Parent to cause Purchaser to, accept for payment, and pay for, any Shares validly tendered and not validly withdrawn pursuant to the Offer are subject to the terms and conditions of this Agreement, including the satisfaction of the Minimum Tender Condition and the satisfaction or waiver by Parent and Purchaser (to the extent permitted by Exhibit B) of the conditions set forth in Exhibit B (the Minimum Tender Condition and the other conditions set forth in Exhibit B are referred to collectively as the “Offer Conditions”). Parent and Purchaser expressly reserve the right to (i) increase the Transaction Consideration, (ii) waive any Offer Condition or (iii) make any other changes in the terms and conditions of the Offer; provided, however, that notwithstanding anything to the contrary in this Agreement, without the prior written consent of the Company, neither Parent nor Purchaser shall (A) reduce the Transaction Consideration, (B) change or waive the Minimum Tender Condition or the condition set forth in clause (h)(ii) of the Offer Conditions, (C) impose conditions or requirements to the Offer in addition to the Offer Conditions, (D) extend or otherwise change the Expiration Time in a manner other than as required or permitted by this Agreement, (E) change the form of consideration payable in the Offer, (F) decrease the maximum number of Shares sought to be purchased in the Offer, or (G) otherwise amend or modify any of the Offer Conditions or the other terms of the Offer in a manner that adversely affects any holder of Shares in its capacity as such. The Offer may not be withdrawn prior to its scheduled expiration (as such expiration may be extended or re-extended in accordance with this Agreement), unless this Agreement is terminated in accordance with Section 8.1.

(c)    Expiration and Extension of the Offer. The initial expiration date of the Offer shall be one minute following 11:59 p.m., Pacific Time on the date that is twenty (20) Business Days following the commencement of the Offer, determined in accordance with Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act, unless otherwise agreed to in writing by Parent and the Company (such date or subsequent date to which the expiration of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Time”). Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement has been terminated in accordance with ARTICLE 8 (and subject to the parties’ respective termination rights under ARTICLE 8), Purchaser shall (and Parent shall cause the Purchaser to) extend the Offer: (i) for any period required by any Law or any interpretation or position of the SEC applicable to the Offer; and (ii) for one or more consecutive periods of ten (10) Business Days each (with any longer or shorter period for such extension to be mutually determined by Parent and the Company), if, as of the scheduled Expiration Time, any Offer Condition is not satisfied and has not been waived (to the extent waivable) by Parent or Purchaser, until such Offer Condition is satisfied. Notwithstanding anything to the contrary herein, in no event shall Purchaser be required to extend the Offer to a date later than the Outside Date.

(d)    Payment for Shares. On the terms and subject to the conditions of this Agreement and the Offer, promptly and in accordance with applicable Law following the Expiration Time, Purchaser shall (and Parent shall cause Purchaser to) accept for payment and, no later than three (3) Business Days after the Expiration Time, provide the Transaction Consideration to the Exchange Agent in accordance with Section 2.2 to pay for all Shares that are validly tendered pursuant to the Offer and not validly withdrawn prior to the Expiration Time. The Transaction Consideration payable in respect of each

Share that are validly tendered and not validly withdrawn pursuant to the Offer shall be paid without interest, net to the holder thereof in cash, and subject to reduction for any applicable U.S. federal withholding, back-up withholding or other applicable Tax withholdings. The Company shall use its reasonable best efforts to register (and shall instruct its transfer agent to register) the transfer of Shares accepted for purchase and payment effective immediately after accepted for payment.

(e)    Termination of the Offer. Except in connection with a valid termination of this Agreement pursuant to ARTICLE 8, and subject to its obligations to extend the Offer in accordance with Section 1.1(c), Purchaser shall not terminate or withdraw the Offer prior to any scheduled Expiration Time without the prior written consent of the Company. In the event that this Agreement is terminated pursuant to ARTICLE 8, Purchaser shall (and Parent shall cause Purchaser to) promptly (and, in any event, within twenty-four (24) hours of such termination), terminate the Offer and shall not be required to acquire any Shares pursuant to the Offer. If the Offer is terminated or withdrawn by Purchaser, Purchaser shall promptly return, and shall cause any depository acting on behalf of Purchaser to return, in accordance with applicable Law, all tendered Shares to the registered holders thereof. The Company acknowledges that Parent, Purchaser or any Affiliate may, in its sole discretion, commence an offer at any time following the termination of the Offer.

(f)    No Fractional Shares. In lieu of any fractional share of Parent Common Stock that otherwise would be issuable pursuant to the Offer, each holder of Shares who otherwise would be entitled to receive a fraction of a share of Parent Common Stock pursuant to the Offer (after aggregating all Shares tendered in the Offer (and not validly withdrawn) by such holder or otherwise held by such holder as of the Effective Time, as applicable) will be paid an amount in cash (without interest) determined by multiplying (i) the Parent Trading Price, rounded to the nearest one-hundredth of a cent by (ii) the fraction of a share (after aggregating all Shares held by such holder and accepted for payment by Purchaser pursuant to the Offer or otherwise held by such holder at the Effective Time, as applicable, and rounded to the nearest one thousandth when expressed in decimal form) of Parent Common Stock to which such holder would otherwise be entitled (the “Fractional Share Cash Amount”). No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share of Parent Common Stock.

(g)    Schedule TO; Offer Documents; Registration Statement. Subject to the terms of this Agreement, Purchaser (or the Parent, as applicable) shall:

(i)    on the date of commencement of the Offer, file with the SEC a tender offer statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”), which shall contain an offer to purchase and a related letter of transmittal, summary advertisement, notice of guaranteed delivery and other ancillary offer documents pursuant to which the Offer shall be made (such Schedule TO and the documents included therein pursuant to which the Offer shall be made, together with any supplements or amendments thereto, the “Offer Documents”);

(ii)    within five (5) Business Days following the date of this Agreement, issue a circular (the “Circular”) to its shareholders and a notice calling a general meeting of its shareholders (the “Notice of GM”) on 20 clear days’ notice at which the shareholders shall be asked to resolve (A) to authorize the allotment and issue of the Stock Consideration (the “Parent Shareholder Approval”), (B) amend the existing articles of association of the Parent; (C) consolidate every 10 issued ordinary shares of £0.01 each in the capital of the Parent into one ordinary share of £0.10 each in the capital of the Parent; and (D) to authorize the Parent to make off-market purchases of its own shares in pursuance of an off-market buyback agreement to address the payment of cash in retirement of fractional shares and to buy back the one deferred share in the capital of the Parent that is in issue. Parent may abandon the resolutions described in paragraphs (B), (C) and (D) in this Section 1.1(g)(ii) with the consent of the Company, such consent which shall not be unreasonably withheld, conditioned or delayed. Each of Parent and Purchaser shall provide the Company and its counsel with a reasonable opportunity to review and comment on the Circular and Notice of GM prior to issuance, and give reasonable consideration to any timely comments thereon made by the Company or its counsel;

(iii)    take all steps necessary to cause the Offer Documents to be disseminated to holders of Shares, as and to the extent required by applicable securities Laws;

(iv)    provided that the Company has not effected a Company Adverse Change Recommendation and has complied with its obligations in Section 1.1(g)(vii). Parent shall use its reasonable best efforts to prepare and file with the SEC by a target date of October 5, 2017, a registration statement on Form F-4 to register under the Securities Act, the offer and sale of Parent Common Stock pursuant to the Offer and the First Merger (the “Registration Statement”), which shall include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act (together with any amendments thereof or supplements thereto, the “Offer Prospectus”);

(v)    until the termination of this Agreement in accordance with ARTICLE 8, with the Company’s reasonable cooperation, use its reasonable best efforts to (i) have the Registration Statement declared effective under the Securities Act as promptly as practicable after its filing, (ii) ensure that the Registration Statement and the Offer Documents comply in all material respects with the applicable provisions of the Securities Act and the Exchange Act, and (iii) keep the Registration Statement effective for so long as necessary to complete the First Merger; and

(vi)    notify the Company promptly of the time when the Registration Statement has become effective or any supplement or amendment to the Registration Statement has been filed, and of the issuance of any stop order or suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Offer or the First Merger for offering or sale in any jurisdiction.

(vii)    Unless the Company Board shall have effected a Company Adverse Change Recommendation in accordance with Section 6.1(b), the Company shall promptly furnish in writing to Parent and Purchaser information concerning the Company, its Subsidiaries, and the holders of Shares that is required by applicable Law or otherwise reasonably advisable to be included in the Offer Documents and the Registration Statement so as to enable Parent and Purchaser to comply with their obligations under this Section 1.1(g). The Company agrees to use reasonable best efforts to cause the Company’s current and former accountants to promptly deliver to Parent and Purchaser duly executed consents of such accountants to allow Parent and Purchaser to include or incorporate by reference in the Registration Statement the Company’s financial statements and such accountants’ report therein. Parent, Purchaser and the Company shall cooperate in good faith to determine the information regarding the Company that is necessary or reasonably advisable to include in the Offer Documents and the Registration Statement in order to satisfy applicable Laws. Each of Parent, Purchaser and the Company shall promptly correct any information provided by it or any of its respective Representatives for use in the Offer Documents and the Registration Statement if and to the extent that such information shall have become false or misleading in any material respect. To the extent permitted by applicable Law, Parent and Purchaser shall have no responsibility with respect to any information supplied by the Company for inclusion or incorporation by reference in the Offer Documents and the Registration Statement. Parent and Purchaser shall, with the Company’s cooperation, take all reasonable steps to cause the Offer Documents and the Registration Statement, as so corrected, to be filed with the SEC and to be disseminated to the holders of shares of the Shares, in each case as and to the extent required by applicable Laws, or by the SEC or its staff.

(viii)    Parent shall cause the Registration Statement and the Offer Documents to comply as to form and substance in all material respects with requirements of applicable Law. Each of Parent and Purchaser shall (A) provide the Company and its counsel with a reasonable opportunity to review and comment on the Offer Documents and the Registration Statement (and any amendments or supplements to any of the foregoing) prior to the filing thereof with the SEC, and give reasonable consideration to any timely comments thereon made by the Company or its counsel, (B) promptly notify the Company of the receipt of, and promptly provide the Company copies of, all comments from, and all correspondence with, the SEC or its staff with respect to any Offer Document or the Registration Statement and promptly notify the Company of any request by the SEC or its staff for any amendment or supplement thereto or for additional information, (C) provide the Company and its counsel with a reasonable opportunity to review and comment on any proposed correspondence between it or any of its Representatives on the one hand and the SEC or its staff on the other hand with respect to any Offer Document or the Registration Statement and give reasonable consideration to any timely comments thereon made by the Company or its counsel, and (D) promptly provide the Company with final copies of any correspondence sent by it or any of its Representatives to the SEC or its staff with respect to any Offer Document or the Registration Statement, and of any amendments or supplements to any Offer Document or the Registration Statement. Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Stock pursuant to the Offer and the First Merger, and will pay all expenses thereto, and the Company shall timely furnish all information concerning the Company and the holders of the Shares as may be reasonably requested in connection with any such actions.

Section 1.2    Company Actions.

(a)    The Company hereby approves of and consents to the Offer, the First Merger, the Second Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”).

(b)    On the date of the filing of the Schedule TO with the SEC, the Company shall file with the SEC and disseminate to holders of Shares, to the extent required by Rule 14d-9 under the Exchange Act and any other applicable Law, a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”) that shall contain (i) the Company Board Recommendation (subject to Section 6.1(b)), and the Company hereby consents to the inclusion in the Offer Documents and the Registration Statement of the Company Board Recommendation (unless the Company Board shall have previously effected a Company Adverse Change Recommendation in accordance with Section 6.1(b)); (ii) the opinion of the financial advisor referred to in Section 3.22; (iii) a fair summary of the financial analysis conducted by such financial advisor in accordance with applicable Law; and (iv) the notice and other information required by Section 262(d)(2) of the DGCL. The Company shall cause the Schedule 14D-9 (A) to comply in all material respects with the Exchange Act and other applicable Laws and (B) on the date first filed with the SEC and on the date first published, sent or given to the holders of Shares, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that no covenant is made by the Company with respect to information supplied by or on behalf of Parent or Purchaser in writing specifically for inclusion in the Schedule 14D-9. Each of the Company, Parent and Purchaser shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information will have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable Laws. Parent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 and any amendments and supplements thereto prior to filing such documents with the SEC or dissemination of such documents to the holders of Shares. The Company shall provide Parent and Purchaser and its counsel with a copy of any written comments or telephonic notification of any oral comments that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments (and shall give Parent prompt telephonic notice of any material discussions with the SEC staff), shall consult with Parent and Purchaser and their counsel prior to responding to such comments, and shall provide to Parent and Purchaser and their counsel a copy of any written responses thereto and telephonic notice of any oral responses or discussions with the SEC staff. Notwithstanding the foregoing, the obligations of the Company in the preceding two sentences of this Section 1.2(b) shall not apply from and after the time the Company Board effects a Company Adverse Change Recommendation in accordance with Section 6.1(b) or (c).

(c)    In connection with the Offer, the Company shall (and shall instruct its transfer agent to) furnish Purchaser or its designated agent promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock as of a recent date, together with copies of all lists of stockholders and security position listings as of a recent date, and shall furnish to Purchaser such information and assistance (including updated lists of stockholders and security position listings) as Parent or Purchaser may reasonably request in communicating the Offer to the holders of Shares. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents, the Registration Statement and any other documents necessary to consummate the Transactions, Parent and Purchaser shall, until the consummation of the Offer, hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the First Merger and, if this Agreement is terminated, shall, upon request, deliver to the Company all copies of such information then in their possession.

(d)    The Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause its Representatives to, at the sole expense of the Parent, provide such cooperation as may reasonably be requested by Parent in connection with the financing of the Transactions, including reasonable cooperation in providing due diligence information to potential financing sources, participating in lender meetings and rating agency presentations, assisting in the preparation of offering and related documents and, contingent upon the consummation of the Transactions, executing loan documentation and providing or obtaining ancillary certificates, comfort letters and legal opinions.

Section 1.3    The Mergers. Upon the terms and subject to the conditions set forth in this Agreement, and as soon as practicable following the consummation of the Offer in accordance with the DGCL (including Section 251(h)), (a) Purchaser shall be merged with and into the Company, in accordance with the DGCL (including Section 251(h)) at the Effective Time (as defined below), whereupon the separate existence of Purchaser will cease, with the Company surviving the First Merger (the Company, as the surviving entity in the First Merger, sometimes being referred to herein as the “First Surviving Corporation”), such that following the First Merger, the First Surviving Corporation will be a wholly owned direct subsidiary of Parent, (b) immediately thereafter, and as part of the same plan, at the Second Effective Time (as defined below), in accordance with the DGCL, the First Surviving Corporation shall be merged with and into Merger Sub Two, whereupon the separate corporate existence of the First Surviving Corporation will cease with Merger Sub Two surviving the Second Merger (Merger Sub Two, as the surviving entity of the Second Merger, sometimes being referred to herein as the “Surviving Corporation”) such that following the Second Merger, the Surviving Corporation will be a wholly owned direct subsidiary of Parent, and (c) immediately thereafter, and as part of the same plan, all issued and outstanding shares of Merger Sub Two shall be transferred to RhythmOne (US) Holding, Inc. The Mergers shall have the effects provided in this Agreement and as specified in the DGCL. The First Merger shall be governed by Section  251(h) of the DGCL.

Section 1.4    Effects of the Mergers. The Mergers will have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, (a) at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the First Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the First Surviving Corporation, all as provided under the DGCL and (b) at the Second Effective Time, all of the property, rights, privileges, powers and franchises of the First Surviving Corporation and Merger Sub Two shall vest in the Surviving Corporation, and all debts, liabilities and duties of the First Surviving Corporation and Merger Sub Two shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL.

Section 1.5    Closing. The closing of the Mergers (the “Closing”) shall take place at 8:00 a.m. (East Coast time) on the same date as the Offer Acceptance Time, except if the condition set forth in Section 7.1 will not be satisfied or waived by such date, in which case on no later than the first Business Day on which Section 7.1 is satisfied or waived, at the offices of Torys LLP, 1114 Avenue of the Americas, 23rd Floor, New York, New York 10036, unless another time, date or place is agreed to in writing by the parties hereto (such date upon which the Closing occurs, the “Closing Date”).

Section 1.6    Effective Time. As soon as practicable on the Closing Date, the Parties shall cause (a) a certificate of merger with respect to the First Merger (the “First Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) as provided under the DGCL and make any other filings, recordings or publications required to be made by the Company or Purchaser under the DGCL in connection with the First Merger, and (b) following the filing of the First Certificate of Merger, a certificate of merger with respect to the Second Merger (the “Second Certificate of Merger”, and together with the First Certificate of Merger, the “Certificates of Merger”) to be duly executed and filed with the Delaware Secretary as provided under the DGCL and make any other filings, recordings or publications required to be made by the First Surviving Corporation or Merger Sub Two under the DGCL in connection with the Second Merger. The First Merger shall become effective at such time as the First Certificate of Merger is duly filed with the Delaware Secretary or on such later date and time as shall be agreed to by the Company and Parent and specified in the First Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”). The Second Merger shall become effective at such time as the Second Certificate of Merger is duly filed with the Delaware Secretary or on such later date and time as shall be agreed to by the Company and Parent and specified in the Second Certificate of Merger (such date and time being hereinafter referred to as the “Second Effective Time”). The Effective Time shall, in all events, precede the Second Effective Time.

Section 1.7    Organizational Documents; Directors and Officers.

(a)     At the First Effective Time (and subject to Section 6.7), the amended and restated certificate of incorporation of Merger Sub One and the bylaws of Merger Sub One shall serve as the certificate of incorporation and the bylaws, respectively of the First Surviving Corporation until thereafter amended and provided therein or by applicable Law.

(b)    At the Second Effective Time (and subject to Section 6.7), the amended and restated certificate of incorporation as set forth in Exhibit C-1 hereto and the bylaws of Merger Sub Two as in effect immediately prior to the Second Effective Time as set forth in Exhibit C-2 hereto, shall be the certificate of incorporation and bylaws of the Surviving Corporation, until thereafter amended in accordance with applicable Law and the applicable provisions of such certificate of incorporation and bylaws.

(c)    Subject to applicable Law, the directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the First Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of Purchaser immediately prior to the Effective Time, from and after the Effective Time, shall continue as the officers of the First Surviving Corporation. Subject to applicable Law, the directors of Merger Sub Two immediately prior to the Second Effective Time shall be and become the directors of the Surviving Corporation as of the Second Effective Time. Except as otherwise determined by Parent prior to the Second Effective Time, the officers of the First Surviving Corporation immediately prior to the Second Effective Time, from and after the Second Effective Time, shall be the officers of the Surviving Corporation and shall hold office until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal.

Section 1.8    Tax Consequences. The Offer and the Mergers, taken together, may qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is intended that the Second Merger, whether standing alone or together with the Offer and the First Merger, will so qualify; in either case, this Agreement is intended to constitute, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and Treas. Reg. Sec. 1.368-2(g). None of the parties to this Agreement makes any representation regarding whether the Offer and the Mergers, taken together, will so qualify.

Section 1.9    Further Action. Each of the Company, Parent and Merger Subs agree to take all necessary actions to cause the First Merger to become effective as soon as practicable following the Acceptance Time without a meeting of the stockholders of the Company, as provided in Section 251(h) of the DGCL and upon the terms and subject to the conditions of this Agreement. In furtherance, and without limiting the generality of the foregoing, none of the Company, Parent or Purchaser shall, and each of the Company, Parent and Purchaser shall cause their respective Subsidiaries and Representatives not to, take any action that could render Section 251(h) of the DGCL inapplicable to the First Merger. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company or the Merger Subs, the officers and directors of the Surviving Corporation are fully authorized in the name of the Company and each Merger Sub or otherwise to take, and shall take, all such lawful and necessary action.

Section 1.10    Parent Board of Directors. On or immediately after the Closing Date, the Board of Directors of Parent (the “Parent Board”) shall take such reasonable actions as are necessary under the articles of association of Parent and applicable Law (i) to appoint two (2) individuals as directors of Parent who are designated by the Company, who shall initially be Eric Singer and John Mutch (the “Company Nominees”), subject to the prior approval and acceptance of the Board of Directors of Parent acting reasonably and to the completion by Parent’s nominated advisor of due diligence checks to its satisfaction on each Company Nominee and (ii) provide for a Parent Board at such time that is comprised of a total of seven directors; provided, however, that if, prior to the Effective Time, any individual designated as a Company Nominee is unable or unwilling to serve on the Board of Directors of Parent as a result of illness, death, resignation or any other reason, the Company shall designate another individual to serve in such person’s place. As of the Agreement Date, Parent is not aware of any reason why Mr. Singer or Mr. Mutch would not be eligible to serve on the Parent Board. On or immediately after the Closing Date, the Board of Directors of Parent shall appoint an individual designated by the Company, who shall initially be Eric Singer, as the chairman of the Board of Directors of Parent subject again to the prior approval of the Board of Parent acting reasonably; provided, however, that in the event that, prior to the Effective Time, Mr. Singer is unable or unwilling as a result of illness, death, resignation or any other reason, to serve as the chairman of the Board of Directors of Parent, the Company shall designate another individual to so serve. Any substitute nominee that is nominated by the Company will be subject to the prior approval and acceptance of the Board of Directors of Parent acting reasonably and to the completion by Parent’s nominated advisor of due diligence checks to its satisfaction on any such substitute nominee. The Company Nominees shall serve as directors of Parent until the first annual meeting of shareholders of Parent following the Closing. The Board of Directors of Parent shall, subject to compliance with their fiduciary duties, cause the Company Nominees to be nominated and recommended for election as directors of Parent at the first annual meeting of Parent following the Closing.

Section 1.11    Adjustment for stock split, stock dividend, etc.. If, between the date hereof and the date on which any Shares are accepted for payment and paid for pursuant to the Offer, the Shares are changed (or a record date for such change occurs) into a different number or class of shares by reason of any division or subdivision of shares, stock dividend, consolidation of shares, stock split, reclassification, recapitalization or similar transaction, then the Stock Consideration shall be appropriately and proportionately adjusted, taking into account the record and payment or effective dates, as the case may be, for such transaction. If, between the date hereof, and the date on which any Shares are accepted for payment and paid for pursuant to the Offer, the outstanding Parent Stock is changed (or a record date for such change occurs) into a different number or class of shares by reason of any division or subdivision of shares, stock dividend, consolidation of shares, stock split, reclassification, recapitalization or other similar transaction, then the Stock Consideration shall be appropriately and proportionately adjusted, taking into account the record and payment or effective dates, as the case may be, for such transaction.

ARTICLE 2

CONVERSION OF SECURITIES; EXCHANGE PROCEDURES

Section 2.1    Effect on Capital Stock.

(a)    Conversion of Purchaser Capital Stock. Subject to the terms hereof, at the Effective Time, by virtue of the First Merger and without any action on the part of Parent, Purchaser, the Company or any holder of shares of Purchaser common stock, each share of Purchaser common stock shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the First Surviving Corporation. From and after the Effective Time, all certificates representing shares of Purchaser common stock shall be deemed for all purposes to represent the number of shares of common stock of the First Surviving Company into which they were converted in accordance with the immediately preceding sentence.

(b)    Conversion of Company Common Stock. Subject to the terms hereof, at the Effective Time, by virtue of the First Merger and without any action on the part of Parent, Purchaser, the Company or any holder of Shares:

(i)    Subject to Section 2.1(b)(iii), each Share issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares or Appraisal Shares) shall be canceled and converted automatically into the right to receive the Transaction Consideration, subject to any withholding of Taxes required by applicable Laws. As of the Effective Time, all such Shares will no longer be outstanding and will automatically be canceled and will cease to exist, and each holder of a Share will cease to have any rights with respect thereto, except the right to receive the Transaction Consideration upon surrender of the Certificate or uncertificated Shares (the “Uncertificated Shares”) in accordance with Section 2.2, without interest.

(ii)    Each Share held in the treasury of the Company and each Share owned by Purchaser, Parent or any wholly-owned Subsidiary of Parent or of the Company immediately prior to the Effective Time will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto (such canceled shares, the “Excluded Shares”).

(c)    Conversion of Merger Sub Two Capital Stock. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of any of the parties or holders of any securities of the First Surviving Company or of Merger Sub Two, (i) each share of Merger Sub Two common stock issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as a share of capital stock of the Surviving Corporation and (ii) all shares of common stock of the First Surviving Company shall no longer be outstanding and shall automatically be cancelled and shall cease to exist without any consideration being payable therefor.

Section 2.2    Payment for Securities; Surrender of Certificates.

(a)    Exchange Agent. Prior to the Effective Time, Parent shall designate a bank or trust or payment company to act as the paying agent for purposes of effecting the payment and distribution of the Transaction Consideration in connection with the Offer and the Mergers (the “Exchange Agent”). Promptly after the Effective Time, Parent shall deposit with such Exchange Agent, the Transaction Consideration to pay for the Shares (the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose.

(b)    Exchange Procedures. As soon as reasonably practicable after the Effective Time but in any event not later than five Business Days thereafter, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”) and each holder of record of Uncertificated Shares, in each case whose Shares were converted into the right to receive the Transaction Consideration pursuant to Section 2.1(b)(i): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or the Uncertificated Shares shall pass, only upon delivery of the Certificates or the transfer of the Uncertificated Shares to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify); and (ii) instructions for use in surrendering the Certificates or transfer of the Uncertificated Shares in exchange for the Transaction Consideration. Each holder of record of Shares that have been converted into the right to receive the Transaction Consideration will be entitled to receive the Transaction Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share, upon (x) surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, or (y) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), in the case of a book-entry transfer of Uncertificated Shares. Upon payment of the Transaction Consideration pursuant to the provisions of this ARTICLE 2, each Certificate or Uncertificated Share so surrendered or transferred will forthwith be canceled.

(c)    Transfers of Ownership. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered or the Uncertificated Shares so transferred is registered if such Certificate will be properly endorsed or otherwise be in proper form for transfer or such Uncertificated Shares will be properly transferred and the Person requesting such issuance will pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of record of such Certificate or Uncertificated Shares or establish to the satisfaction of Parent that such Tax has been paid or is not applicable.

(d)    No Further Ownership Rights in Company Common Stock. Each Certificate and each Uncertificated Share will be deemed at any time after the Effective Time to represent only the right to receive upon surrender in accordance with this Section 2.2 the Transaction Consideration into which the Shares will have been converted pursuant to Section 2.1. No interest will be paid or will accrue on any consideration payable to holders of Certificates or Uncertificated Shares pursuant to the provisions of this ARTICLE 2. The Transaction Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this ARTICLE 2 will be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates or Uncertificated Shares, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such Shares in accordance with the terms of this Agreement or prior to the Agreement Date and that remain unpaid at the Effective Time, and there will be no further registration of transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they will be canceled and exchanged as provided in this ARTICLE 2, except as otherwise provided by Law.

(e)    Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Uncertificated Shares one (1) year after the Effective Time shall be delivered to the Surviving Corporation, upon demand to hold as bare trustee, and any such holders who have not theretofore complied with this ARTICLE 2 will thereafter look only to the Surviving Corporation for payment of their claim for the Transaction Consideration (subject to abandoned property, escheat or other similar Laws).

(f)    No Liability. None of Parent, Merger Subs, the Company or the Exchange Agent will be liable to any Person in respect of any consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Uncertificated Shares shall not have been exchanged in accordance with this ARTICLE 2 prior to five (5) years after the Effective Time (or immediately prior to such earlier date on which any amounts payable pursuant to this ARTICLE 2 would otherwise escheat to or become the property of any Governmental Authority), any such amounts will, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(g)    Lost, Stolen or Destroyed Certificates. If any Certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate (which will not exceed the Transaction Consideration payable with respect to such Certificate), the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Transaction Consideration with respect thereto pursuant to this Agreement.

(h)    Tax Withholding. Each of the Surviving Corporation, Parent and Purchaser shall be entitled to deduct and withhold (or cause the Exchange Agent to deduct and withhold) from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Options or RSUs such amounts as it is required to deduct and withhold with respect to the making of such payment under the applicable tax Law. Each payor shall take all action that may be necessary to ensure that any such amounts so withheld are promptly and properly remitted to the appropriate Governmental Authority. To the extent that amounts are so withheld and paid to the appropriate Governmental Authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Options or RSUs in respect of which such deduction and withholding was made.

Section 2.3    Treatment of Options; RSUs.

(a)    Options.

(i)    Each Unvested Option with an exercise price less than the Transaction Consideration Value that is outstanding immediately prior to the Effective Time and is held by a Continuing Service Provider shall, as of the Effective Time, by virtue of the First Merger and without any action on the part of any holder of such Unvested Option, cease to represent an option to purchase shares of Company Common Stock and shall be converted into a Parent Option equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Unvested Option immediately prior to such time and (y) the Equity Award Conversion Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Company Common Stock of such Unvested Option immediately prior to the Effective Time divided by (B) the Equity Award Conversion Ratio; provided, however, that the conversion of the Unvested Options as provided in this Section 2.3 shall in any event be done in a manner consistent with the requirements of Section 409A of the Code; provided further, that in the case of any Unvested Option to which Section 422 of the Code applies, the conversion of such option shall be done in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Following the time of the conversion contemplated above, each such Unvested Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to such Option immediately prior to the

Effective Time. Each Unvested Option that is outstanding immediately prior to the Effective Time and is held by a Person that is not a Continuing Service Provider shall not be assumed by Parent and shall, by virtue of the First Merger and without any action on the part of any holder thereof, be cancelled and have no further effect following the Effective Time.

(ii)    Each Vested Option with an exercise price less than the Transaction Consideration Value that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, by virtue of the First Merger and without any action on the part of any holder of such Vested Option, cease to represent an option to purchase shares of Company Common Stock and shall be converted into a number of shares of Company Common Stock equal to (x) the aggregate number of shares of Company Common Stock issuable upon the exercise in full of such Vested Option, minus (y) the Net Exercise Amount in respect of such Vested Option (which represents the exercise price of the Vested Option plus any applicable withholding taxes, which shall paid to the appropriate Governmental Authority and treated for all purposes of this Agreement as having been paid to the holder of the Vested Option). The shares of Company Common Stock resulting from such conversion shall be considered outstanding shares of Company Common Stock for all purposes under this Agreement (including the Minimum Tender Condition) and treated as set forth in Section 2.1 above.

(iii)    Each Option with an exercise price that is not less than the Transaction Consideration Value that is outstanding immediately prior to the Effective shall not be assumed by Parent and shall, by virtue of the Merger and without any action on the part of any holder thereof, be cancelled and have no further effect following the Effective Time.

(b)    RSUs.

(i)    Each RSU awarded in respect of shares of Company Common Stock granted under an Employee Benefit Plan that is outstanding as of the Effective Time shall, by virtue of the occurrence of the First Merger and without any action on the part of any holder of such RSU, as of the Effective Time, cease to represent a restricted stock unit denominated in shares of Company Common Stock and shall be converted into a Parent RSU. The number of shares of Parent Common Stock subject to each such Parent RSU shall be equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such RSU immediately prior to the Effective Time and (y) the Equity Award Conversion Ratio. Following the Effective Time, each such Parent RSU shall continue to be governed by the same terms and conditions (including vesting terms) as were applicable to the applicable RSU immediately prior to the Effective Time.

(ii)    Notwithstanding anything in this Agreement to the contrary, if a RSU is subject to an agreement with an individual holder in effect as of the date hereof that provides that such RSU shall be settled in connection with a change of control involving the Company (without the required occurrence of termination or any other event), or if a RSU otherwise becomes vested on or before the Effective Time (and has not already been settled), such RSU shall be treated as set forth in Section 2.1 above. Any applicable Taxes required to be withheld with respect to the settlement of RSUs at the Effective Time shall be withheld from the Parent shares that would otherwise be issued on settlement.

(c)    Prior to the Effective Time, the Company Board or the appropriate committee thereof shall adopt resolutions and shall take all such other actions as are necessary to effectuate the treatment of the Options and RSUs (collectively, the “Company Stock Awards”) as contemplated by this Section 2.3. Parent shall register the shares of Parent Common Stock issuable pursuant to Parent Options and Parent RSUs as promptly as practicable, and no later than ten (10) Business Days, after the Closing Date. Parent shall maintain the effectiveness of such registration statement until at least the earlier of, the date that no Parent Options or Parent RSUs remain outstanding and the one year anniversary of Closing. Parent shall reserve a sufficient number of shares of Parent Common Stock for issuance upon exercise or settlement thereof.

(d)    As soon as reasonably practicable following the date of this Agreement and in any event prior to the Offer Acceptance Time, the Company shall take all actions, including obtaining any necessary determinations and resolutions of the Company Board or a committee thereof and, if appropriate, amending the terms of the Company Employee Stock Purchase Plan (the “ESPP”) that may be necessary or required under the ESPP and Law, to ensure that (A) except for the six-month offering period under the ESPP that commenced on August 20, 2017 (the “Final Offering”), no offering period shall be authorized or commenced on or after the date of this Agreement; (B) if, with respect to the Final Offering, the Offer Acceptance Time shall occur prior to February 19, 2018 (which is the Purchase Date, as defined in the ESPP), (i) each individual participating in the Final Offering shall receive notice of the transactions contemplated by this Agreement no later than ten (10) Business Days prior to the Offer Acceptance Time, (ii) the ESPP shall terminate in its entirety immediately prior to the Offer Acceptance Time, and (iii) each ESPP participant’s accumulated contributions under the ESPP shall be refunded to the relevant participant without interest (except as otherwise required by local laws) as promptly as practicable following such termination and shall not be used to purchase shares of Company Common Stock; and (C) no further rights shall be granted or exercised under the ESPP after its termination.

(e)    Following written notice from Parent delivered not less than ten (10) Business Days prior to the Effective Time, at or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take all steps necessary to (i) cause all stock plans of the Company to terminate at or prior to the Effective Time and (ii) ensure that from and after the Effective Time, none of Parent, the Merger Subs, the Company or any of their successors or Affiliates will be required to deliver shares of Company Common Stock or other capital stock of the Company to any Person pursuant to or in settlement of awards pursuant thereto.

Section 2.4    Appraisal Shares. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Expiration Time that are held by any Person who (i) is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) and (ii) as of the Expiration Time, has neither effectively withdrawn nor lost such Person’s rights to such appraisal and payment under the DGCL with respect to such Shares (“Appraisal Shares”), will not be converted into the right to receive Transaction Consideration as provided in Section 2.1(b)(i), but rather the holders of Appraisal Shares will be entitled to be paid the fair value of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder will fail to perfect or otherwise will waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares will cease and such Appraisal Shares will be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Transaction Consideration as provided in Section 2.1(b)(i). The Company shall give Parent prompt notice (and in no event more than two (2) Business Days) of (i) any demand received by the Company for appraisal of Shares (and shall give Parent the opportunity (at Parent’s election) to direct and control all negotiations and proceedings with respect to any such demand) and (ii) any notice of exercise by any holder of Shares of appraisal rights in accordance with the DGCL. The Company shall not (and shall not agree to), without the prior written consent of Parent, voluntarily make any payment with respect to, or settle, or offer to settle, any such demands or applications, or waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as expressly disclosed in the Company’s Annual Report filed on Form 10-K on March 10, 2017 and the Company SEC Reports filed by the Company with the SEC after such date but is publicly available at least one (1) Business Day prior to the Agreement Date (each, an “Available Company SEC Document”) (but (A) without giving effect to any amendment thereof filed with the SEC on or after the Agreement Date and (B) excluding any disclosure contained in such Available Company SEC Documents under the heading “Risk Factors”, “Cautionary Note Regarding Forward-Looking Statements” or similar heading and other disclosures that are similarly predictive, cautionary or forward-looking in nature) or (ii) as set forth in the disclosure letter previously delivered by the Company to Parent (the “Company Disclosure Letter”) (with each exception set forth in the Company Disclosure Letter being identified by reference to, or grouped under a heading referring to, a specific individual section or subsection of this Agreement and relating only to such section or subsection) (it being understood and hereby agreed that any disclosure in the Company Disclosure Letter relating to one Section or subsection shall also apply to any other Sections and subsections if and to the extent that it is reasonably apparent on the face of such disclosure (without reference to the underlying documents referenced therein) that such disclosure also relates to such other Sections or subsections), the Company hereby represents and warrants to Parent and the Merger Subs as follows:

Section 3.1    Organization and Qualification.

(a)    Each of the Company and the Company Subsidiaries is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the applicable Laws of the jurisdiction of its incorporation or organization. Each of the Company and the Company Subsidiaries has all requisite power and authority necessary to enable it to own, operate and lease its properties and to conduct its business as currently conducted and currently planned to be conducted. Each of the Company and the Company Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where any failure to be so qualified or in good standing, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b)    Except as may be amended after the Agreement Date in accordance with Section 5.1, the copies of the certificate of incorporation and bylaws of the Company which are incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 are complete and correct copies of such documents and contain all amendments thereto as in effect on the Agreement Date. Section 3.1(b) of the Company Disclosure Letter sets forth an accurate and complete list of the directors and officers of the Company, as of the Agreement Date.

Section 3.2    Capitalization.

(a)    The authorized capital stock of the Company consists of (i) 200,000,000 Shares and (ii) 30,000,000 shares of preferred stock, par value $0.001 per share, (“Company Preferred Stock”).

As of 5:00 p.m., Eastern time, on August 31, 2017 (the “Capitalization Date”): (i) 34,696,961 Shares were issued and outstanding (which excludes 2,335,144 Shares held by the Company as treasury shares); (ii) no shares of Company Preferred Stock were issued and outstanding; and (iii) no Shares were held by the Company in its treasury or by any Company Subsidiary. Such issued and outstanding Shares have been duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive rights. During the period from the Capitalization Date to the Agreement Date, (A) there have been no issuances by the Company of shares of capital stock of the Company other than issuances of Company Common Stock pursuant to the exercise of Options and vesting of RSUs outstanding on such date and (B) there have been no issuances or grants of Options, RSUs or warrants or other rights to acquire capital stock of the Company.

(b)    As of the Capitalization Date, (i) there were outstanding Options to purchase 3,274,916 Shares pursuant to the Stock Plans, (ii) there were 1,716,542 Shares subject to issuance pursuant to RSUs granted and outstanding pursuant to the Stock Plans, (iii) 4,600,736 Shares were reserved for issuance under the Stock Plans (including upon exercise of the Options and RSUs), (iv) 100,000 Shares are estimated to be subject to outstanding purchase rights under the ESPP (assuming that the closing price per Share as reported on the purchase date for the current offering period was equal to the Transaction Consideration, and (v) 396,372 Shares are reserved for future issuance under the ESPP (including Shares estimated in clause (iv) above).

(c)    Section 3.2(c) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the Capitalization Date, of all outstanding Options, RSUs, and other rights to purchase or receive Shares granted under the Stock Plans, any sub-plan thereto, or otherwise, and, for each such Option, RSU and other right, the number of Shares subject thereto, the terms of vesting (including any performance-based vesting and the extent that it will become accelerated as a result of the Mergers, either alone or in connection with any other event) and vested status, the grant and expiration dates, the exercise price, if applicable, the name of the holder thereof, whether such Option is an “incentive stock option” as defined in Section 422 of the Code, a non-qualified stock option or otherwise, whether such Option may be early exercised (i.e., prior to vesting), the jurisdiction in which the award was granted, if applicable, the form of award agreement under which the grant was made, and the Stock Plan under which the grant was made. There are no equity award plans, agreements or similar arrangements other than the Stock Plans. The Options satisfy the requirements of Treasury Regulation Section 1.409A-1(b)(5)(i)(A) and the RSUs are exempt from Section 409A of the Code. Each Option has an exercise price at least equal to the fair market value of the Company Common Stock on a date no earlier than the date of the corporate action authorizing the grant, and no Option has had its exercise date or grant date “back dated.”

(d)    The Company has Made Available to Parent complete and accurate copies of the following, each only to the extent they pertain to currently outstanding Options, RSUs and other rights to purchase or receive Shares (A) the Stock Plans, (B) forms of stock option agreements evidencing Options, any Option agreement providing for accelerated vesting, extended exercise periods (post-termination or otherwise) or other similar bespoke terms that materially differ from the form Option agreement from which such award is based, (C) forms of agreements evidencing RSUs, any RSU agreement providing for accelerated vesting, extended exercise periods (post-termination or otherwise) or other similar bespoke terms that materially differ from the form RSU agreement from which it is based, and (D) forms of agreements evidencing any other equity or equity-linked award or compensation arrangement to which the Company or a Company Subsidiary is a party or otherwise bound.

(e)    There are no outstanding contractual obligations of the Company of any kind to redeem, purchase or otherwise acquire any outstanding shares of capital stock of the Company. Other than the Company Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or, other than the outstanding Options, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in Section 3.2(a) and Section 3.2(b) and except for shares of Company Common Stock issued since the Capitalization Date pursuant to the exercise of Options and vesting of RSUs outstanding on the Capitalization Date, (i) no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, and (ii) there are no outstanding securities, options, restricted shares, stock appreciation rights, performance shares, performance share units, phantom stock, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound obligating the Company or any of the Company Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of the Company Subsidiaries or obligating the Company or any of the Company Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

(f)    Except as contemplated by this Agreement or described in this Section 3.2, and except to the extent arising pursuant to applicable state takeover or similar Laws, there are no (i) voting trusts or other agreements or understandings to which the Company or any of the Company Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company, (ii) registration rights, preemptive rights, anti-dilutive rights or rights of first refusal with respect to any equity security of any class of the Company or (iii) rights agreement, “poison pill” anti-takeover plan or other similar agreement to which the Company or any of the Company Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company.

Section 3.3    Authorization; No Conflict; Consents.

(a)    The Company has all requisite corporate power and authority to enter into and deliver this Agreement and to perform and carry out its obligations hereunder and to consummate the Transactions, including the Offer and the Mergers. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions have been duly and validly authorized by the Company Board. No other corporate proceedings on the part of the Company or any of the Company Subsidiaries are necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Subs, constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency or similar Laws affecting the enforcement of creditors rights generally and equitable principles of general applicability.

(b)    The Company Board, at a meeting duly called and held prior to the execution and delivery of this Agreement, at which all of the directors of the Company Board were present, unanimously adopted resolutions (i) determining that this Agreement, including the Offer, the Mergers and the other Transactions, are fair to and in the best interests of the Company and its stockholders, (ii) electing that this Agreement and the Transactions be expressly governed by Section 251(h) of the DGCL, (iii) adopting and approving this Agreement, declaring the advisability of this Agreement and approving the Transactions, including the Offer and the Mergers, in accordance with the requirements of the DGCL, (iv) approving the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Mergers, and (v) making the Company

Board Recommendation, in each case, on the terms and subject to the conditions of this Agreement. Assuming the accuracy of the representations and warranties of Parent and the Merger Subs set forth in Section 4.2 and that the First Merger is consummated in accordance with Section 251(h) of the DGCL, the Company Board has taken all actions so that the restrictions applicable to “business combinations” in Section 203 of the DGCL are, and will be, to the extent such restrictions can be rendered inapplicable by the action of the Company Board under applicable Law, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Offer, the Mergers and the other Transactions.

(c)    Neither the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Transactions and compliance with the provisions hereof will (with or without notice or lapse of time, or both) (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or bylaws or other similar organizational documents of the Company or any of the Company Subsidiaries, (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default under, or result in the termination, cancellation of, or give rise to a right of purchase or obligation of payment under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by the Company or any Company Subsidiaries under any of the terms, conditions or provisions of any Contract to which the Company or any Company Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 3.3(d) below, conflict with or violate any judgment, ruling, order, writ, injunction (whether temporary or permanent), or decree (“Judgment”) or any Law applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, other than any such event described in items (ii) or (iii) which, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(d)    Neither the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Transactions will require (with or without notice or lapse of time, or both) any consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, or notification to, any Governmental Authority, except for (i) the pre-merger notification requirements under the HSR Act, and any other applicable Antitrust Laws, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Offer Documents, the Schedule 14D-9 and the Registration Statement (including the Offer Prospectus) with the SEC and any amendments or supplements thereto and declaration of effectiveness of the Registration Statement with the SEC, (iv) the filing of such reports, schedules or materials under the Securities Act or the Exchange Act as may be required in connection with this Agreement and the Transactions, (v) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable securities Laws and the rules and regulations of the NYSE, and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not, and would not reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(e)    Assuming that the First Merger is consummated in accordance with Section 251(h) of the DGCL, no vote of the holders of any class or series of the Company’s capital stock or other securities is necessary for the adoption of this Agreement or for the consummation by the Company of the First Merger.

Section 3.4    Subsidiaries.

(a)    The Company Subsidiaries and their respective jurisdictions of organization are identified in Section 3.4(a) of the Company Disclosure Letter, which sets forth, as of the Agreement Date, for each Company Subsidiary: (i) its name; (ii) the number and type of its outstanding equity securities and a list of the holders thereof; (iii) its jurisdiction of organization or incorporation, as the case may be; and (iv) its directors and officers. The Company has Made Available to Parent true, correct and complete copies of the certificates of incorporation, bylaws and other similar organizational documents of each Company Subsidiary. There are no other Company Subsidiaries other than the Company Subsidiaries identified in Section 3.4(a) of the Company Disclosure Letter.

(b)    All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Company Subsidiary are, where applicable, duly authorized, validly issued, fully paid and nonassessable, and all such shares, securities or interests are owned by the Company or by a Company Subsidiary free and clear of any Liens, other than Permitted Liens. There are (i) no subscriptions, options, warrants, calls or other similar rights to acquire from the Company or any Company Subsidiary, and (ii) no Contracts to which the Company or any Company Subsidiary is a party or by which any of them are bound, obligating the Company or such Company Subsidiary to issue, in the case of each of clause (i) and (ii), any shares of capital stock or other securities of, or other equity or ownership interests in, or any convertible securities into, or exchangeable for, any shares of capital stock or other securities of, any Company Subsidiary. There are no Contracts to which the Company or any Company Subsidiary is a party or by which any of them are bound requiring the Company or any Company Subsidiary to make contributions to the capital of, or lend or advance funds to, any Company Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Company Subsidiary. There are no voting trusts, proxies or other Contracts to which the Company or any Company Subsidiary is a party or by which any of them are bound with respect to the voting of any capital stock of any Company Subsidiary.

Section 3.5    SEC Reports and Financial Statements.

(a)    Since January 1, 2014, the Company has timely filed or otherwise furnished (as applicable) with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents (collectively, including all exhibits thereto, the “Company SEC Reports”) required to be filed or furnished by the Company with the SEC. As of their respective filing dates, and giving effect to any amendments or supplements thereto filed prior to the Agreement Date, the Company SEC Reports complied in all material respects as to form with the requirements of the Securities Act, the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports, and, except to the extent that information contained in such Company SEC Report has been revised, amended, modified or superseded (prior to the Agreement Date) by a later filed Company SEC Report, none of the Company SEC Reports when filed or furnished (or, if amended or superseded by a filing prior to the Agreement Date, on the date of such amended or superseded filing) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

(b)    The consolidated balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows (including, in each case, any related notes and schedules thereto) of the Company and the Company Subsidiaries contained in the Company SEC Reports

(collectively, the “Company Financial Statements”) (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein or to the extent required by GAAP) and (iii) present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end adjustments).

(c)    With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Company SEC Reports filed since January 1, 2014, the principal executive officer and principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company) have made all certifications required by the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC, and, at the time of filing or submission of each such certification, any such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(d)    As of the Agreement Date, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports. To the Knowledge of the Company, (i) none of the Company SEC Reports is the subject of ongoing SEC review and (ii) there are no inquiries or investigations by the SEC or any Governmental Authority or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company or any Company Subsidiary.

Section 3.6    Books and Records. The books, records and accounts of the Company and each Company Subsidiary have been, and are being fully, properly and accurately maintained in all material respects in accordance with GAAP (to the extent applicable).

Section 3.7    Internal Controls; Sarbanes-Oxley Act.

(a)    The Company has established and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting for the Company and the Company Subsidiaries in accordance with GAAP or applicable Law. The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to provide reasonable assurances (i) that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, and (iii) the prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets. Since January 1, 2014, the Company has disclosed to the Company’s auditors and the audit committee of the Company Board (and made summaries of such disclosures available to Parent) (x) any known material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(b)    Neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any Company Subsidiary has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, (whether written or, to the Company’s Knowledge, oral) that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices. No current or former attorney representing the Company or any Company Subsidiary has reported to the current Company Board or any committee thereof or to any current director or executive officer of the Company evidence of a material violation of securities Laws, breach of fiduciary duty or similar material violation by the Company or any Company Subsidiary, or any of their respective officers, directors, employees or agents.

(c)    To the Knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any Law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable legal requirements of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any Company Subsidiary, has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

(d)    The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

Section 3.8    No Undisclosed Liabilities.

(a)    Except as reflected in the most recent consolidated balance sheet of the Company (or the notes thereto) included in the Company SEC Reports (“Most Recent Balance Sheet”), neither the Company nor any Company Subsidiary has incurred any accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (i) current liabilities incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Balance Sheet, and (ii) those liabilities incurred under this Agreement or in connection with the Transactions, including the Offer and the Mergers.

(b)    Neither the Company nor any Company Subsidiary is a party to, or has any written commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any Company Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any transaction involving, or liabilities of, the Company or any of its subsidiaries in the Company’s or such Company Subsidiary’s published financial statements or other Company SEC Reports.

Section 3.9    Absence of Certain Changes or Events.

(a)    Between December 31, 2016 and the Offer Acceptance Time, there has not been or occurred a Company Material Adverse Effect or any event, condition, change, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; or

(b)    Between December 31, 2016 and the Agreement Date, except as set forth in Section 3.9(b) of the Company Disclosure Letter, there has not been or occurred any event, condition, action or occurrence that, if taken during the period from the Agreement Date through the Effective Time, would constitute a breach of Section 5.1(b).

Section 3.10    Legal Proceedings.

(a)    There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened in writing, against the Company or any of the Company Subsidiaries that (i) are material to the Company, (ii) relates to any Government Authority, or (iii) as of the Agreement Date, challenges the validity or propriety of, or seeks to materially delay or prevent consummation of this Agreement or the Transactions.

(b)    There are no Judgments of any Governmental Authority or arbitrator outstanding against the Company or any of the Company Subsidiaries that, individually or in the aggregate, has been or would reasonably be expected to be material to the Company or that, individually or in the aggregate, would, or would reasonably be expected to, materially delay or prevent the consummation of the Transactions. To the Knowledge of the Company, neither the Company nor any Company Subsidiary is subject to any continuing investigation by any Government Authority.

(c)    Section 3.10(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a description of each current Legal Proceeding or Judgment pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or their respective assets or properties, or any executive officer of the Company or any Company Subsidiary in their capacity as such, or for which the Company or any Company Subsidiary has potential liability (including by virtue of indemnification or otherwise).

Section 3.11    Employee Benefit Plans.

(a)    The Company has Made Available to Parent a true, correct and complete list, as of the Agreement Date, of all material Company Employee Benefit Plans.

(b)    With respect to each material Company Employee Benefit Plan, the Company has Made Available to Parent a true, correct and complete copy of: (i) each written Company Employee Benefit Plan and all amendments thereto, if any, and all related trust documents; (ii) the most recent Annual Report (Form 5500 Series) including all applicable schedules, if any, required under ERISA or the Code in connection with each material Company Employee Benefit Plan (if applicable) and the most recent actuarial or other valuation report, if any; (iii) the most recent actuarial reports (if applicable) for such Company Employee Benefit Plan; (iv) the current summary plan description and any material modifications thereto, if any, or any written summary provided to participants with respect to any such plan for which no summary plan description exists; (v) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service (the “IRS”) (or any other relevant tax authority), if any; (vi) all material administrative service agreements and group insurance Contracts currently in effect relating to each such Company Employee Benefit Plan; (vii) all filings within the past five (5) years under the IRS’ Employee Plans Compliance Resolution System Program or any of its predecessors or the Department of Labor Delinquent Filer Program (or any other similar requirement or obligation operated by any other relevant tax authority); and (viii) all material written notices given to such Company Employee Benefit Plan, the Company, or any Company ERISA Affiliate by the IRS, U.S. Department of Labor, U.S. Pension Benefit Guarantee Corporation, or other governmental agency relating to such Company Employee Benefit Plan. There are no unwritten material Company Employee Benefit Plans.

(c)    Each Company Employee Benefit Plan that is intended to be “tax qualified” (within the meaning of Section 401(a) of the Code) has received a favorable determination letter from the IRS (or, if applicable, an advisory or opinion letter upon which the sponsor of such Company Employee Benefit Plan can rely) that is effective and has not been revoked, and no event has occurred and no condition exists that would reasonably be expected to affect the tax qualified status of any such Company Employee Benefit Plan.

(d)    Each Company Employee Benefit Plan has been operated and administered in all material respects in accordance with its provisions and in compliance with all applicable provisions of ERISA, the Code and any other applicable Law.

(e)    Neither the Company nor any Company ERISA Affiliate has engaged in any non-exempt “prohibited transaction,” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) as a fiduciary or party in interest with respect to any Company Employee Benefit Plan and, to the Knowledge of the Company, no such transaction has occurred or is reasonably expected to occur with respect to any Company Employee Benefit Plan. No Company Employee Benefit Plan currently holds or has ever held “employer securities” (within the meaning of ERISA) or “employer real property” (within the meaning of ERISA) as a plan asset.

(f)    Neither the Company, nor any Company ERISA Affiliate has, at any time, sponsored, contributed to or been obligated to contribute to any plan subject to Title IV of ERISA or Sections 412 or 430 of the Code, any “multiemployer plan” (as defined in Section 3(37) of ERISA or 4001(a)(3) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control (within the meaning of Section 4063 of ERISA).

(g)    No Company Employee Benefit Plan is a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). No Company Employee Benefit Plan provides health or life insurance benefits or coverage following retirement or other termination of employment, except as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state Law.

(h)    All contributions due from the Company or any Company Subsidiary with respect to any of the Company Employee Benefit Plans have been made or have been accrued on the Company Financial Statements, and no further contributions shall be due or shall have accrued thereunder as of the Closing Date (other than contributions accrued in the ordinary course of business, consistent with past practices, after December 31, 2016 as a result of the operations of the Company and the Company Subsidiaries). All contributions due from the Company or any Company Subsidiary with respect to any Company Employee Benefit Plan have been timely made, including, without limitation, any Company Employee Benefit Plan that is qualified under Section 401(a) of the Code and containing a Code Section 401(k) cash or deferred arrangement.

(i)    Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in connection with any other event, contingent or otherwise): (i) result in payment or benefit, including, without limitation, severance, unemployment compensation, bonus, or other incentive payment or benefit (whether in cash, property or otherwise) becoming due under any Company Employee Benefit Plan to any current or former employee, director, officer, individual consultant, or employee of the Company; (ii) result in a payment or benefit under any Company Employee Benefit Plan becoming due to any “disqualified individual” (within the meaning of Section 280G of the Code) that will or would be characterized as an “excess parachute payment” (within the meaning of Section 280G of the Code); (iii) increase any right to benefits under any Company Employee Benefit Plan; or (iv) result in the acceleration, vesting, or funding of any payments or benefits under any Company Employee Benefit Plan.

(j)    There are no loans by the Company or any Company Subsidiary to any of their respective employees, officers, directors or other service providers outstanding in violation of Section 402 of the Sarbanes-Oxley Act or similar applicable Law.

Section 3.12    Tax Matters.

(a)    Tax Returns and Audits.

(i)    Each of the Company and each Company Subsidiary (A) has properly completed and timely filed all material Tax Returns required to be filed by it (taking into account applicable extensions) in the manner prescribed by applicable Law and all such Tax Returns are true, complete and correct in all material respects; and (B) has timely paid in full all material Taxes due and owing by the Company and the Company Subsidiaries. Neither the Company nor any Company Subsidiary has executed any written waiver, except in connection with any ongoing Tax examination, of any statute of limitations on, or extended the period for, the assessment or collection of, any material Tax, in each case that has not since expired.

(ii)    There is no Legal Proceeding currently pending and served or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary in respect of any material Tax or material Tax asset, except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company or any of the Company Subsidiaries. No written claim has been made by a Governmental Authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns alleging that the Company or such Company Subsidiary is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes on any of the assets or properties of the Company or the Company Subsidiaries other than Permitted Liens.

(iii)    Neither the Company nor any Company Subsidiary has received any written notification from the IRS or any other Governmental Authority regarding any Tax issues that (A) are currently pending before the IRS or any other Governmental Authority regarding the Company or any Company Subsidiaries, or (B) have been raised in writing by the IRS or any other Governmental Authority and not yet finally resolved, except in each case as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company or any of the Company Subsidiaries. No Tax Return of the Company or any Company Subsidiary is under audit by the IRS or any other Governmental Authority, and any such past audits (if any) have been completed and fully resolved to the satisfaction of the applicable Governmental Authority conducting such audit, and all Taxes determined by such audit to be due from the Company or any Company Subsidiary have been paid in full to the applicable Governmental Authority. Since January 1, 2016, neither the Company nor any Company Subsidiary has submitted or received any formal and binding letter ruling from the IRS or any comparable formal and binding written ruling from any other Governmental Authority.

(iv)    The Company has established an adequate accrual or reserve for all liabilities from Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) in accordance with GAAP, in respect of the periods or portions thereof prior to December 31, 2016, which accrual or reserve as of December 31, 2016 is fully reflected on the Company Financial Statements. Since December 31, 2016, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(v)    Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income in excess of the amount of net operating loss carryovers that are usable after the Closing, for any taxable period (or portion thereof) ending after the Closing Date as a result of: (A) the application of Section 481 of the Code (or corresponding or similar provisions of state or foreign Tax laws) to transactions, events or accounting methods employed prior to the Closing, (B) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, or (C) any installment sale or open transaction made on or prior to the Closing date.

(b)    Withholding. The Company and each Company Subsidiary have, in all material respects, withheld all Taxes required by applicable Law to be withheld from the wages, salaries, and other payments to employees.

(c)    Certain Transactions and Obligations.

(i)    Neither the Company nor any Company Subsidiary has been a party to a “listed transaction” within the meaning of Treas. Reg. Sec. 1.6011-4(b).

(ii)    Neither the Company nor any Company Subsidiary is a party to any written Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority), other than commercial agreements (i) that are solely between the Company and/or any of its Subsidiaries, (ii) that will terminate as of the Closing, or (iii) the principal purpose of which is unrelated to Tax.

(iii)    Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group within the meaning of Section 1504 of the Code (or any similar group defined under a similar provision of state, local, or foreign Law) filing a consolidated Federal income Tax Return or similar Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for any Taxes of any Person (other than the Company and the Company Subsidiaries) under the Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor.

(iv)    Neither the Company nor any Company Subsidiary was a “distributing corporation” or a “controlled corporation” in a transaction governed, or intended to be governed, by Section 355 of the Code or otherwise as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(d)    No Tax Shelters. Neither the Company nor any Company Subsidiary has (i) filed any disclosures under Section 6662 of the Code or comparable provisions of applicable state, local or foreign Law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return; or (ii) consummated or participated in, or is currently participating in, any transaction which was or is a “tax shelter” transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder.

(e)    Nonqualified Deferred Compensation.

(i)    Except as set forth on Section 3.12(e)(i) of the Company Disclosure Letter, the Company and the Company Subsidiaries are not a party to any Contract, agreement or arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. Each such nonqualified deferred compensation plan, if any, has been documented and operated in compliance with Section 409A of the Code. No Company Employee Benefit Plan provides for an obligation to gross-up or otherwise reimburse any individual for any tax or related interest or penalty incurred by such individual, including, without limitation, any tax, excise tax, interest or penalty tax imposed under or by reason of Sections 409A, 457A or 4999 of the Code or otherwise.

(ii)    All Options have been appropriately authorized by the Company Board or an appropriate committee thereof, including approval of the option exercise price or the methodology for determining the Option exercise price and the substantive option terms.

(iii)    The Company has never entered into any Contract, agreement, plan or arrangement with respect to the performance of services that could give rise to payments that are nondeductible under Sections 162, 404 or 280G of the Code or subject to the excise Tax under Section 4999 of the Code.

(f)    Reorganization Status.

(i)    None of the Company or any of its Subsidiaries is aware of the existence of any fact or circumstance, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Offer and the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; provided that no representation is made regarding satisfaction of the “substantially all of the properties” requirement of Section 368(a)(2)(D) of the Code or of the “substantiality test” of Treas. Reg. Sec. 1.367(a)-3(c)(3)(iii).

(ii)    None of the Company or any of its Subsidiaries is aware of the existence of any fact or circumstance, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Second Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.13    Environmental Matters. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect:

(a)    The Company and the Company Subsidiaries have been and are otherwise in compliance in all material respects with all applicable Environmental Laws and there are no pending or, to the Knowledge of the Company, threatened demands, claims, information requests, citations or notices of non-compliance or violation regarding the Company or any Company Subsidiary relating to any material liability under any Environmental Law.

(b)    No notice, demand, request for information, citation, summons or Judgment has been received, no complaint has been filed, no penalty has been assessed, and no Legal Proceeding is pending and served or, to the Knowledge of the Company, threatened by any Governmental Authority or other Person relating to or arising out of any failure of the Company or any Company Subsidiary to comply with any Environmental Law.

(c)    To the Knowledge of the Company, there are no conditions on any real property owned, leased or operated by the Company or any Company Subsidiary that would reasonably be expected to give rise to any violation of or result in any liability under any Environmental Laws.

(d)    All material permits, notices, approvals and authorizations, if any, required to be obtained or filed in connection with the operation of the Company’s and the Company Subsidiaries’ businesses and the operation or use of any real property owned, leased or operated by the Company or any Company Subsidiary have been duly obtained or filed, are currently in effect, and the Company and the Company Subsidiaries are in compliance in all material respects with the terms and conditions of all such permits, notices, approvals and authorizations.

(e)    To the Knowledge of the Company, there are no material liabilities of the Company or any Company Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and, to the Knowledge of the Company, there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability.

Section 3.14    Compliance with Laws; Permits.

(a)    Neither the Company nor the Company Subsidiaries is, or since January 1, 2014 has been, in violation of any Law applicable to the Company or the Company Subsidiaries or by which any of their respective properties are bound or any regulation issued under any of the foregoing or has been notified in writing by any Governmental Authority of any violation, or any investigation with respect to any such Law, except for any such violation that would not, and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b)    The Company and the Company Subsidiaries have all registrations, franchises, applications, licenses, requests for approvals, exemptions, permits, certificates and other regulatory authorizations (“Permits”) from Governmental Authorities necessary and required to conduct their respective businesses as now being conducted, and such Permits are in full force and effect, except where the failure to have any such Permits or to maintain such Permits in full force and effect, individually or in the aggregate, would not reasonably be expected to be, material to the business of the Company and the Company Subsidiaries, taken as a whole. Except for any failures to be in compliance that would not, and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with all such Permits.

Section 3.15    Intellectual Property.

(a)    Section 3.15(a)(i) of the Company Disclosure Letter identifies (A) the name of the applicant/registrant, (B) the jurisdiction of application/registration, (C) the application or registration number, and (D) the application, registration, or filing status for each currently issued or pending item of Registered IP owned by or registered or applied for in the name of the Company or any Company Subsidiary. Other than as set forth in Section 3.15(a)(ii) of the Company Disclosure Letter, or except as would not be material to the Company and the Company Subsidiaries, taken as a whole, the Company and the Company Subsidiaries (1) own and possess all right, title and interest in and to all Company Owned Intellectual Property Rights and (2) to the Knowledge of the Company have the right to use and exploit (in the manner currently used and exploited by the Company and Company Subsidiaries) all material Company Intellectual Property Rights, in the case of each of (1) and (2) free and clear of all Liens other than Permitted Liens and any Liens caused or created by any action or failure to act by any Person other than the Company or the Company Subsidiaries. Other than as set forth on Section 3.15(a)(iii) of the Company Disclosure Letter, to the Knowledge of the Company, no interference, opposition, reissue, reexamination or other similar third party proceeding (other than examination proceedings with respect to applications for Registered IP) is pending or has been threatened in writing since January 1, 2014, in which the scope, validity, enforceability or ownership of any Registered IP listed (or required to be listed) on Section 3.15(a)(i) of the Company Disclosure Letter is being contested or challenged. Each item of Registered IP listed (or required to be listed) on Section 3.15(a)(i) of the Company Disclosure Letter is subsisting and has not expired or been cancelled or abandoned, and to the Knowledge of the Company such Registered IP (other than pending applications for Patents and Trademarks) has not been adjudged invalid or unenforceable. To the Knowledge of the Company, the Company and the Company Subsidiaries own, license, sublicense or otherwise possess legally enforceable and sufficient rights to use all Intellectual Property Rights and Technology necessary to conduct the business of the Company and the Company Subsidiaries as currently conducted, except as would not be material to the Company and the Company Subsidiaries, taken as a whole. Since January 1, 2014, neither the Company nor any of the Company Subsidiaries has granted to any Person a joint ownership interest in, or has granted or permitted any Person to retain, any exclusive rights that remain in effect in, any Intellectual Property Rights that are or were Company Owned Intellectual Property Rights and are incorporated or embodied in any Company Product and material to the conduct of the businesses of the Company and the Company Subsidiaries, taken as a whole. Since January 1, 2014, neither the Company nor any of the Company Subsidiaries has transferred to any Person ownership of any Intellectual Property Rights that were Company Owned Intellectual Property Rights that are incorporated or embodied in any Company Product and material to the conduct of the businesses of the Company and the Company Subsidiaries, taken as a whole.

(b)    Section 3.15(b) of the Company Disclosure Letter sets forth each Contract pursuant to which the Company or any Company Subsidiary (i) has received any licenses (which includes for this Section 3.15 any covenant not to assert or other immunity) in, under, or to any Intellectual Property Rights or Technology necessary to conduct the business of the Company or any Company Subsidiary (each an “In-bound License”); provided, however, that In-bound Licenses will not include (A) non-disclosure agreements entered into in the ordinary course of business that do not contain an express license grant, (B) non-exclusive licenses of commercially available Intellectual Property Rights, Software or other Technology, including off-the-shelf Software agreements, in each case that are not incorporated or embodied in any Company Product, and are not incorporated into the proprietary infrastructure or connectivity used to delivery any Company Product (C) non-exclusive licenses to

Software and materials licensed on standard terms as Publicly Available Software, (D) licenses to content or Trademarks granted to the Company or any Company Subsidiary by a customer of the Company or a customer of any Company Subsidiary, incorporated or embodied in any Company Product for such customer, that are incidental to the operation or marketing of the other Company Products, and are not incorporated into the proprietary infrastructure or connectivity used to delivery any Company Product or (E) licenses that otherwise would not be material to the Company and the Company Subsidiaries, taken as a whole (ii) has granted licenses in, under, or to any Company Owned Intellectual Property Rights (each an “Out-bound License”); provided, however, that Out-bound Licenses will not include (A) non-disclosure agreements entered into in the ordinary course of business that do not contain an express license grant, (B) non-exclusive licenses, including terms of use, terms of service, Software as a service or “SaaS” licenses or end user license agreements, granted or entered into in the ordinary course of business or in connection with the marketing or sale of any Company Products or incidental to the provision of services to the Company or its Subsidiaries, or (C) licenses that otherwise would not be material to the Company and the Company Subsidiaries, taken as a whole.

(c)    Except as set forth on Section 3.15(c) of the Company Disclosure Letter, and except as would not be material to the Company and the Company Subsidiaries, taken as a whole: (i) to the Knowledge of the Company, (A) none of the Company Products does, and the operation of the business of the Company and the Company Subsidiaries as such business is currently conducted, does not, infringe, misappropriate, dilute, or otherwise violate the Intellectual Property Rights of any third Person and (B) no such infringement, misappropriation, or violation has occurred since January 1, 2014; (ii) there are no pending, or to the Knowledge of the Company, claims threatened in writing since January 1, 2014, by any Person, alleging infringement, misappropriation, violation or dilution by the Company or the Company Subsidiaries of any Intellectual Property Rights of such third party or (other than examination proceedings with respect to applications for Registered IP) challenging the validity, enforceability, ownership or use of any of the Company Owned Intellectual Property Rights; and (iii) there are no pending or, to the Knowledge of the Company, claims threatened by the Company or its Subsidiaries in writing since January 1, 2014 alleging infringement, misappropriation, violation or dilution by a third party of any Company Owned Intellectual Property Rights. To the Knowledge of the Company, no third party is infringing, violating, diluting, or misappropriating any material Company Owned Intellectual Property Rights.

(d)    Except as set forth in Section 3.15(d) of the Company Disclosure Letter, and except as would not be material to the Company and the Company Subsidiaries, taken as a whole, the execution and delivery of this Agreement by the Company, the performance of the Company of its obligations hereunder or the consummation of the Transactions will not: (i) cause any loss, forfeiture, termination or impairment of, or creation of a right of termination with respect to the Company’s or any Company Subsidiaries’ ownership or right to use any Company Intellectual Property Rights; (ii) violate or result in the material breach, modification, cancellation, termination, or suspension of any material In-bound License or Out-bound License; (iii) result in the release of any source code or other proprietary confidential Technology of the Company or any of its Subsidiaries or in the granting of any right or licenses to any Company Owned Intellectual Property Rights to any third party; or (iv) result in a material default by the Company or any Company Subsidiary under any agreement governing any Company Intellectual Property Rights.

(e)    The Company and the Company Subsidiaries have taken commercially reasonable steps to protect their rights in material confidential information and trade secrets that they wish to protect or any trade secrets or confidential information of third parties provided to them under obligations of confidentiality. Without limiting the foregoing, the Company and each Company

Subsidiary has required, except as would not be material to the Company or the Company Subsidiaries, each Person engaged in the development of any Intellectual Property Rights or Technology for the Company or any of the Company Subsidiaries since January 1, 2014 to execute a proprietary information and confidentiality agreement protecting such trade secrets and confidential information.

(f)    Neither the Company nor any Company Subsidiary is under any obligation to license any Company Intellectual Property Rights to any Governmental Authority, and no Governmental Authority has any rights or licenses to any Company Owned Intellectual Property Rights, in each case as a result of any funding received by it or any Company Subsidiary from any Governmental Authority.

(g)    To the Knowledge of the Company, except as would not, individually or in the aggregate, have a Company Material Adverse Effect, there are (i) no defects in any of the Company Products that would prevent the same from performing materially in accordance with their obligations to customers under written customer agreements; and (ii) no viruses, worms, Trojan horses or similar disabling codes or programs in any of the same. As of the Agreement Date, the Company and the Company Subsidiaries possess all source code and other materials used by the Company and the Company Subsidiaries in the development and maintenance of the Company Products. The Company and the Company Subsidiaries have not disclosed, delivered, licensed or otherwise made available, and do not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, to any Person not performing services on their behalf and not bound by a non-disclosure and invention assignment agreement in favor of the Company, any material source code that embodies material Technology of the Company or the Company Subsidiaries or Company Intellectual Property Rights for any Company Product.

(h)    The Company and the Company Subsidiaries have and, except as would not be material to the Company and the Company Subsidiaries, taken as a whole, follow a practice of tracking material bugs, errors and defects in its Software for the Company Products of which it becomes aware and maintains and keep current a computerized database for such purpose. Section 3.15(h) of the Company Disclosure Letter sets forth a list from such database of any material act or incident pertaining to the foregoing, which remains unresolved.

(i)    Except as set forth in Section 3.15(i) of the Company Disclosure Letter, or as would not be material to the Company and the Company Subsidiaries, all right, title and interest in and to any Intellectual Property Rights or Technology developed for the Company or any Company Subsidiary by the Company’s or any Company Subsidiaries’ past and present employees, contractors and other personnel have been assigned by written agreements to the Company or any Company Subsidiary effective as of the date such Intellectual Property Rights or Technology was created. Except as set forth in Section 3.15(i) of the Company Disclosure Letter (i) no Intellectual Property Rights or Technology material to the business of the Company and developed for the Company or any Company Subsidiary by the Company’s or any Company Subsidiaries’ past and present employees, contractors and other personnel, were developed, in whole or in part, using funding, facilities or equipment of any governmental body, university, or any other entity having any rights with respect thereto by virtue of such funding, facilities or equipment; (ii) none of the Company’s or any Company Subsidiaries’ past and present employees who contributed to the development of the Intellectual Property Rights or Technology incorporated within the Company Products were employed by, under contract to, or otherwise obligated with respect to, any Governmental Authority, university, or any other entity at any time during the development of such Technology or Intellectual Property Rights for the Company or any Company Subsidiary; and (iii) the Company has no knowledge that any party has or may have a basis for bringing a claim, suit or action related to the foregoing. No current or former employee, officer or director of the

Company or any Company Subsidiary, and no consultant or independent contractor hired by the Company or any Company Subsidiary to perform services for the Company or any Company Subsidiary, has any right, license, claim or interest whatsoever in or with respect to any material Company Owned Intellectual Property Rights.

(j)    Except as set forth in Section 3.15(j) of the Company Disclosure Letter, there are no proceedings, settlement agreements to which the Company is a party, forbearances to sue, consents, Judgments, or orders or similar obligations that do or may: (i) restrict the Company’s or any Company Subsidiaries’ rights to use any Company Intellectual Property Rights or Technology material to the Company; (ii) restrict the use of Technology material to the Company or the conduct of the Company’s business in order to accommodate a third party’s Intellectual Property Rights; (iii) permit third parties to use any Company Intellectual Property Rights; or (iv) affect the validity or enforceability of any Company Intellectual Property Rights.

(k)    Except as set forth in Section 3.15(k) of the Company Disclosure Letter, the Company and the Company Subsidiaries have never (i) incorporated any Publicly Available Software into, or combined Publicly Available Software with, the Company Products, (ii) distributed Publicly Available Software in conjunction with any Company Products, (iii) used Publicly Available Software in such a way that, with respect to the foregoing (i), (ii) or (iii), creates obligations for the Company or any Company Subsidiary with respect to any Company Owned Intellectual Property Rights to grant, or purport to grant, to any third party, any rights or immunities under any Company Owned Intellectual Property Rights (including, but not limited to, using any Publicly Available Software that require, as a condition of use, modification and/or distribution of such Publicly Available Software that other software included in Company Owned Intellectual Property Rights incorporated into, derived from or distributed with such Publicly Available Software be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge), except as would not be material any of the Company Products. Except as set forth in Section 3.15(k) of the Company Disclosure Letter, the Company and the Company Subsidiaries have, to the Knowledge of the Company, complied with any conditions imposed on it as a result of the use or incorporation of Publicly Available Software in the Company Products.

Section 3.16    Labor and Other Employment Matters.

(a)    The Company has Made Available to Parent a materially complete and accurate list, that is redacted to remove all employee names, of the current employees of the Company and each Company Subsidiary as of August 31, 2017 and shows, to the extent permitted by applicable Law, with respect to each such employee (i) the employee’s position held, work location and base salary or hourly wage rate, including each employee’s designation as either exempt or non-exempt from the overtime requirements of the Fair Labor Standards Act, (ii) the date of hire, (iii) vacation accrued as of August 31, 2017, and (iv) full-time, part-time, temporary, or leave status (including type of leave, expected return date for non-disability related leaves and expiration dates for disability leaves). Except as set forth in any contract Made Available to Parent or as required by applicable Law, the employment of each current employee of the Company and each Company Subsidiary is terminable at will, with or without cause and with or without advance notice. The Company has delivered or Made Available to Parent accurate and complete copies of all material employee manuals and handbooks, policy statements and other written materials relating to the employment of the Employees.

(b)    To the Company’s Knowledge, the Company and each Company Subsidiary has complied in all material respects with all applicable Laws respecting labor and employment, including those relating to collective bargaining, employee classification, employment practices, labor, terms and conditions of employment, wages and hours, pay equity, immigration status, the collection and payment of withholding or social security taxes or any similar tax, local applicable employment standards, equal employment opportunity, prohibited discrimination, human rights, occupational safety, unemployment compensation, workers’ compensation, language of work, mass layoffs and plant closings. The Company and the Company Subsidiaries have taken all reasonable actions to ensure that the relationship of the Company and the Company Subsidiaries with any person who is not an employee is an independent contractor relationship, and not an employment relationship, and no circumstances exist under which the Company or any of its Subsidiaries would reasonably be expected to incur any Liability arising from the misclassification of its employees as independent contractors. To the Knowledge of the Company, all employees of the Company and each Company Subsidiary are legally permitted to be employed by the Company or any Company Subsidiary in the jurisdiction in which such employee is employed in their current job capacities for the maximum period permitted by applicable Laws.

(c)    Since January 1, 2016, neither the Company nor any Company Subsidiary has taken any action which would constitute a “mass layoff” or “plant closing” as defined by the United States Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”) or similar foreign, state or local Law, issued any notification of a “plant closing” or “mass layoff” required by the WARN Act, or incurred any liability or obligation under WARN that remains unsatisfied. No terminations prior to the Closing by the Company or its Subsidiaries would trigger any notice or other obligations under the WARN Act or similar foreign, state or local Law.

(d)    Except as set forth in Section 3.16(d) of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company or any of the Company Subsidiaries, there are no Legal Proceedings pending and served or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary, brought by or on behalf of any former or current employee or individual consultant or contractor alleging breach of any express or implied contract of employment, wrongful termination of employment or engagement, misclassification as an individual consultant or contractor rather than as an employee or any other discriminatory, wrongful or tortious conduct or any violation of applicable Law in connection with the employment or contractor relationship or its or their obligations as an employing or engaging party.

(e)    To the Knowledge of the Company, as of August 31, 2017, there are no labor unions or elected employee representatives presently representing or, to the Knowledge of the Company, engaged in any organizing activity with respect to any employee of the Company or any Company Subsidiary. Neither the Company nor any of the Company Subsidiaries is party to any collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to the employees of the Company or any of the Company Subsidiaries. There has not been, and to the Knowledge of the Company or any Company Subsidiary there is not presently pending, existing, or threatened in writing, any (i) strike, slowdown, picketing, or work stoppage by current employees, (ii) proceeding against or affecting any current employees of the Company relating to the alleged violation by the Company of any labor relations Law, including any charge or complaint filed by any such employee, union or other labor organizational activity, or (iii) application for certification of a collective bargaining agent or request to organize elections for employee representatives for any of the current employees. The Company and the Company Subsidiaries have not engaged in any “unfair labor practices” within the meaning of the National Labor Relations Act with respect to the employees of the Company or any Company Subsidiaries that would be covered under such regulation.

Section 3.17    Insurance. The Company has Made Available to Parent all material insurance policies and fidelity bonds and all material self-insurance programs and arrangements relating to the business, equipment, properties, employees, officers or directors, assets and operations of the Company and the Company Subsidiaries (collectively, the “Insurance Policies”). Each of the Insurance Policies is in full force and effect, all premiums due and payable thereon have been paid when due and the Company is in compliance in all material respects with the terms and conditions of such Insurance Policies. The Company has not received any written notice regarding any invalidation or cancellation of any Insurance Policy that has not been renewed in the ordinary course without any lapse in coverage.

Section 3.18    Material Contracts; Related Party Transactions.

(a)    Except for this Agreement or as set forth in Section 3.18 of the Company Disclosure Letter, as of the date of this Agreement, none of the Company or any of the Company Subsidiaries is a party to, nor are any of their respective properties or assets bound or affected by:

(i)    any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC;

(ii)    any Contract containing covenants binding upon the Company or any Company Subsidiary that materially restricts the ability of the Company or any Company Subsidiary to compete in any business or with any person or in any geographic area, except as would not be material to the Company and the Company Subsidiaries, taken as a whole;

(iii)    any Contract which impose any material restrictions on the Company’s ability to assert or enforce any Company Owned Intellectual Property Rights;

(iv)    any Contract with respect to a partnership, joint venture, joint marketing, joint development or similar arrangements with any other person;

(v)    any Company Employee Agreement with any current executive officer or any current member of the Company Board;

(vi)    any Contract for the acquisition, disposition, sale or lease of properties or assets (by merger, purchase or sale of stock or assets or otherwise) by the Company or any Company Subsidiaries with a value greater than $250,000;

(vii)    any Contract contemplating payments (whether fixed, contingent or otherwise, but excluding Contracts with publishers) by the Company or any Company Subsidiary of more than $250,000 in any calendar year;

(viii)    any Contract for the supply of Company Products (other than insertion orders) with any of the twenty (20) largest customers of the Company and the Company Subsidiaries, taken as a whole, determined on the basis of revenues received by the Company and the Company Subsidiaries, taken as a whole, for the twelve month period ended December 31, 2016;

(ix)    any Contract for the supply of products, services or Technology with any of the twenty (20) largest suppliers, service providers or licensors (but excluding publishers) of the Company and the Company Subsidiaries, taken as a whole, determined on the basis of amounts paid or payable by the Company and the Company Subsidiaries, taken as a whole, for the twelve month period ended December 31, 2016;

(x)    any Contract for the supply of products, services or Technology (other than short-term media buys) (A) with any of the twenty (20) largest publishers of the Company and the Company Subsidiaries, taken as a whole, determined on the basis of amounts paid or payable by the Company and the Company Subsidiaries, taken as a whole, for the twelve month period ended December 31, 2016 or (B) with any publisher of the Company or the Company Subsidiaries that provides for a guaranteed minimum payment by the Company or such Company Subsidiary;

(xi)    any Leases;

(xii)    any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other Contract with the Company or any Company Subsidiary for or with respect to the borrowing of money, a line of credit, any currency exchange, commodities or other hedging arrangement, or a leasing transaction of a type required to be capitalized in accordance with GAAP, in each case in excess of $250,000;

(xiii)    any financial derivatives master agreement or confirmation, currency or interest rates hedging agreements, or futures account opening agreements and/or brokerage statements, evidencing financial, currency or interest rate hedging or similar trading activities;

(xiv)    any Contract entered into on or after January 1, 2014 that is a settlement agreement or includes a settlement agreement, each which are entered into in connection with a Legal Proceeding;

(xv)    any Contract that grants an exclusive license in, under, or to any Company Owned Intellectual Property Rights, grants any other exclusive rights (including rights as an exclusive supplier, distributor, reseller, or customer) in favor of any third party, or otherwise restricts the right of Company or any Company Subsidiary to use or exploit any Company Owned Intellectual Property Rights, except as would not be material to the Company and the Company Subsidiaries, taken as a whole;

(xvi)    any Contract (A) imposing any most favored nations or most favored customer status conditions on the Company or any of its Subsidiaries, except for those which are not material to the Company and the Company Subsidiaries taken as a whole, or (B) providing rights of first or last offer, negotiation or refusal obligation on the Company or any of its Subsidiaries; and

(xvii)    each amendment, supplement or modification in respect of any of the foregoing Contracts or any commitment or agreement to enter into any of the foregoing Contracts.

Each such Contract described in clauses (i) through (xvii) is referred to herein as a “Company Material Contract.”

(b)    A true, correct and complete copy of each Company Material Contract has been Made Available to Parent. Each of the Company Material Contracts is valid and binding on the Company and each Company Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)    There is no material default under any Company Material Contract by the Company or any Company Subsidiary or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by the Company or any Company Subsidiary or, to the Knowledge of the Company, by any other party thereto, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written notice of termination or cancellation under any Company Material Contract and otherwise has no Knowledge that such party intends to terminate, or not renew, any such Company Material Contract.

(d)    Since January 1, 2014 through the Agreement Date, there have not been any transactions, Contracts, arrangements or understandings or series of related transactions, Contracts, arrangements or understandings, nor are there any of the foregoing currently proposed that (if proposed but not having been consummated or executed, if consummated or executed) would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC that have not been disclosed in the Company SEC Reports.

(e)    Since January 1, 2014 through the Agreement Date, neither the Company nor any of the Company Subsidiaries has waived or knowingly failed to enforce any confidentiality or non-use agreement relating to a Takeover Proposal or terminated, amended, waived or failed to enforce any standstill or similar agreement or restriction which the Company or any Company Subsidiary is a party.

Section 3.19    Properties and Assets.

(a)    The Company or one of the Company Subsidiaries have, and immediately following the Effective Time will continue to have, good and valid title to, or a valid leasehold interest in, or a valid right under Contract to use, all the properties and assets reflected in the latest audited balance sheet included in the Company SEC Reports as being owned by the Company or such Company Subsidiary or acquired after the date thereof, in each case that are material to the Company’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens other than Permitted Liens.

(b)    Neither the Company nor any of the Company Subsidiaries owns any real property. Section 3.19(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the Agreement Date, of all of the existing leases, subleases, licenses or other agreements pursuant to which the Company or any Company Subsidiary uses or occupies, or has the right to use or occupy any real property, in each case involving payments in excess of $250,000 per annum (each property, a “Leased Real Property” and the agreements relating there to, the “Leases”). With respect to each Lease listed or required to be listed in Section 3.19(b) of the Company Disclosure Letter: (A) to the Knowledge of the Company, there are no disputes with respect to any such Lease, except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company and the Company Subsidiaries, taken as a whole; and (B) the Company or one of the Company Subsidiaries that is either the tenant or licensee named under the Lease has a good and valid leasehold interest in each parcel of real property which is subject to a Lease and is in possession of the properties purported to be leased or licensed thereunder, except in each case as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company or any of the Company Subsidiaries.

Section 3.20    Privacy Matters.

(a)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary is in compliance with (i) their published privacy policies and internal privacy and data security policies with respect to Personal Information, Geolocation Data and Non-PII; and (ii) all applicable U.S. and European Union Privacy and Security Laws relating to data privacy, data protection or data security, including with respect to the collection, acquisition, storage, transmission, transfer (including trans-border flows), disclosure and use of Personal Information, Geolocation Data, and Non-PII by the Company or any Company Subsidiary.

(b)    To the Company’s Knowledge, all Persons whose Personal Information is collected or processed by or on behalf of the Company or any Company Subsidiary have been provided accurate disclosures regarding the collection, use, disclosure, transfer (including trans-border data flows), retention, destruction, disposal or, or other processing of their Personal Information by the Company or any Company Subsidiary, including providing any type of notice or opt out, and obtaining any type of consent, as required by applicable Privacy and Security Laws. To the Company’s Knowledge, such disclosures have not contained any material omissions. The Company’s collection and use of Personal Information, Geolocation Data, Non-PII, or any other data from third parties is in accordance with applicable requirements from such third parties, including written website terms and conditions, except where any such failures to do so in accordance with such requirements would not, and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(c)    The Company and each Company Subsidiary have taken all reasonable steps to implement, maintain and monitor a documented information security program, in compliance with applicable Privacy and Security Laws, government-issued and industry standard measures with respect to administrative, technical and physical security, to ensure that all Personal Information, Geolocation Data, and Non-PII in its possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse. To the Knowledge of the Company, there has been no unauthorized access, acquisition, use, disclosure or transmission of Personal Information, Geolocation Data, Non-PII, or other misuse of any such Personal Information, Geolocation Data or Non-PII by the Company, any Company Subsidiary, or any third party processing Personal Information, Geolocation Data, or Non-PII on the Company’s or any Company Subsidiary’s behalf. The Company and each Company Subsidiary have implemented appropriate technical and organizational measures to protect Personal Information, Geolocation Data, Non-PII against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access, and against all other unlawful forms of processing and have taken appropriate steps and implemented appropriate procedures to ensure that the Company’s and each Company Subsidiary’s computer systems are free from malware and other harmful code, including, but not limited to, the use of commercially available up-to-date antivirus software. To the Knowledge of the Company, there have been no successful unauthorized intrusions or breaches of the security of the Company’s or any Company Subsidiary’s computer systems that resulted in any unauthorized access, use, or disclosure of confidential or proprietary information of the Company.

(d)    Neither the Company nor any Company Subsidiary have received any written notice of material claims, investigations, or alleged violations of Privacy and Security Laws with respect to Personal Information, Geolocation Data, or Non-PII possessed by, used by, or otherwise subject to the control of the Company or any Company Subsidiary, and, to the Company’s Knowledge, there are no facts or circumstances that could form the basis for any such claim.

(e)    To the Knowledge of the Company, the transfer of Personal Information, Geolocation Data, and Non-PII in connection with the execution, delivery and performance of this Agreement complies in all material respects with applicable U.S. and European Union Privacy and Security Laws and with the published and internal privacy policies of the Company or any Company Subsidiary. The Company and the Company Subsidiaries are not subject to any contractual requirements that, as a result of the Transactions, following the Closing, would prohibit the Company or any Company Subsidiary from receiving or using Personal Information, Geolocation Data, and Non-PII in the manner in which the Company receives and uses such Personal Information, Geolocation Data, and Non-PII prior to the Closing, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.21    Certain Business Practices.

(a)    (i) Neither the Company nor any Company Subsidiary, nor any of their respective directors, officers or employees, nor to the Knowledge of the Company, any of their respective representatives or agents (in each case, acting in the capacity of a representative or agent of the Company or any Company Subsidiary) or any other Person associated with or acting for or on behalf of the Company or any Company Subsidiary has: (A) paid, accepted or received any unlawful contributions, payments, expenditures, entertainment or gifts, (B) offered, made, promised or provided, or caused to be offered, made, promised or provided, directly or indirectly, any payment or thing of value, directly or indirectly, to a foreign or domestic official, foreign or domestic political party, candidate for office, official of any public international organization or official of any state-owned entity or any other person, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing any improper advantage, or inducing a foreign or domestic official to use their influence to affect a governmental decision. (ii) Since January 1, 2014, the Company and each Company Subsidiary, and each of their respective directors, officers, or employees, and to the Knowledge of the Company, any of their respective representatives or agents (in each case, acting in the capacity of a representative of the Company or any Company Subsidiary) has complied in all material respects with (A) applicable Anti-Corruption Laws or any rules or regulations promulgated thereunder, (B) applicable anti-money laundering Laws and any rules or regulations promulgated thereunder, (C) applicable anti-terrorism Law or regulations promulgated thereunder, and (D) applicable anti-boycott regulations or embargo regulations. Since January 1, 2014, the Company has not received any written communication from a Governmental Authority that alleges the taking of any action described in clause (i) above, or the violation of or non-compliance with any Law or rules or regulations described in clause (ii) above.

(b)    Since January 1, 2014, neither the Company nor any Company Subsidiary, nor any of their respective directors, officers, or employees, nor to the Knowledge of the Company, any of their respective representatives or agents (in each case, acting in the capacity of a representative of the Company or any Company Subsidiary) is a person with whom transactions are prohibited or limited under any applicable economic sanctions Laws, including those administered by U.S. Governmental Authorities (including, without limitation, the Office of Foreign Assets Control), the United Nations Security Council, the European Union, or Her Majesty’s Treasury (“Sanctions”). Since January 1, 2014, the Company and each Company Subsidiary, and each of their respective directors, officers, or employees, and to the Knowledge of the Company, any of their respective representatives or agents (in each case, acting in the capacity of a representative of the Company or any Company Subsidiary) has complied in all material respects with applicable Sanctions Laws.

(c)    The Company and the Company Subsidiaries are, and since January 1, 2014 have been, in compliance in all material respects with and in possession of all material licenses, material registrations, and material permits that may be required for the lawful conduct of their business under applicable import and export control Laws, including the Export Administration Regulations. Without limiting the foregoing, (i) the Company and the Company Subsidiaries have obtained all export licenses and other approvals to the extent required for its exports of products, software and technologies from the United States; (ii) the Company and the Company Subsidiaries are in compliance in all material respects with the terms of all applicable export licenses or other approvals; (iii) there are no pending or, to the Company’s Knowledge, threatened claims against the Company or any Company Subsidiary with respect to export licenses or other approvals; (iv) to the Knowledge of the Company, there are no actions, conditions or circumstances pertaining to the Company’s export transactions that would reasonably be expected to give rise to any future claims under applicable export regulations, and (v) no consents or approvals for the transfer of export licenses to Parent are required, except for such consents and approvals that can be obtained expeditiously without material cost or would not be material to the Company and the Company Subsidiaries, taken as a whole. Since January 1, 2016, neither the Company nor any Company Subsidiary has made any voluntary disclosures to U.S. Governmental Authorities under applicable U.S. economic sanctions Laws, or applicable import or export control Laws; to the Company’s Knowledge, been the subject of any governmental investigation or inquiry regarding compliance with such Laws; or been assessed any fine or penalty under such Laws.

Section 3.22    Opinion of Financial Advisor. The Company Board has received the opinion of the Company Financial Advisor to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions set forth therein, the Transaction Consideration to be received by holders of Company Common Stock (excluding Parent and its Affiliates) pursuant to the Offer and the Mergers, as provided in this Agreement, was fair, from a financial point of view, to such holders of shares of Company Common Stock. As at the Agreement Date, such opinion has not been rescinded, repudiated or, except as set forth therein, qualified. A true, correct and complete copy of such opinion will be provided by the Company to Parent solely for informational purposes not later than two (2) Business Days after the Agreement Date.

Section 3.23    Information Supplied. The information supplied by the Company expressly for inclusion or incorporation by reference in the Offer Documents (and any amendment thereof or supplement thereto), the Registration Statement (including the Offer Prospectus) (and any amendment thereof or supplement thereto), shall not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders, and at the Expiration Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9 (and any amendment thereof or supplement thereto) shall comply as to form in all material respects with the provisions of Rule 14d-9 of the Exchange Act, Regulation M-A and any other applicable federal securities Laws and shall not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders, and at the Expiration Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or the Merger Subs in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9.

Section 3.24    Broker’s or Finder’s Fees. Except for Deutsche Bank Securities Inc. (the “Company Financial Advisor”), no agent, broker, Person, investment banker, financial advisor or other firm acting on behalf of the Company or any Company Subsidiary or under the Company’s or any Company Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the Transactions.

Section 3.25    Solvency.

(a)    The Company is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any Company Subsidiary.

(b)    The Company has not taken any action, nor have any other steps been taken or legal proceedings started or threatened against it, for its winding-up or dissolution or for it to enter into any arrangement or composition for the benefit of creditors or for the appointment of a receiver, trustee, administrator or similar officer of it or any of its properties, revenues or assets.

Section 3.26    No Other Representations and Warranties. Except for the representations and warranties made by the Company in this ARTICLE III, neither the Company nor any other Person makes any implied or express representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the other party or any of its Affiliates or Representatives of any documents, forecasts or other information with respect to any one or more of the foregoing. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Company in this ARTICLE III, neither the Company nor any other Person makes or has made any representation or warranty to Parent, the Merger Subs or any of their Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses or operations or (ii) any oral or written information presented to Parent, the Merger Subs or any of their Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement, in the course of the transactions contemplated hereby or otherwise.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Except (i) as disclosed in any form, statement, certification, report or document which is filed or furnished after December 31, 2016 by Parent to a Regulatory Information Service in accordance with or is available on Parent’s website under the heading “Investors,” in compliance with the AIM Rules for Companies and is publicly available at least one (1) Business Day prior to the Agreement Date (excluding any disclosures in any risk factors section, in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature) or (ii) as set forth in the disclosure letter previously delivered by the Parent to the Company (the “Parent Disclosure Letter”) (with each exception set forth in the Parent Disclosure Letter being identified by reference to, or grouped under a heading referring to, a specific individual section or subsection of this Agreement and relating only to such section or subsection) (it being understood and hereby agreed that any disclosure in the Parent Disclosure Letter relating to one Section or subsection shall also apply to any other Sections and subsections if and to the extent that it is reasonably apparent on the face of such disclosure (without reference to the underlying documents referenced therein) that such disclosure also relates to such other Sections or subsections), Parent and the Merger Subs jointly and severally represent and warrant to the Company as follows:

Section 4.1    Incorporation, Organization and Qualification.

(a)    Parent and each Merger Sub is a corporation or other legal entity duly incorporated, organized, validly existing and, where applicable, in good standing under the applicable Laws of the jurisdiction of its incorporation or organization. Parent and each Merger Sub has all requisite power and authority necessary to enable it to own, operate and lease its properties and to conduct its business as currently conducted and currently planned to be conducted. Parent and each Merger Sub is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where any failure to be so qualified or in good standing, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(b)    Except as may be amended after the Agreement Date, pursuant to the Circular and Notice of GM or otherwise in accordance with Section 5.2, the articles of association of the Parent which are filed with the Registrar of Companies are complete and correct copies of such document and contain all amendments thereto as in effect on the Agreement Date. Section 4.1(b) of the Parent Disclosure Letter sets forth an accurate and complete list of the directors and officers of the Parent, as of the Agreement Date.

Section 4.2    Merger Subs; Ownership of Shares. Since the date of their respective incorporation or organization, and prior to the Effective Time, neither of the Merger Subs has carried, and will not carry, on any business or conduct any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Neither Parent nor either Merger Sub owns (directly or indirectly), and at all times for the past three (3) years has not owned, any Shares or holds, or at any time for the past three (3)  years has not held, any rights to acquire any Shares except pursuant to this Agreement.

Section  4.3    Capitalization.

(a)    As of the Capitalization Date the issued share capital of Parent consists of 495,652,162 shares of Parent Common Stock and one share of Parent Deferred Stock and no shares were held by Parent in its treasury or by any Parent Subsidiary. Such issued shares have been duly allotted and validly issued, and are fully paid up and, except as provided in Companies Legislation, free of preemptive rights. During the period from the Capitalization Date to the Agreement Date, (A) there have been no issuances by Parent of ordinary shares other than issuances of Parent Common Stock pursuant to the exercise of Parent Options and Parent RSUs outstanding on such date and (B) there have been no issuances or grants of options or warrants or other rights to acquire share capital of Parent.

(b)    As of the Capitalization Date, (i) there were outstanding options to purchase 36,978,766 shares of Parent Common Stock pursuant to the Parent Stock Plans, (ii) there were 5,648,575 shares of Parent Common Stock subject to issuance pursuant to Parent RSUs granted and outstanding pursuant to the Parent Stock Plans, and (iii) 31,720,483 shares of Parent Common Stock were reserved for issuance under the Parent Stock Plans (including upon exercise of the Parent Options and Parent RSUs).

(c)    Except for the buyback arrangements contemplated in the Circular and Notice of GM and described in Section 1.1(g)(ii) of this Agreement, there are no outstanding contractual obligations of Parent of any kind to redeem, purchase or otherwise acquire any issued Parent Common Stock. Other than the Parent Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of Parent having the right to vote (or, other than the outstanding Parent Options and Parent RSUs, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. Except as set forth in Section 4.3(a) and Section 4.3(b) and except as permitted pursuant to Section 5.2 of this Agreement or for shares of Parent Common Stock issued since the Capitalization Date pursuant to the exercise of Parent Options and vesting of Parent RSUs outstanding on the Capitalization Date, (i) no shares or other voting securities of Parent are issued, reserved for issuance or outstanding, and (ii) there are no outstanding securities, options, restricted shares, stock appreciation rights, performance shares, performance share units, phantom stock, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent or any of the Parent Subsidiaries is a party or by which any of them is bound obligating Parent or any of the Parent Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or other voting securities of Parent or of any of the Parent Subsidiaries or obligating Parent or any of the Parent Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

(d)    Except as contemplated by this Agreement and the Letter of Intent or described in this Section 4.3, and except to the extent arising pursuant to applicable state takeover or similar Laws, there are no (i) voting trusts or other agreements or understandings to which Parent or any of the Parent Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of Parent, (ii) registration rights, anti-dilutive rights or rights of first refusal with respect to any equity security of any class of Parent and, except as provided in Companies Legislation, preemptive rights or (iii) rights agreement, “poison pill” anti-takeover plan or other similar agreement to which Parent or any of the Parent Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of Parent.

Section 4.4    Authorization; No Conflict; Required Consents.

(a)    Each of Parent and each Merger Sub has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and, subject to the receipt of Parent Shareholder Approval, to carry out its obligations hereunder and thereunder and to consummate the Transactions, including the Offer and the Mergers. The execution and delivery of this Agreement by Parent and Merger Subs, the performance by Parent and the Merger Subs of their respective obligations hereunder and the consummation by Parent and the Merger Subs of the Transactions have been duly authorized by the respective Boards of Directors of Parent and the Merger Subs, and other than the Parent Shareholder Approval, no other authorizations, approvals of Parent or the Merger Subs (including any vote of any class or series of outstanding capital stock) are necessary to authorize the execution and delivery of this Agreement, the performance by Parent and the Merger Subs of their respective obligations hereunder and the consummation by Parent and the Merger Subs of the Transactions. This Agreement has been duly executed and delivered by Parent and the Merger Subs and constitutes a valid and binding obligation of Parent and the Merger Subs, enforceable against Parent and the Merger Subs in accordance with its terms, subject to bankruptcy, insolvency or similar Laws affecting the enforcement of creditors rights generally and equitable principles of general applicability.

(b)    The respective board of directors of Parent and each Merger Sub has, by resolutions duly adopted September 4, 2017 by the unanimous vote of all the directors serving on such board on September 4, 2017, and not subsequently rescinded or modified in any way, approved this Agreement, the Offer, the Mergers and the other Transactions.

(c)    None of the execution and delivery of this Agreement by Parent or the Merger Subs, the consummation by Parent or the Merger Subs of the Transactions or compliance by Parent or the Merger Subs with any of the provisions herein will (with or without notice or lapse of time, or both) (i)

result in a violation or breach of or conflict with the memorandum of association or articles of association of Parent or the certificates of incorporation or bylaws or other organizational documents of the Merger Subs, (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default under, or result in the termination, cancellation of, or give rise to a right of purchase or obligation of payment under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by Parent or the Merger Subs under any of the terms, conditions or provisions of any Contract to which Parent or the Merger Subs is a party or by which Parent or the Merger Subs or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (d) below, conflict with or violate any Judgment or Law applicable to Parent or the Merger Subs or any of their respective properties or assets other than any such event described in items (ii) or (iii) which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(d)    Neither the execution, delivery or performance of this Agreement by Parent or the Merger Subs or the consummation by the Parent and the Merger Subs of the Transactions will require (with or without notice or lapse of time, or both) any consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, or notification to, any Governmental Authority except for (i) the pre-merger notification requirements under the HSR Act, and relevant notification / clearance requirements or clearances following any notifications under any other applicable Antitrust Laws, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Offer Documents and the Schedule 14D-9 with the SEC in accordance with the Exchange Act, (iv) the filing of the Registration Statement (including the Offer Prospectus) with the SEC in accordance with the Securities Act, (v) the filing of such reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the Transactions, (vi) such consents, approvals, orders, authorizations, public announcements, registrations, declarations, notices and filings (including “blue sky” filings, the Circular and Notice of GM) as may be required under Companies Legislation or applicable securities Laws, including the AIM Rules for Companies, and (vii) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.5    Subsidiaries.

(a)    The Parent Subsidiaries and their respective jurisdictions of organization are identified in Section 4.5(a) of the Parent Disclosure Letter, which sets forth, as of the Agreement Date, for each Parent Subsidiary: (i) its name; (ii) the number and type of its outstanding equity securities and a list of the holders thereof; (iii) its jurisdiction of organization or incorporation, as the case may be; and (iv) its directors and officers. Parent has Made Available to the Company true, correct and complete copies of the memorandum of association and articles of association of Parent and the certificates of incorporation of the Merger Subs and bylaws or other organizational documents of Parent and the Merger Subs. There are no other Parent Subsidiaries other than the Parent Subsidiaries identified in Section 4.5(a) of the Parent Disclosure Letter.

(b)    All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Parent Subsidiary are, where applicable, duly authorized, validly issued, fully paid and nonassessable, and all such shares, securities or interests are owned by Parent or by a Parent Subsidiary free and clear of any Liens, other than Permitted Liens. There are (i) no subscriptions, options, warrants, calls or other similar rights to acquire from Parent or any Parent Subsidiary, and (ii) no Contracts to which Parent or any Parent Subsidiary is a party or by which any of them are bound, obligating Parent or such Parent Subsidiary to issue, in the case of each of clause (i) and (ii), any shares of capital stock or other securities of, or other equity or ownership interests in, or any convertible securities into, or exchangeable for, any shares of capital stock or other securities of, any Parent Subsidiary. Except as set forth in Section 4.5(b) of the Parent Disclosure Letter, there are no Contracts to which Parent or any Parent Subsidiary is a party or by which any of them are bound requiring Parent or any Parent Subsidiary to make contributions to the capital of, or lend or advance funds to, any Parent Subsidiary prior to the Closing. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Parent Subsidiary. There are no voting trusts, proxies or other Contracts to which Parent or any Parent y Subsidiary is a party or by which any of them are bound with respect to the voting of any capital stock of any Parent Subsidiary.

Section 4.6    Public Information and Financial Statements.

(a)    Since January 1, 2014, Parent has timely filed or otherwise furnished (as applicable) all forms, reports, schedules, prospectuses, circulars, announcements and other documents (collectively, including all exhibits thereto, the “Parent Public Reports”) required to be filed or furnished by Parent with a Regulatory Information Service. As of their respective filing dates, and giving effect to any amendments or supplements thereto filed prior to the Agreement Date, the Parent Public Reports complied in all material respects as to form with the requirements of the AIM Rules for Companies and the Companies Act 2006 that are applicable to such Parent Public Reports, and, except to the extent that information contained in such Parent Public Report has been revised, amended, modified or superseded (prior to the Agreement Date) by a later filed Parent Public Report, none of the Parent Public Reports when filed or furnished (or, if amended or superseded by a filing prior to the Agreement Date, on the date of such amended or superseded filing) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Parent Subsidiaries is required to file any forms, reports or other documents with a Regulatory Information Service.

(b)    The consolidated balance sheets and the related consolidated statements of income and cash flows (including, in each case, any related notes and schedules thereto) of Parent as of and for the years ended March 31, 2017 and March 31, 2016 (collectively, the “Parent Financial Statements”) (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Companies Act 2006 with respect thereto, (ii) have been prepared in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) applied on a consistent basis during the periods involved (except as otherwise noted therein or to the extent required by IFRS), and (iii) give a true and fair view of the assets, liabilities, loss and cash flows of the Parent as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end adjustments).

Section 4.7    Books and Records. The books, records and accounts of Parent and each Parent Subsidiary have been, and are being fully, properly and accurately maintained in all material respects in accordance with IFRS (to the extent applicable).

Section 4.8    Internal Controls.

(a)    Parent has established and maintains a system of internal controls over financial reporting sufficient to provide a reasonable basis for the directors to make proper judgments on an ongoing basis as to the financial position and prospectus of the company. Parent has established and maintains disclosure controls and procedures to provide reasonable assurances (i) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS, consistently applied and (ii) that transactions are executed only in accordance with the authorization of management.

(b)    Neither Parent nor any Parent Subsidiary, nor, to the Knowledge of Parent any director or officer of Parent or any Parent Subsidiary, has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, (whether written or, to Parent’s Knowledge, oral) that Parent or any Parent Subsidiary has engaged in questionable accounting or auditing practices. No current or former attorney representing Parent or any Parent Subsidiary has reported to the current Parent Board or any committee thereof or to any current director or executive officer of Parent evidence of a material violation of securities Laws, breach of fiduciary duty or similar material violation by Parent or any Parent Subsidiary, or any of their respective officers, directors, employees or agents.

(c)    Parent is in compliance in all material respects with the AIM Rules for Companies.

Section 4.9    No Undisclosed Liabilities.

(a)    Except as reflected in the most recent consolidated balance sheet of Parent (or the notes thereto) included in the Parent Public Reports (“Parent Most Recent Balance Sheet”), neither Parent nor any Parent Subsidiary has incurred any accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (i) current liabilities incurred in the ordinary course of business consistent with past practice since the date of the Parent Most Recent Balance Sheet, and (ii) those liabilities incurred under this Agreement or in connection with the Transactions, including the Offer and the Mergers.

(b)    Neither Parent nor any Parent Subsidiary is a party to, or has any written commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any Parent Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any off-balance sheet arrangements, where the result, purpose or intended effect of such Contract is to avoid disclosure of any transaction involving, or liabilities of, Parent or any Parent Subsidiaries in Parent’s or such Parent Subsidiary’s published financial statements or other Parent Public Reports.

Section 4.10    Absence of Certain Changes or Events.

(a)    Between March 31, 2017 and the Offer Acceptance Time, there has not occurred a Parent Material Adverse Effect or any event, condition, change, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect; or

(b)    Between March 31, 2017 and the Agreement Date, except as set forth in Section 4.10(b) of the Parent Disclosure Letter, there has not been or occurred any event, condition, action or occurrence that, if taken during the period from the Agreement Date through the Effective Time, would constitute a breach of Section 5.2(b).

Section 4.11    Information Supplied. None of the information supplied or to be supplied by Parent or the Merger Subs specifically for inclusion or incorporation by reference in the Offer Documents, the Registration Statement (including the Offer Prospectus) or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Offer Documents and the Registration Statement (including the Offer Prospectus) will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Parent or the Merger Subs with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents and in the Registration Statement (including the Offer Prospectus).

Section 4.12    Legal Proceedings.

(a)    There are no Legal Proceedings pending or threatened against Parent or any of the Parent Subsidiaries or any person for whose acts or defaults the Parent may be vicariously liable that (i) are material to Parent, (ii) relates to any Governmental Authority, or (iii) as of the Agreement Date, challenges the validity or propriety of, or seeks to materially delay or prevent consummation of this Agreement or the Transactions.

(b)    There are no Judgments of any Governmental Authority or arbitrator outstanding against Parent or any of the Parent Subsidiaries that, individually or in the aggregate, has been or would reasonably be expected to be material to Parent or that, individually or in the aggregate, would, or would reasonably be expected to, materially delay or prevent the consummation of the Transactions. To the Knowledge of Parent, neither the Parent nor any Parent Subsidiary is subject to any continuing investigation by any Government Authority.

(c)    Section 4.12(c) of the Parent Disclosure Letter sets forth, as of the date of this Agreement, a description of each current Legal Proceeding or Judgment pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary or their respective assets or properties, or any executive officer of Parent or any Parent Subsidiary in their capacity as such, or for which Parent or any Parent Subsidiary has potential liability (including by virtue of indemnification or otherwise).

Section 4.13    Employee Benefit Plans

(a)    The Parent has Made Available to Company a true, correct and complete list, as of the Agreement Date, of all material Parent Employee Benefit Plans.

(b)    With respect to each material Parent Employee Benefit Plan, the Parent has Made Available to the Company a true, correct and complete copy of: (i) each written Parent Employee Benefit Plan and all amendments thereto, if any, and all related trust documents; (ii) the most recent Annual Report (Form 5500 Series) including all applicable schedules, if any, required under ERISA or the Code in connection with each material Parent Employee Benefit Plan (if applicable) and the most recent actuarial or other valuation report, if any; (iii) the most recent actuarial reports (if applicable) for such Parent Employee Benefit Plan; (iv) the current summary plan description and any material modifications thereto, if any, or any written summary provided to participants with respect to any such plan for which no summary plan description exists; (v) the most recent determination letter (or if applicable, advisory or opinion letter) from the IRS (or any other relevant tax authority), if any; (vi) all material administrative service agreements and group insurance Contracts currently in effect relating to each such Parent Employee Benefit Plan; (vii) all filings within the past five (5) years under the IRS’ Employee Plans Compliance Resolution System Program or any of its predecessors or the Department of Labor Delinquent Filer Program (or any other requirement or obligation operated by any other relevant tax authority); and (viii) all material written notices given to such Parent Employee Benefit Plan, the Parent, or any Parent ERISA Affiliate by the IRS, U.S. Department of Labor, U.S. Pension Benefit Guarantee Corporation, or other governmental agency relating to such Parent Employee Benefit Plan. There are no unwritten material Parent Employee Benefit Plans.

(c)    Each Parent Employee Benefit Plan that is intended to be “tax qualified” (within the meaning of Section 401(a) of the Code) or otherwise achieve tax savings has received a favorable determination letter from the IRS or any other relevant tax authority (or, if applicable, an advisory or opinion letter upon which the sponsor of such Parent Employee Benefit Plan can rely) that is effective and has not been revoked, and no event has occurred and no condition exists that would reasonably be expected to affect the tax qualified or tax efficient status of any such Parent Employee Benefit Plan.

(d)    Each Parent Employee Benefit Plan has been operated and administered in all material respects in accordance with its provisions and in compliance with all applicable provisions of ERISA, the Code and any other applicable Law.

(e)    Neither the Parent, nor any Parent Subsidiary nor any Parent ERISA Affiliate has engaged in any non-exempt “prohibited transaction,” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) as a fiduciary or party in interest with respect to any Parent Employee Benefit Plan and, to the Knowledge of the Parent, no such transaction has occurred or is reasonably expected to occur with respect to any Parent Employee Benefit Plan. No Parent Employee Benefit Plan currently holds or has ever held “employer securities” (within the meaning of ERISA) or “employer real property” (within the meaning of ERISA) as a plan asset.

(f)    Neither the Parent nor any Parent Subsidiary nor any Parent ERISA Affiliate has, at any time, sponsored, contributed to or been obligated to contribute to any plan subject to Title IV of ERISA or Sections 412 or 430 of the Code, any “multiemployer plan” (as defined in Section 3(37) of ERISA or 4001(a)(3) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control (within the meaning of Section 4063 of ERISA).

(g)    No Parent Employee Benefit Plan is a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). No Parent Employee Benefit Plan provides health or life insurance benefits or coverage following retirement or other termination of employment, except as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state Law.

(h)    All contributions due from Parent or any Parent Subsidiary with respect to any of the Parent Employee Benefit Plans have been made or have been accrued on the Parent Financial Statements, and no further contributions shall be due or shall have accrued thereunder as of the Closing Date (other than contributions accrued in the ordinary course of business, consistent with past practices, after March 31, 2017 as a result of the operations of Parent and the Parent Subsidiaries). All contributions due from Parent or any Parent Subsidiary with respect to any Parent Employee Benefit Plan have been timely made, including, without limitation, any Parent Employee Benefit Plan that is qualified under Section 401(a) of the Code and containing a Code Section 401(k) cash or deferred arrangement.

(i)    Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in connection with any other event, contingent or otherwise): (i) result in payment or benefit, including, without limitation, severance, unemployment compensation, bonus, or other incentive payment or benefit (whether in cash, property or otherwise) becoming due under any Parent Employee Benefit Plan to any current or former employee, director, officer, individual consultant, or employee of the Parent; (ii) result in a payment or benefit under any Parent Employee Benefit Plan becoming due to any “disqualified individual” (within the meaning of Section 280G of the Code) that will or would be characterized as an “excess parachute payment” (within the meaning of Section 280G of the Code); (iii) increase any right to benefits under any Parent Employee Benefit Plan; or (iv) result in the acceleration, vesting, or funding of any payments or benefits under any Parent Employee Benefit Plan.

(j)    There are no loans by the Parent or any Parent Subsidiary to any of their respective employees, officers, directors or other service providers outstanding in violation of applicable Law governing the making of such loans to such persons by Parent or any Parent Subsidiary.

Section 4.14    Tax Matters.

(a)    Tax Returns and Audits.

(i)    Each of Parent and each Parent Subsidiary (A) has properly completed and timely filed all material Tax Returns required to be filed by it (taking into account applicable extensions) in the manner prescribed by applicable Law and all such Tax Returns are true, complete and correct in all material respects; and (B) has timely paid in full all material Taxes due and owing by Parent and each Parent Subsidiary. Neither Parent nor any Parent Subsidiary has executed any written waiver, except in connection with any ongoing Tax examination, of any statute of limitations on, or extended the period for, the assessment or collection of, any material Tax, in each case that has not since expired.

(ii)    There is no Legal Proceeding currently pending and served or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary in respect of any material Tax or material Tax asset, except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to Parent or any Parent Subsidiary. No written claim has been made by a Governmental Authority in a jurisdiction where Parent or any Parent Subsidiary does not file Tax Returns alleging that Parent or any Parent Subsidiary is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes on any of the assets or properties of Parent or any Parent Subsidiary other than Permitted Liens.

(iii)    Neither Parent nor any Parent Subsidiary has received any written notification from the IRS or any other Governmental Authority regarding any Tax issues that (A) are currently pending before the IRS or any other Governmental Authority regarding Parent or any Parent Subsidiary, or (B) have been raised in writing by the IRS or any other Governmental Authority and not yet finally resolved, except in each case as would not, individually or in the aggregate, reasonably be expected to result in a material liability to Parent or any Parent Subsidiary. No Tax Return of Parent or any Parent Subsidiary is under audit by the IRS or any other Governmental Authority, and any such past audits (if any) have been completed and fully resolved to the satisfaction of the applicable Governmental Authority conducting such audit, and all Taxes determined by such audit to be due from Parent or any Parent Subsidiary have been paid in full to the applicable Governmental Authority. Since January 1, 2016, neither Parent nor any Parent Subsidiary has submitted or received any formal and binding letter ruling from the IRS or any comparable formal and binding written ruling from any other Governmental Authority.

(iv)    Parent has established an adequate accrual or reserve for all liabilities from Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) in accordance with IFRS, in respect of the periods or portions thereof prior to March 31, 2017, which accrual or reserve as of March 31, 2017 is fully reflected on the Parent Financial Statements. Since March 31, 2017, neither Parent nor any Parent Subsidiary has incurred any liability for Taxes arising outside the ordinary course of business or inconsistent with past custom and practice.

(v)    Neither Parent nor any Parent Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income in excess of the amount of net operating loss carryovers that are usable after the Closing, for any taxable period (or portion thereof) ending after the Closing Date as a result of: (A) the application of Section 481 of the Code (or corresponding or similar provisions of state or foreign Tax laws) to transactions, events or accounting methods employed prior to the Closing, (B) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, or (C) any installment sale or open transaction made on or prior to the Closing date.

(b)    Withholding. Parent and each Parent Subsidiary have, in all material respects, withheld all Taxes required by applicable Law to be withheld from the wages, salaries, and other payments to employees.

(c)    Certain Transactions and Obligations.

(i)    Neither Parent nor any Parent Subsidiary has been a party to a “listed transaction” within the meaning of Treas. Reg. Sec. 1.6011-4(b).

(ii)    Neither Parent nor any Parent Subsidiary is a party to any written Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority), other than commercial agreements (i) that are solely between Parent and/or any of its Subsidiaries, (ii) that will terminate as of the Closing, or (iii) the principal purpose of which is unrelated to Tax.

(iii)    Neither Parent nor any Parent Subsidiary (A) has been a member of an affiliated group within the meaning of Section 1504 of the Code (or any similar group defined under a similar provision of state, local, or foreign Law) filing a consolidated Federal income Tax Return or similar Tax Return (other than a group the common parent of which was Parent or a Parent Subsidiary) or (B) has any liability for any Taxes of any Person (other than Parent or a Parent Subsidiary) under Treas. Reg. Sec. 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor.

(d)    No Tax Shelters. Neither Parent nor any Parent Subsidiary has (i) filed any disclosures under Section 6662 of the Code or comparable provisions of applicable state, local or foreign Law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return; or (ii) consummated or participated in, or is currently participating in, any transaction which was or is a “tax shelter” transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder.

(e)    Nonqualified Deferred Compensation.

(i)    Except as set forth on Section 4.14(d)(i) of the Parent Disclosure Letter, Parent and the Merger Subs are not a party to any Contract, agreement or arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. Each such nonqualified deferred compensation plan, if any, has been documented and operated in compliance with Section 409A of the Code. No Parent Employee Benefit Plan provides for an obligation to gross-up or otherwise reimburse any individual for any tax or related interest or penalty incurred by such individual, including, without limitation, any tax, excise tax, interest or penalty tax imposed under or by reason of Sections 409A, 457A or 4999 of the Code or otherwise.

(ii)    All Options have been appropriately authorized by the Parent Board or an appropriate committee thereof, including approval of the option exercise price or the methodology for determining the Option exercise price and the substantive option terms.

(iii)    Parent has never entered into any Contract, agreement, plan or arrangement with respect to the performance of services that could give rise to payments that are nondeductible under Sections 162, 404 or 280G of the Code or subject to the excise Tax under Section 4999 of the Code.

(f)    Reorganization Status.

(i)    None of Parent or any Parent Subsidiary is aware of the existence of any fact or circumstance, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Offer and the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; provided that no representation is made regarding satisfaction of the “substantially all of the properties” requirement of Section 368(a)(2)(D) of the Code or of the “substantiality test” of Treas. Reg. Sec. 1.367(a)-3(c)(3)(iii).

(ii)    None of the Parent or any of its Subsidiaries is aware of the existence of any fact or circumstance, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Second Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.15    Environmental Matters. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect:

(a)    Parent and the Parent Subsidiaries have been and are otherwise in compliance in all material respects with all applicable Environmental Laws and there are no pending or, to the Knowledge of Parent, threatened demands, claims, information requests, citations or notices of non-compliance or violation regarding Parent or any Parent Subsidiary relating to any material liability under any Environmental Law.

(b)    No notice, demand, request for information, citation, summons or Judgment has been received, no complaint has been filed, no penalty has been assessed, and no Legal Proceeding is pending and served or, to the Knowledge of Parent, threatened by any Governmental Authority or other Person relating to or arising out of any failure of Parent or any Parent Subsidiary to comply with any Environmental Law.

(c)    To the Knowledge of Parent, there are no conditions on any real property owned, leased or operated by Parent or any Parent Subsidiary that would reasonably be expected to give rise to any violation of or result in any liability under any Environmental Laws.

(d)    All material permits, notices, approvals and authorizations, if any, required to be obtained or filed in connection with the operation of Parent’s and the Parent Subsidiaries’ businesses and the operation or use of any real property owned, leased or operated by Parent or any Parent Subsidiary have been duly obtained or filed, are currently in effect, and Parent and the Parent Subsidiaries are in compliance in all material respects with the terms and conditions of all such permits, notices, approvals and authorizations.

(e)    To the Knowledge of Parent, there are no material liabilities of Parent or any Parent Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and, to the Knowledge of Parent, there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability.

Section 4.16    Compliance with Laws; Permits.

(a)    Neither Parent nor the Parent Subsidiaries is, or since January 1, 2014 has been, in violation of any Law applicable to Parent or the Parent Subsidiaries or by which any of their respective properties are bound or any regulation issued under any of the foregoing or has been notified in writing by any Governmental Authority of any violation, or any investigation with respect to any such Law, except for any such violation that would not, and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)    Parent and the Parent Subsidiaries have all Permits from Governmental Authorities necessary and required to conduct their respective businesses as now being conducted, and such Permits are in full force and effect, except where the failure to have any such Permits or to maintain such Permits in full force and effect, individually or in the aggregate, would not reasonably be expected to be, material to the business of Parent and the Parent Subsidiaries, taken as a whole. Except for any failures to be in compliance that would not, and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, Parent and its Subsidiaries are in compliance with all such Permits.

Section 4.17    Intellectual Property.

(a)    Section 4.17(a)(i) of the Parent Disclosure Letter identifies (A) the name of the applicant/registrant, (B) the jurisdiction of application/registration, (C) the application or registration number, and (D) the application, registration, or filing status for each currently issued or pending item of Registered IP owned by or registered or applied for in the name of the Parent or any Parent Subsidiary. Other than as set forth in Section 4.17(a)(ii) of the Parent Disclosure Letter, or except as would not be material to the Parent and the Parent Subsidiaries, taken as a whole, the Parent and the Parent Subsidiaries

(1) own and possess all right, title and interest in and to all Parent Owned Intellectual Property Rights and (2) to the Knowledge of the Parent have the right to use and exploit (in the manner currently used and exploited by the Parent and Parent Subsidiaries) all material Parent Intellectual Property Rights, in the case of each of (1) and (2) free and clear of all Liens other than Permitted Liens and any Liens caused or created by any action or failure to act by any Person other than the Parent or the Parent Subsidiaries. Other than as set forth on Section 4.17(a)(iii) of the Parent Disclosure Letter, to the Knowledge of the Parent, no interference, opposition, reissue, reexamination or other similar third party proceeding (other than examination proceedings with respect to applications for Registered IP) is pending or has been threatened in writing since January 1, 2014, in which the scope, validity, enforceability or ownership of any Registered IP listed (or required to be listed) on Section 4.17(a)(i) of the Parent Disclosure Letter is being contested or challenged. Each item of Registered IP listed (or required to be listed) on Section 4.17(a)(i) of the Parent Disclosure Letter is subsisting and has not expired or been cancelled or abandoned, and to the Knowledge of the Parent such Registered IP (other than pending applications for Patents and Trademarks) has not been adjudged invalid or unenforceable. To the Knowledge of the Parent, the Parent and the Parent Subsidiaries own, license, sublicense or otherwise possess legally enforceable and sufficient rights to use all Intellectual Property Rights and Technology necessary to conduct the business of the Parent and the Parent Subsidiaries as currently conducted, except as would not be material to the Parent and the Parent Subsidiaries, taken as a whole. Since January 1, 2014, neither the Parent nor any of the Parent Subsidiaries has granted to any Person a joint ownership interest in, or has granted or permitted any Person to retain, any exclusive rights that remain in effect in, any Intellectual Property Rights that are or were Parent Owned Intellectual Property Rights and are incorporated or embodied in any Parent Product and material to the conduct of the businesses of the Parent and the Parent Subsidiaries, taken as a whole. Since January 1, 2014, neither the Parent nor any of the Parent Subsidiaries has transferred to any Person ownership of any Intellectual Property Rights that were Parent Owned Intellectual Property Rights that are incorporated or embodied in any Parent Product and material to the conduct of the businesses of the Parent and the Parent Subsidiaries, taken as a whole.

(b)    Section 4.17(b) of the Parent Disclosure Letter sets forth each Contract pursuant to which the Parent or any Parent Subsidiary (i) has received any licenses (which includes for this Section 4.17 any covenant not to assert or other immunity) in, under, or to any Intellectual Property Rights or Technology necessary to conduct the business of the Parent or any Parent Subsidiary (each a “Parent In-bound License”); provided, however, that Parent In-bound Licenses will not include (A) non-disclosure agreements entered into in the ordinary course of business that do not contain an express license grant, (B) non-exclusive licenses of commercially available Intellectual Property Rights, Software or other Technology, including off-the-shelf Software agreements, in each case that are not incorporated or embodied in any Parent Product, and are not incorporated into the proprietary infrastructure or connectivity used to delivery any Parent Product (C) non-exclusive licenses to Software and materials licensed on standard terms as Publicly Available Software, (D) licenses to content or Trademarks granted to the Parent or any Parent Subsidiary by a customer of the Parent or a customer of any Parent Subsidiary, incorporated or embodied in any Parent Product for such customer, that are incidental to the operation or marketing of the other Parent Products, and are not incorporated into the proprietary infrastructure or connectivity used to delivery any Parent Product or (E) licenses that otherwise would not be material to the Parent and the Parent Subsidiaries, taken as a whole (ii) has granted licenses in, under, or to any Parent Owned Intellectual Property Rights (each a “Parent Out-bound License”); provided, however, that Parent Out-bound Licenses will not include (A) non-disclosure agreements entered into in the ordinary course of business that do not contain an express license grant, (B) non-exclusive licenses, including terms of use, terms of service, Software as a service or “SaaS” licenses or end user license agreements, granted or entered into in the ordinary course of business or in connection with the marketing or sale of any Parent Products or incidental to the provision of services to the Parent or its Subsidiaries, or (C) licenses that otherwise would not be material to the Parent and the Parent Subsidiaries, taken as a whole.

(c)    Except as set forth on Section 4.17(c) of the Parent Disclosure Letter, and except as would not be material to the Parent and the Parent Subsidiaries, taken as a whole: (i) to the Knowledge of the Parent, (A) none of the Parent Products does, and the operation of the business of the Parent and the Parent Subsidiaries as such business is currently conducted, does not, infringe, misappropriate, dilute, or otherwise violate the Intellectual Property Rights of any third Person and (B) no such infringement, misappropriation, or violation has occurred since January 1, 2014; (ii) there are no pending, or to the Knowledge of the Parent, claims threatened in writing since January 1, 2014, by any Person, alleging infringement, misappropriation, violation or dilution by the Parent or the Parent Subsidiaries of any Intellectual Property Rights of such third party or (other than examination proceedings with respect to applications for Registered IP) challenging the validity, enforceability, ownership or use of any of the Parent Owned Intellectual Property Rights; and (iii) there are no pending or, to the Knowledge of the Parent, claims threatened by the Parent or its Subsidiaries in writing since January 1, 2014 alleging infringement, misappropriation, violation or dilution by a third party of any Parent Owned Intellectual Property Rights. To the Knowledge of the Parent, no third party is infringing, violating, diluting, or misappropriating any material Parent Owned Intellectual Property Rights.

(d)    Except as set forth in Section 4.17(d) of the Parent Disclosure Letter, and except as would not be material to the Parent and the Parent Subsidiaries, taken as a whole, the execution and delivery of this Agreement by the Parent, the performance of the Parent of its obligations hereunder or the consummation of the Transactions will not: (i) cause any loss, forfeiture, termination or impairment of, or creation of a right of termination with respect to the Parent’s or any Parent Subsidiaries’ ownership or right to use any Parent Intellectual Property Rights; (ii) violate or result in the material breach, modification, cancellation, termination, or suspension of any material Parent In-bound License or Parent Out-bound License; (iii) result in the release of any source code or other proprietary confidential Technology of the Parent or any of its Subsidiaries or in the granting of any right or licenses to any Parent Owned Intellectual Property Rights to any third party; or (iv) result in a material default by the Parent or any Parent Subsidiary under any agreement governing any Parent Intellectual Property Rights.

(e)    The Parent and the Parent Subsidiaries have taken commercially reasonable steps to protect their rights in material confidential information and trade secrets that they wish to protect or any trade secrets or confidential information of third parties provided to them under obligations of confidentiality. Without limiting the foregoing, the Parent and each Parent Subsidiary has required, except as would not be material to the Parent or the Parent Subsidiaries, each Person engaged in the development of any Intellectual Property Rights or Technology for the Parent or any of the Parent Subsidiaries since January 1, 2014 to execute a proprietary information and confidentiality agreement protecting such trade secrets and confidential information.

(f)    Neither the Parent nor any Parent Subsidiary is under any obligation to license any Parent Intellectual Property Rights to any Governmental Authority, and no Governmental Authority has any rights or licenses to any Parent Owned Intellectual Property Rights, in each case as a result of any funding received by it or any Parent Subsidiary from any Governmental Authority.

(g)    To the Knowledge of the Parent, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, there are (i) no defects in any of the Parent Products that would prevent the same from performing materially in accordance with their obligations to customers under written customer agreements; and (ii) no viruses, worms, Trojan horses or similar disabling codes or programs in any of the same. As of the Agreement Date, the Parent and the Parent Subsidiaries possess all source code and other materials used by the Parent and the Parent Subsidiaries in the development and maintenance of the Parent Products. The Parent and the Parent Subsidiaries have not disclosed, delivered, licensed or otherwise made available, and do not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, to any Person not performing services on their behalf and not bound by a non-disclosure and invention assignment agreement in favor of the Parent, any material source code that embodies material Technology of the Parent or the Parent Subsidiaries or Parent Intellectual Property Rights for any Parent Product.

(h)    The Parent and the Parent Subsidiaries have and, except as would not be material to the Parent and the Parent Subsidiaries, taken as a whole, follow a practice of tracking material bugs, errors and defects in its Software for the Parent Products of which it becomes aware and maintains and keep current a computerized database for such purpose. Section 4.17(h) of the Parent Disclosure Letter sets forth a list from such database of any material act or incident pertaining to the foregoing, which remains unresolved.

(i)    Except as set forth in Section 4.17(i) of the Parent Disclosure Letter, or as would not be material to the Parent and the Parent Subsidiaries, all right, title and interest in and to any Intellectual Property Rights or Technology developed for the Parent or any Parent Subsidiary by the Parent’s or any Parent Subsidiaries’ past and present employees, contractors and other personnel have been assigned by written agreements to the Parent or any Parent Subsidiary effective as of the date such Intellectual Property Rights or Technology was created. Except as set forth in Section 4.17(i) of the Parent Disclosure Letter (i) no Intellectual Property Rights or Technology material to the business of the Parent and developed for the Parent or any Parent Subsidiary by the Parent’s or any Parent Subsidiaries’ past and present employees, contractors and other personnel, were developed, in whole or in part, using funding, facilities or equipment of any governmental body, university, or any other entity having any rights with respect thereto by virtue of such funding, facilities or equipment; (ii) none of the Parent’s or any Parent Subsidiaries’ past and present employees who contributed to the development of the Intellectual Property Rights or Technology incorporated within the Parent Products were employed by, under contract to, or otherwise obligated with respect to, any Governmental Authority, university, or any other entity at any time during the development of such Technology or Intellectual Property Rights for the Parent or any Parent Subsidiary; and (iii) the Parent has no knowledge that any party has or may have a basis for bringing a claim, suit or action related to the foregoing. No current or former employee, officer or director of the Parent or any Parent Subsidiary, and no consultant or independent contractor hired by the Parent or any Parent Subsidiary to perform services for the Parent or any Parent Subsidiary, has any right, license, claim or interest whatsoever in or with respect to any material Parent Owned Intellectual Property Rights.

(j)    Except as set forth in Section 4.17(j) of the Parent Disclosure Letter, there are no proceedings, settlement agreements to which the Parent is a party, forbearances to sue, consents, Judgments, or orders or similar obligations that do or may: (i) restrict the Parent’s or any Parent Subsidiaries’ rights to use any Parent Intellectual Property Rights or Technology material to the Parent; (ii) restrict the use of Technology material to the Parent or the conduct of the Parent’s business in order to accommodate a third party’s Intellectual Property Rights; (iii) permit third parties to use any Parent Intellectual Property Rights; or (iv) affect the validity or enforceability of any Parent Intellectual Property Rights.

(k)    Except as set forth in Section 4.17(k) of the Parent Disclosure Letter, the Parent and the Parent Subsidiaries have never (i) incorporated any Publicly Available Software into, or combined Publicly Available Software with, the Parent Products, (ii) distributed Publicly Available Software in conjunction with any Parent Products, (iii) used Publicly Available Software in such a way that, with respect to the foregoing (i), (ii) or (iii), creates obligations for the Parent or any Parent Subsidiary with respect to any Parent Owned Intellectual Property Rights to grant, or purport to grant, to any third party, any rights or immunities under any Parent Owned Intellectual Property Rights (including, but not limited to, using any Publicly Available Software that require, as a condition of use, modification and/or distribution of such Publicly Available Software that other software included in Parent Owned Intellectual Property Rights incorporated into, derived from or distributed with such Publicly Available Software be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge), except as would not be material any of the Parent Products. Except as set forth in Section 4.17(k) of the Parent Disclosure Letter, the Parent and the Parent Subsidiaries have, to the Knowledge of the Parent, complied with any conditions imposed on it as a result of the use or incorporation of Publicly Available Software in the Parent Products.

Section 4.18    Labor and Other Employment Matters.

(a)    To the Parent’s Knowledge, the Parent and each Parent Subsidiary has complied in all material respects with all applicable Laws respecting labor and employment, including those relating to collective bargaining, employee classification, employment practices, labor, terms and conditions of employment, wages and hours, pay equity, immigration status, the collection and payment of withholding or social security taxes or any similar tax, local applicable employment standards, equal employment opportunity, prohibited discrimination, human rights, occupational safety, unemployment compensation, workers’ compensation, language of work, mass layoffs and plant closings. The Parent and the Parent Subsidiaries have taken all reasonable actions to ensure that the relationship of the Parent and the Parent Subsidiaries with any person who is not an employee is an independent contractor relationship, and not an employment relationship, and no circumstances exist under which the Parent or any of its Subsidiaries would reasonably be expected to incur any Liability arising from the misclassification of its employees as independent contractors. To the Knowledge of the Parent, all employees of the Parent and each Parent Subsidiary are legally permitted to be employed by the Parent or any Parent Subsidiary in the jurisdiction in which such employee is employed in their current job capacities for the maximum period permitted by applicable Laws.

(b)    Since January 1, 2016, neither the Parent nor any Parent Subsidiary has taken any action which would constitute (i) a “mass layoff” or “plant closing” as defined by the WARN Act or similar foreign, state or local Law, issued any notification of a “plant closing” or “mass layoff” required by the WARN Act, or incurred any liability or obligation under WARN that remains unsatisfied; or (ii) a collective redundancy as defined by the EU Collective Redundancies Directive (Council Directive 98/59/EC) and as transposed into applicable Law.

(c)    Except as set forth in Section 4.18(c) of the Parent Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Parent or any of the Parent Subsidiaries, there are no Legal Proceedings pending and served or, to the Knowledge of the Parent, threatened in writing against the Parent or any Parent Subsidiary, brought by or on behalf of any former or current employee or individual consultant or contractor alleging breach of any express or implied contract of employment, wrongful termination of employment or engagement, misclassification as an individual consultant, or contractor rather than as an employee or any other discriminatory, wrongful or tortious conduct or any violation of applicable Law in connection with the employment, or contractor relationship or its or their obligations as an employing or engaging party.

(d)    To the Knowledge of the Parent, as of August 31, 2017, there are no labor unions or elected employee representatives presently representing or, to the Knowledge of the Parent, engaged in any organizing activity with respect to any employee of the Parent or any Parent Subsidiary. Neither the Parent nor any of the Parent Subsidiaries is party to any collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to the employees of the Parent or any of the Parent Subsidiaries. There has not been, and to the Knowledge of the Parent or any Parent Subsidiary there is not presently pending, existing, or threatened in writing, any (i) strike, slowdown, picketing, or work stoppage by current employees, (ii) proceeding against or affecting any current employees of Parent relating to the alleged violation of any labor relations Law by Parent, including any charge or complaint filed by any such employee, union or other labor organizational activity, or (iii) application for certification of a collective bargaining agent or request to organize elections for employee representatives for any of the current employees. The Parent and the Parent Subsidiaries have not engaged in any “unfair labor practices” within the meaning of the National Labor Relations Act with respect to the employees of the Parent or any of the Parent Subsidiaries that would be covered under such regulation.

Section 4.19    Insurance. Parent has Made Available to the Company all material insurance policies and fidelity bonds and all material self-insurance programs and arrangements relating to the business, equipment, properties, employees, officers or directors, assets and operations of the Parent and the Parent Subsidiaries (collectively, the “Parent Insurance Policies”). Each of the Parent Insurance Policies is in full force and effect, all premiums due and payable thereon have been paid when due and Parent is in compliance in all material respects with the terms and conditions of such Parent Insurance Policies. Parent has not received any written notice regarding nay invalidation or cancellation of any Insurance Policy that has not been renewed in the ordinary course without any lapse in coverage.

Section 4.20    Material Contracts; Related Party Transactions.

(a)    Except for this Agreement or as set forth in Section 4.20 of the Parent Disclosure Letter, as of the date of this Agreement, none of Parent or any of the Parent Subsidiaries is a party to, nor are any of their respective properties or assets bound or affected by:

(i)    any Contract not made in the ordinary course of business which is material to Parent and the Parent Subsidiaries, taken an a whole, and is to be performed in whole or in part after the Agreement Date;

(ii)    any Contract containing covenants binding upon Parent or any Parent Subsidiary that materially restricts the ability of Parent or any Parent Subsidiary to compete in any business or with any person or in any geographic area, except as would not be material to Parent and the Parent Subsidiaries, taken as a whole;

(iii)    any Contract which imposes any material restrictions on Parent’s ability to assert or enforce any Parent Owned Intellectual Property Rights;

(iv)    any Contract with respect to a partnership, joint venture, joint marketing, joint development or similar arrangements with any other person;

(v)    any Parent Employee Agreement with any current executive officer or any current member of the Parent Board;

(vi)    any Contract for the acquisition, disposition, sale or lease of properties or assets (by merger, purchase or sale of stock or assets or otherwise) by Parent or any Parent Subsidiaries with a value greater than $250,000;

(vii)    any Contract contemplating payments (whether fixed, contingent or otherwise, but excluding Contracts with publishers) by Parent or any Parent Subsidiary of more than $250,000 in any calendar year;

(viii)    any Contract for the supply of Parent Products with any of the twenty (20) largest customers of Parent and the Parent Subsidiaries, taken as a whole, determined on the basis of revenues received by Parent and the Parent Subsidiaries, taken as a whole, for the twelve month period ended March 31, 2017;

(ix)    any Contract for the supply of products, services or Technology (other than short term media buys) with any of the twenty (20) largest suppliers, service providers or licensors (but excluding publishers) of Parent and the Parent Subsidiaries, taken as a whole, determined on the basis of amounts paid or payable by Parent and the Parent Subsidiaries, taken as a whole, for the twelve month period ended March 31, 2017;

(x)    any Contract for the supply of products, services or Technology (A) with any of the twenty (20) largest publishers of Parent and the Parent Subsidiaries, taken as a whole, determined on the basis of amounts paid or payable by Parent and the Parent Subsidiaries, taken as a whole, for the twelve month period ended March 31, 2017 or (B) with any publisher of Parent or the Parent Subsidiaries that provides for a guaranteed minimum payment by Parent or such Parent Subsidiary;

(xi)    any Parent Leases;

(xii)    any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other Contract with Parent or any Parent Subsidiary for or with respect to the borrowing of money, a line of credit, any currency exchange, commodities or other hedging arrangement, or a leasing transaction of a type required to be capitalized in accordance with IFRS, in each case in excess of $250,000;

(xiii)    any financial derivatives master agreement or confirmation, currency or interest rates hedging agreements, or futures account opening agreements and/or brokerage statements, evidencing financial, currency or interest rate hedging or similar trading activities;

(xiv)    any Contract entered into on or after January 1, 2014 that is a settlement agreement or includes a settlement agreement, each which are entered into in connection with a Legal Proceeding;

(xv)    any Contract that grants an exclusive license in, under, or to any Parent Owned Intellectual Property Rights, grants any other exclusive rights (including rights as an exclusive supplier, distributor, reseller, or customer) in favor of any third party, or otherwise restricts the right of Parent or any Parent Subsidiary to use or exploit any Parent Owned Intellectual Property Rights, except as would not be material to Parent and the Parent Subsidiaries, taken as a whole; and

(xvi)    any Contract (A) imposing any most favored nations or most favored customer status conditions on Parent or any of its Subsidiaries, except for those which are not material to Parent and the Parent Subsidiaries taken as a whole, or (B) providing rights of first or last offer, negotiation or refusal obligation on Parent or any of its Subsidiaries; and

(xvii)    each amendment, supplement or modification in respect of any of the foregoing Contracts or any commitment or agreement to enter into any of the foregoing Contracts.

Each such Contract described in clauses (i) through (xiii) is referred to herein as a “Parent Material Contract.”

(b)    A true, correct and complete copy of each Parent Material Contract has been Made Available to the Company. Each of the Parent Material Contracts is valid and binding on Parent and each Parent Subsidiary party thereto and, to the Knowledge of Parent, each other party thereto, and is in full force and effect, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c)    There is no material default under any Parent Material Contract by Parent or any Parent Subsidiary or, to the Knowledge of Parent, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by Parent or any Parent Subsidiary or, to the Knowledge of Parent, by any other party thereto, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has received any written notice of termination or cancellation under any Parent Material Contract and otherwise has no Knowledge that such party intends to terminate, or not renew, any such Parent Material Contract.

(d)    Since January 1, 2014 through the Agreement Date, there have not been any transactions, Contracts, arrangements or understandings or series of related transactions, Contracts, arrangements or understandings with any Affiliates, directors or officers of Parent or any Parent Subsidiary, nor are there any of the foregoing currently proposed that (if proposed but not having been consummated or executed, if consummated or executed) would be required to be disclosed in the Parent Public Reports.

Section 4.21    Properties and Assets.

(a)    Parent or one of the Parent Subsidiaries have, and immediately following the Effective Time will continue to have, good, valid and marketable title to, or a valid leasehold interest in, or a valid right under Contract to use, all the properties and assets reflected in the latest audited balance sheet included in the Parent Public Reports as being owned by Parent or such Parent Subsidiary or acquired after the date thereof, in each case that are material to Parent’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens other than Permitted Liens.

(b)    Neither Parent nor any of the Parent Subsidiaries owns any real property. Section 4.21(b) of the Parent Disclosure Letter contains (i) a true, correct and complete list, as of the Agreement Date, of all of the existing leases, subleases, licenses or other agreements pursuant to which Parent or any Parent Subsidiary uses or occupies, or has the right to use or occupy any real property, in each case involving payments in excess of $250,000 per annum (each property, a “Parent Leased Real

Property” and the agreements relating there to, the “Parent Leases”). With respect to each Parent Lease listed or required to be listed in Section 4.21(b) of the Parent Disclosure Letter: (A) to the Knowledge of Parent, there are no disputes with respect to any such Parent Lease, except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to Parent and the Parent Subsidiaries, taken as a whole; and (B) Parent or one of the Parent Subsidiaries that is either the tenant or licensee named under the Parent Lease has a good and valid leasehold interest in each parcel of real property which is subject to a Parent Lease and is in possession of the properties purported to be leased or licensed thereunder, except in each case as would not, individually or in the aggregate, reasonably be expected to result in a material liability to Parent or any of the Parent Subsidiaries.

Section 4.22    Privacy Matters.

(a)    Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, the Parent and each Parent Subsidiary is in compliance with (i) their published privacy policies and internal privacy and data security policies with respect to Personal Information, Geolocation Data and Non-PII; and (ii) all applicable U.S. and European Union Privacy and Security Laws relating to data privacy, data protection or data security, including with respect to the collection, acquisition, storage, transmission, transfer (including trans-border flows), disclosure and use of Personal Information, Geolocation Data, and Non-PII by the Parent or any Parent Subsidiary.

(b)    To the Parent’s Knowledge, all Persons whose Personal Information is collected or processed by or on behalf of the Parent or any Parent Subsidiary have been provided accurate disclosures regarding the collection, use, disclosure, transfer (including trans-border data flows), retention, destruction, disposal or, or other processing of their Personal Information by the Parent or any Parent Subsidiary, including providing any type of notice or opt out, and obtaining any type of consent, as required by applicable Privacy and Security Laws. To the Parent’s Knowledge, such disclosures have not contained any material omissions. The Parent’s collection and use of Personal Information, Geolocation Data, Non-PII, or any other data from third parties is in accordance with applicable requirements from such third parties, including written website terms and conditions, except where any such failures to do so in accordance with such requirements would not, and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(c)    The Parent and each Parent Subsidiary have taken all reasonable steps to implement, maintain and monitor a documented information security program, in compliance with applicable Privacy and Security Laws , and government-issued and industry standard measures with respect to administrative, technical and physical security, to ensure that all Personal Information, Geolocation Data, and Non-PII in its possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse.

(d)    To the Knowledge of the Parent, there has been no unauthorized access, acquisition, use, disclosure or transmission of Personal Information, Geolocation Data, Non-PII, or other misuse of any such Personal Information, Geolocation Data or Non-PII by the Parent, any Parent Subsidiary, or any third party processing Personal Information, Geolocation Data, or Non-PII on the Parent’s or any Parent Subsidiary’s behalf.

(e)    The Parent and each Parent Subsidiary have implemented appropriate technical and organisational measures to protect Personal Information, Geolocation Data, Non-PII against accidental or unlawful destruction or accidental loss, alteration, unauthorised disclosure or access, and against all other unlawful forms of processing and have taken appropriate steps and implemented appropriate procedures to ensure that the Parent’s and each Parent Subsidiary’s computer systems are free from malware and other harmful code, including, but not limited to, the use of commercially available up-to-date antivirus software.

(f)    To the Knowledge of the Parent, there have been no successful unauthorized intrusions or breaches of the security of the Parent’s or any Parent Subsidiary’s computer systems that resulted in any unauthorized access, use, or disclosure of confidential or proprietary information of the Parent.

(g)    Neither the Parent nor any Parent Subsidiary have received any written notice of material claims, investigations, or alleged violations of Privacy and Security Laws with respect to Personal Information, Geolocation Data, or Non-PII possessed by, used by, or otherwise subject to the control of the Parent or any Parent Subsidiary, and, to the Parent’s Knowledge, there are no facts or circumstances that could form the basis for any such claim.

(h)    To the Knowledge of the Parent, the transfer of Personal Information, Geolocation Data, and Non-PII in connection with the execution, delivery and performance of this Agreement complies in all material respects with applicable U.S. and European Union Privacy and Security Laws and with the published and internal privacy policies of the Parent or any Parent Subsidiary. The Parent and the Parent Subsidiaries are not subject to any contractual requirements that, as a result of the Transactions, following the Closing, would prohibit the Parent or any Parent Subsidiary from receiving or using Personal Information, Geolocation Data, and Non-PII in the manner in which the Parent receives and uses such Personal Information, Geolocation Data, and Non-PII prior to the Closing, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.23    Certain Business Practices.

(a)    (i) Neither Parent nor any Parent Subsidiary, nor any of their respective directors, officers or employees, nor to the Knowledge of Parent, any of their respective representatives or agents (in each case, acting in the capacity of a representative or agent of Parent or any Parent Subsidiary) or any other Person associated with or acting for or on behalf of Parent or any Parent Subsidiary has: (A) paid, accepted or received any unlawful contributions, payments, expenditures, entertainment or gifts, (B) offered, made, promised or provided, or caused to be offered, made, promised or provided, directly or indirectly, any payment or thing of value, directly or indirectly, to a foreign or domestic official, foreign or domestic political party, candidate for office, official of any public international organization or official of any state-owned entity or any other person, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing any improper advantage, or inducing a foreign or domestic official to use their influence to affect a governmental decision. (ii) since January 1, 2014, Parent and each Parent Subsidiary, and each of their respective directors, officers, or employees, and to the Knowledge of Parent, any of their respective representatives or agents (in each case, acting in the capacity of a representative of Parent or any Parent Subsidiary) has complied in all material respects with (A) applicable Anti-Corruption Laws or any rules or regulations promulgated thereunder, (B) applicable anti-money laundering Laws and any rules or regulations promulgated thereunder, (C) applicable anti-terrorism Law or regulations promulgated thereunder, and (D) applicable anti-boycott regulations or embargo regulations. Since January 1, 2014, Parent has not received any written communication from a Governmental Authority that alleges the taking of any action described in clause (i) above, or the violation of or non-compliance with any Law or rules or regulations described in clause (ii) above.

(b)    Since January 1, 2014, neither Parent nor any Parent Subsidiary, nor any of their respective directors, officers, or employees, nor to the Knowledge of Parent, any of their respective representatives or agents (in each case, acting in the capacity of a representative of Parent or any Parent Subsidiary) is a person with whom transactions are prohibited or limited under any applicable economic sanctions Laws, including those administered by U.S. Governmental Authorities (including, without limitation, the Office of Foreign Assets Control), the United Nations Security Council, the European Union, or Her Majesty’s Treasury. Since January 1, 2014, Parent and each Parent Subsidiary, and each of their respective directors, officers, or employees, and to the Knowledge of Parent, its or any Parent Subsidiary’s representatives or agents (in each case, acting in the capacity of a representative of Parent or any Parent Subsidiary) has complied in all material respects with applicable economic sanctions Laws.

(c)    Parent and Parent Subsidiaries are, and since January 1, 2014 have been, in compliance in all material respects with and in possession of all material licenses, material registrations, and material permits that may be required for the lawful conduct of their business under applicable import and export control Laws, including the Export Administration Regulations. Without limiting the foregoing, (i) Parent and Parent Subsidiaries have obtained all export licenses and other approvals to the extent required for its exports of products, software and technologies from the United States; (ii) Parent and Parent Subsidiaries are in compliance in all material respects with the terms of all applicable export licenses or other approvals; (iii) there are no pending or, to Parent’s Knowledge, threatened claims against Parent or any Parent Subsidiary with respect to export licenses or other approvals; (iv) there are no actions, conditions or circumstances pertaining to Parent’s export transactions that would reasonably be expected to give rise to any future claims under applicable export regulations, and (v) no consents or approvals for the transfer of export licenses to Parent are required, except for such consents and approvals that can be obtained expeditiously without material cost or would not be material to Parent and Parent Subsidiaries, taken as a whole. Since January 1, 2016, neither Parent nor any Parent Subsidiary has made any voluntary disclosures to U.S. Governmental Authorities under applicable U.S. economic sanctions Laws, or applicable import or export control Laws; to Parent’s Knowledge, been the subject of any governmental investigation or inquiry regarding compliance with such Laws; or been assessed any fine or penalty under such Laws.

Section 4.24    Solvency.

(a)    Neither Parent nor the Merger Subs is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any Company Subsidiary.

(b)    The Parent has not taken any action, nor have any other steps been taken or legal proceedings started or threatened against it, for its winding-up or dissolution or for it to enter into any arrangement or composition for the benefit of creditors or for the appointment of a receiver, trustee, administrator or similar officer of it or any of its properties, revenues or assets.

Section 4.25    DGCL Section 203. None of Parent, the Merger Subs and their respective Subsidiaries is or has been at any time during the period commencing three (3) years prior to the Agreement Date through the Agreement Date, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL. None of Parent, the Merger Subs nor any of their Subsidiaries directly or indirectly owns any Shares as of the Agreement Date, other than shares beneficially owned through benefit or pension plans.

Section 4.26    Broker’s or Finder’s Fees. Except for NUMIS Securities Limited and PEM Corporate Finance, no agent, broker, Person, investment banker, financial advisor or other firm acting on behalf of Parent or any Parent Subsidiary or under Parent’s or any Parent Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the Transactions.

Section 4.27    Financing. Assuming satisfaction of the Offer Conditions, upon commencement of the Offer, Parent and the Merger Subs will have sufficient funds and/or access to adequate financing arrangements to consummate the Offer at the Offer Acceptance Time and to consummate the Mergers and the Other Transactions at the Effective Time.

Section 4.28    No Other Representations and Warranties. Except for the representations and warranties made by the Parent and the Merger Subs in this ARTICLE IV, neither the Parent, the Merger Subs nor any other Person makes any implied or express representation or warranty with respect to it or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the other party or any of its Affiliates or Representatives of any documents, forecasts or other information with respect to any one or more of the foregoing. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Parent and the Merger Subs in this ARTICLE IV, neither the Parent, the Merger Subs nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Parent or the Merger Subs, any of its Subsidiaries or their respective businesses or operations or (ii) any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of the Parent, the negotiation of this Agreement, in the course of the transactions contemplated hereby or otherwise.

ARTICLE 5

CERTAIN PRE-CLOSING COVENANTS

Section 5.1    Conduct of Business by the Company Pending the Mergers. The Company covenants and agrees that, during the period from the Agreement Date until the earlier of the Offer Acceptance Time and the termination of this Agreement pursuant to ARTICLE 8 (the “Pre-Closing Period”), except (i) with the written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), (ii) as expressly permitted or required pursuant to this Agreement or as required by applicable Law, or (iii) as set forth in Section 5.1 of the Company Disclosure Letter:

(a)    The businesses of the Company and each Company Subsidiary shall, subject to the restrictions and exceptions set forth in Section 5.1 or elsewhere in this Agreement, be conducted in all material respects in the ordinary and usual course of business, and the Company and each Company Subsidiary shall use their respective commercially reasonable efforts to keep available in all material respects the services of the current officers, employees and consultants of the Company and each Company Subsidiary and to maintain and preserve intact their respective business organizations and to preserve their respective relationships with all Persons having significant business dealings with the Company or any Company Subsidiary; and

(b)    The Company shall not, and shall not permit any of the Company Subsidiaries to, do any of the following:

(i)    (A) acquire, sell, lease, license, transfer or dispose of any assets, rights or securities that are material to the Company and the Company Subsidiaries, considered as a single enterprise (including any material Company Owned Intellectual Property) (except, in the case of any of the foregoing (1) in the ordinary course of business (including entering into non-exclusive license agreements, “SaaS” licenses, end user license agreements and non-disclosure agreements in the ordinary course of business), (2) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Company and the Company Subsidiaries and (3) as provided for in the Company’s capital expense budget Made Available to Parent or Parent’s Representatives);

(ii)    accelerate, terminate or cancel, or waive, release or assign any material term of, or right, obligation or claim under, any Company Material Contract, or amend or modify any Company Material Contract (other than in the ordinary course) in a manner that is materially adverse to the Company or any Company Subsidiary;

(iii)    enter into, extend or renew any Contract which, if entered into prior to the Agreement Date would have been a Company Material Contract, except in the ordinary course of business;

(iv)    enter into any Contract that limits, curtails or restricts the ability of the Company or any Company Subsidiary to compete or conduct activities in any geographic area, line of business, or with any Person;

(v)    (A) grant to any third Person any license, sublicense, covenant not to sue, immunity, authorization, release or other right with respect to any Intellectual Property Rights (other than licenses or other rights granted in the ordinary course of business or which would not be material to the Company and the Company Subsidiaries, taken as a whole); (B) assign or transfer to any third Person any material Company Intellectual Property Rights; or (C) abandon any material Company Owned Intellectual Property Rights;

(vi)    acquire by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by license or any other manner, any business, corporation, partnership, association or other business organization or division thereof;

(vii)    amend its certificate of incorporation or bylaws or, in the case of the Company Subsidiaries, their respective constituent documents;

(viii)    establish a record date for, declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock (including the Shares), except for dividends or other distributions by a direct or indirect wholly owned Company Subsidiary to its parent and for the quarterly dividend of $0.03 per share to be paid by the Company on October 9, 2017;

(ix)    repurchase, redeem or otherwise reacquire any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, other than in connection with (x) the relinquishment of shares by Company Associates in payment of withholding tax upon the vesting of RSUs as required under a RSU agreement;

(x)    split, combine, subdivide or reclassify any outstanding shares of its capital stock;

(xi)    issue, sell, dispose of or authorize, propose or agree to the issuance, sale or disposition by the Company or any of the Company Subsidiaries of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the Agreement Date, except (A) pursuant to Contracts in effect as of the Agreement Date made available to Parent prior to the Agreement Date, (B) for the Company Common Stock issuable upon exercise or conversion of Options outstanding on the Agreement Date, (C) for the settlement of RSUs granted prior to the Agreement Date, (D) pursuant to the operation of the ESPP in accordance with Section 2.3 and (E) pursuant to ordinary course new hire and refresh (e.g. following annual reviews) equity award arrangements consistent with past practice, which in the aggregate shall not exceed 150,000 Company Common Stock (as adjusted pursuant to Section 1.11);

(xii)    incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, except for indebtedness incurred or guaranteed in the ordinary course of business;

(xiii)    make any loans or advances, except (A) any payments in connection with the Company’s Master Sales Incentive Plan made available to Parent prior to the Agreement Date, consistent with past practice, (B) to or for the benefit of the Company Subsidiaries or (C) for reasonable travel or business expense advances in the ordinary course of business consistent with past practice and in accordance with the Company’s existing policies to employees of the Company or any Company Subsidiary;

(xiv)    except (x) as set forth in Section 5.1(b)(xiii) of the Company Disclosure Letter or (y) to the extent required in a Company Employee Benefit Plan in existence as of the Agreement Date made available to Parent prior to the Agreement Date: (A) grant or increase any severance or termination pay to any Company Associate (it being understood that the payment of severance to an employee in accordance with the existing severance policies of the Company shall not constitute the grant or increase in any severance or termination pay) that would (collectively with all increases/amendments contemplated by this clause (xiii)) represent an aggregate net liability of the Company of in excess of $250,000; (B) other than with respect to employees below the level of vice president, enter into, amend in any material respect, or terminate any material Company Employee Agreement; (C) materially increase or decrease the benefits payable under any Company Employee Agreement (which increase would (collectively with all increases/amendments contemplated by this clause (xiii)) represent an additional aggregate net liability of the Company of in excess of $250,000); (D) materially increase or decrease the compensation or benefits to current or former employees, directors or individual contractors of the Company or any Company Subsidiary (which increase would (collectively with all increases/amendments contemplated by this clause (xiii)) represent an additional aggregate net liability of the Company of in excess of $250,000); (E) adopt or establish any new employee benefit plan that would be a Company Employee Benefit Plan (including, for greater certainty, any bonus plan not in existence on the Agreement Date) if it were in existence on the Agreement Date, or amend any existing Company Employee Benefit Plan; (F) take any action that would result in its incurring any additional obligation for any payments or benefits described in subsections (i), (ii) or (iii) of Section 3.11(i) (without regard to whether the Transactions are consummated); or (G) use any discretionary authority afforded to the Company under any Company Employee Benefit Plan to grant, or materially amend or otherwise modify the compensation or benefits (including, without limitation, the grant of any stock options, restricted stock units or other equity awards) to any current or former employees, directors or individual contractors of the Company or any Company Subsidiary (which event would (collectively with all increases/amendments contemplated by this clause (xiii)) represent an additional aggregate net liability of the Company of in excess of $250,000);

(xv)    (A) execute or amend any indemnification agreement between the Company or any of the Company Subsidiaries and any of their respective directors, officers, agents, consultants or employees, or (B) execute or amend any collective bargaining agreement or other obligation to any labor organization incurred or entered into by the Company or any of the Company Subsidiaries;

(xvi)    terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any Insurance Policies maintained by the Company or any Company Subsidiary which is not promptly replaced by a comparable amount of insurance coverage with reputable independent insurance companies or underwriters;

(xvii)    change any material Tax accounting methods, principles or practices, other than as required by GAAP or applicable Law;

(xviii)    (A) amend any income Tax Return or any material non-income Tax Return, (B) make, change or revoke any material Tax election, (C) settle or compromise any material Tax claim or assessment by any Governmental Authority, (D) surrender or waive any right to claim a material Tax refund, or (E) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xix)    settle, compromise or otherwise resolve any Legal Proceedings (other than Securityholder Litigation which shall be governed in accordance with Section 6.13) or commence any Legal Proceedings involving individually more than $250,000 or in the aggregate more than $250,000, except for (A) the settlement of any Legal Proceeding that is in the ordinary course of business and does not include any obligation (other than the payment of money that is fully paid by insurance or indemnity arrangements) to be performed by the Company or any Company Subsidiary following the Effective Time, or waive any material claims or rights, or (B) those Legal Proceedings set forth on Schedule 5.1(b)(xix));

(xx)    other than in the ordinary course of business, pay or discharge any claims, Liens or liabilities involving more than $100,000 individually or $250,000 in the aggregate, which are not reserved for or reflected on the balance sheets included in the Company Financial Statements;

(xxi)    make or commit to make capital expenditures exceeding by $250,000 or more the aggregate budgeted amount set forth in the Company’s fiscal 2017 capital expenditure plan previously Made Available to Parent;

(xxii)    propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or

(xxiii)    take or agree in writing or otherwise to take any of the actions precluded by Section 5.1(a) or Section 5.1(b).

Section 5.2    Conduct of Business by Parent Pending the Mergers. Parent covenants and agrees that, during the Pre-Closing Period except (i) with the written consent of the Company (which consent will not be unreasonably withheld, conditioned or delayed), (ii) as expressly permitted or required pursuant to this Agreement or as required by applicable Law, or (iii) as set forth in Section 5.2 of the Parent Disclosure Letter:

(a)    The businesses of Parent and each Parent Subsidiary shall, subject to the restrictions and exceptions set forth in Section 5.2 or elsewhere in this Agreement, be conducted in all material respects in the ordinary and usual course of business, and Parent and each Parent Subsidiary shall use their respective commercially reasonable efforts to maintain and preserve intact their respective business organizations and to preserve their respective relationships with all Persons having significant business dealings with Parent or any Parent Subsidiary; and

(b)    Parent shall not, and shall not permit any of the Parent Subsidiaries to, do any of the following:

(i)    accelerate, terminate or cancel, or waive, release or assign any material term of, or right, obligation or claim under, any Parent Material Contract, or amend or modify any Parent Material Contract (other than in the ordinary course) in a manner that is materially adverse to the Parent or any Parent Subsidiary;

(ii)    except as permitted pursuant to Section 5.2(b)(v), enter into, extend or renew any Contract which, if entered into prior to the Agreement Date would have been a Parent Material Contract, except in the ordinary course of business;

(iii)    enter into any Contract that limits, curtails or restricts the ability of the Company or any Company Subsidiary to compete or conduct activities in any geographic area, line of business, or with any Person;

(iv)    (A) grant to any third Person any license, sublicense, covenant not to sue, immunity, authorization, release or other right with respect to any Intellectual Property Rights (other than licenses or other rights granted in the ordinary course of business or which would not be material to Parent and the Parent Subsidiaries, taken as a whole); (B) assign or transfer to any third Person any material Parent Intellectual Property Rights; or (C) abandon any material Parent Owned Intellectual Property Rights;

(v)    (A) acquire, sell, lease, license, transfer or dispose of any assets, rights or securities that are material to Parent and the Parent Subsidiaries, considered as a single enterprise (including any material Parent Owned Intellectual Property), (B) acquire by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by license or any other manner, any business, corporation, partnership, association or other business organization or division thereof; (C) with respect to Parent only, amend its articles of association or bylaws; or (D) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (except, nothing in this Agreement shall prohibit the Parent or the Parent Subsidiaries from (1) taking such actions in the ordinary course of business (including entering into non-exclusive license agreements, “SaaS” licenses, end user license agreements and non-disclosure agreements in the ordinary course of business), (2) making dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of Parent and the Parent Subsidiaries the whole, (3) taking any such actions if provided for in the Parent’s capital expense budget Made Available to Company or Company’s Representatives, (4) subject to Section 6.19 of this Agreement, entering into a Parent Specified Agreement or consummating a Parent Takeover Proposal, or (5) the acquisition by Parent, or merger with or purchase of an interest in, any other Person (other than the Company as contemplated by the Transactions) if such acquisition, merger or purchase (I) would not reasonably be expected to prevent or materially impede or delay Parent’s and the Merger Subs’ ability to consummate the Transactions and (II) does not involve the issuance of ten percent (10%) or more of the issued and outstanding Parent Common Stock.

(vi)    establish a record date for, declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock (including the Parent Common Stock), except for dividends or other distributions by a direct or indirect wholly owned Parent Subsidiary to its parent;

(vii)    repurchase, redeem or otherwise reacquire any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, other than in connection with (x) the relinquishment of shares by Parent Associates in payment of withholding tax upon the vesting of Parent RSUs as required under a Parent RSU agreement;

(viii)    split, combine, subdivide or reclassify any outstanding shares of its capital stock except for any transaction contemplated by Section 1.1(g)(ii);

(ix)    except as permitted pursuant to Section 5.2(b)(v) and other than issuances of Parent Common Stock at or above the Parent Trading Price for purposes of a bona fide capital financing, issue, sell, dispose of or authorize, propose or agree to the issuance, sale or disposition by the Parent or any of the Parent Subsidiaries of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the Agreement Date, except (A) pursuant to Contracts in effect as of the Agreement Date Made Available to Company prior to the Agreement Date, (B) for the Parent Common Stock issuable upon exercise or conversion of Parent Options outstanding on the Agreement Date, (C) for the settlement of Parent RSUs granted prior to the Agreement Date, and (D) pursuant to ordinary course new hire and refresh (e.g. following annual reviews) equity award arrangements consistent with past practice, which in the aggregate shall not exceed 900,000 shares of Parent Common Stock (as adjusted pursuant to Section 1.11);

(x)    incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, except for indebtedness incurred or guaranteed in the ordinary course of business;

(xi)    make any loans or advances, except (A) to or for the benefit of the Parent Subsidiaries or (B) for reasonable travel or business expense advances in the ordinary course of business consistent with past practice and in accordance with Parent’s existing policies to employees of the Parent or any Parent Subsidiary;

(xii)    except (x) as set forth in Section 5.2(b)(xi) of the Parent Disclosure Letter, (y) to the extent required in a Parent Employee Benefit Plan in existence as of the Agreement Date Made Available to the Company prior to the Agreement Date or (z) otherwise in the ordinary course of business: (A) grant or increase any severance or termination pay to any Parent Associate (it being understood that the payment of severance to an employee in accordance with the existing severance policies of the Parent shall not constitute the grant or increase in any severance or termination pay) that would (collectively with all increases/amendments contemplated by this clause (xiii)) represent an aggregate net liability of the Parent of in excess of $250,000; (B) other than with respect to employees below the level of vice president, enter into, amend in any material respect, or terminate any material Parent Employee Agreement; (C) materially increase or decrease the benefits payable under any Parent Employee Agreement (which increase would (collectively with all increases/amendments contemplated by this clause (xiii)) represent an additional aggregate net liability of the Parent of in excess of $250,000); (D) materially increase or decrease the compensation or benefits to current or former employees, directors or individual contractors of the Parent or any Parent Subsidiary (which increase would (collectively with all increases/amendments contemplated by this clause (xiii)) represent an additional aggregate net liability of the Parent of in excess of $250,000); (E) adopt or establish any new employee benefit plan that would be a Parent Employee Benefit Plan if it were in existence on the Agreement Date, or amend any existing Parent Employee Benefit Plan (including, for greater certainty, any bonus plan not in existence on the Agreement Date); (F) take any action that would result in its incurring any additional obligation for any payments or benefits described in subsections (i), (ii) or (iii) of Section 4.13(h) (without regard to whether the Transactions are consummated); or (G) use any discretionary authority afforded to the Parent under any Parent Employee Benefit Plan to grant, or materially amend or otherwise modify the compensation or benefits (including, without limitation, the grant of any stock options, restricted stock units or other equity awards) to any current or former employees, directors or individual contractors of the Parent or any Parent Subsidiary (which event would (collectively with all increases/amendments contemplated by this clause (xiii)) represent an additional aggregate net liability of the Parent of in excess of $250,000);

(xiii)    (A) execute or amend any indemnification agreement between the Parent or any of the Parent Subsidiaries and any of their respective directors, officers, agents, consultants or employees, or (B) execute or amend any collective bargaining agreement or other obligation to any labor organization incurred or entered into by the Parent or any of the Parent Subsidiaries other than on the Parent’s standard form;

(xiv)    terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any Insurance Policies maintained by the Parent or any Parent Subsidiary which is not promptly replaced by a comparable amount of insurance coverage with reputable independent insurance companies or underwriters;

(xv)    settle, compromise or otherwise resolve any Legal Proceedings (other than Securityholder Litigation which shall be governed in accordance with Section 6.13, or commence any Legal Proceedings involving individually more than $250,000 or in the aggregate more than $250,000, except for (A) the settlement of any Legal Proceeding that is in the ordinary course of business and does not include any obligation (other than the payment of money that is fully paid by insurance or indemnity arrangements) to be performed by the Parent or any Parent Subsidiary following the Effective Time, or waive any material claims or rights or (B) the Legal Proceedings set forth in Section 5.2(b)(xv) of the Parent Disclosure Letter;

(xvi)    other than in the ordinary course of business, pay or discharge any claims, Liens or liabilities involving more than $100,000 individually or $250,000 in the aggregate, which are not reserved for or reflected on the balance sheets included in the Parent Financial Statements;

(xvii)    make or commit to make capital expenditures exceeding by $250,000 or more the aggregate budgeted amount set forth in the Parent’s fiscal 2017 capital expenditure plan previously Made Available to the Company; or

(xviii)    take or agree in writing or otherwise to take any of the actions precluded by Section 5.2(a) or Section 5.2(b).

Section 5.3    Access to Information; Cooperation. During the Pre-Closing Period, each of the Company and Parent shall, and shall cause their respective Representatives and the Representatives of their respective Subsidiaries to, upon the other party’s reasonable advance notice, afford the officers, employees, accountants, consultants, legal counsel, financial advisors, agents and other representatives of the other party reasonable access during normal business hours to its officers, employees, agents, properties, facilities, books, records, contracts and other assets and shall furnish the other party all financial, operating and other data and information as the other party, through their officers, employees or agents, may reasonably request. Each of the Company and Parent will have the right to make such due diligence investigations as such party will deem necessary or reasonable, upon reasonable notice to the other party; provided, however, that (i) any such investigations will be conducted under the supervision of appropriate personnel of the party providing the information or access and in a manner as not to unreasonably interfere with or disrupt the normal operation of the business of such party and its Subsidiaries and (ii) the disclosing party shall not be required to disclose any information if such disclosure would, in the disclosing party’s judgement, violate any applicable U.S. or European Union Privacy and Security Laws, or other similar Laws. Nothing in this Section 5.3 will require any party to disclose any information concerning Takeover Proposals, which will be governed by Section 6.6 and Section 6.19, or any information if such disclosure would, in its reasonable discretion (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable Law, fiduciary duty or Contract entered into prior to the Agreement Date (including any confidentiality agreement to which such party or their Affiliates is a party); provided, however, that information will be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for the applicable party, to the extent the other party determines doing so may be reasonably required for the purpose of complying with applicable Antitrust Laws. The parties will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions in the preceding sentence apply. The parties acknowledge and agree that, notwithstanding anything to the contrary in the Confidentiality Agreement, after the Agreement Date, Parent and its Affiliates may engage in discussions with potential financing sources in connection with the Transactions and may provide Confidential Information (as defined in the Confidentiality Agreement) to any such potential financing source that has agreed with Parent or its Affiliates to comply with the terms of the Confidentiality Agreement.

ARTICLE 6

ADDITIONAL AGREEMENTS

Section 6.1    Board Recommendation.

(a)    Subject to Section 6.1(b):

(i)    the Company hereby consents to the inclusion of a description of the Company Board Recommendation in the Offer Documents and the Registration Statement (including the Offer Prospectus) and the Circular. During the Pre-Closing Period, neither the Company Board nor any committee or director thereof shall (i)(A) withdraw (or modify in a manner adverse to Parent or the Merger Subs), or publicly propose to withdraw (or modify in a manner adverse to Parent or the Merger Subs), the Company Board Recommendation or (B) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Change Recommendation”); (ii) fail to publicly reaffirm its recommendation of this Agreement within ten (10) Business Days after Parent so requests in writing, provided that, unless a Takeover Proposal will have been publicly disclosed, Parent may only make such request once every thirty (30) days; (iii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow the Company to execute or enter into any Contract with respect to any Takeover Proposal, or requiring, or reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the Transactions (other than an Acceptable Confidentiality Agreement) or (iv) take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer by a third party, other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board (or a committee thereof) to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the Company Board (or a committee thereof) may refrain from taking a position with respect to a Takeover Proposal until the close of business on the tenth (10th) Business Day after the commencement of a tender or exchange offer in connection with such Takeover Proposal without such action being considered a violation of this Section 6.1); and

(ii)    prior to the Parent Shareholder Approval, neither the board of directors of Parent nor any committee or director thereof shall fail to publicly reaffirm the Parent Recommendation within ten (10) Business Days after the Company so requests in writing, provided that, the Company may only make such request once every thirty (30) days.

(b)    Notwithstanding anything to the contrary contained in this Agreement, at any time prior to accepting, for the first time, for payment such number of Shares validly tendered and not properly withdrawn pursuant to the Offer as satisfies the Minimum Tender Condition (the “Offer Acceptance Time”), if the Company has received a bona fide written Takeover Proposal (which Takeover Proposal did not result from or arise out of a breach of Section 6.6) from any Person that has not been withdrawn and, after consultation with outside legal counsel and financial advisor, the Company Board has determined, in good faith, that such Takeover Proposal is a Superior Proposal, then (x) the Company Board may make a Company Adverse Change Recommendation, and (y) the Company may terminate this Agreement pursuant to Section 8.1(h) and enter into a Company Specified Agreement with respect to such Superior Proposal, in each case if and only if:

(i)    the Company Board shall have determined in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so is or is reasonably likely to be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law;

(ii)    the Company shall have given Parent prior written notice of its intention to make a Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 8.1(h), in each case, with respect to such Superior Proposal (which notice shall have included a copy of the proposed Company Specified Agreement (in the case of clause “(y)”), the identity of the Person making such Superior Proposal and a summary of the material terms and conditions of the Superior Proposal) at least four (4) Business Days prior to making any such Company Adverse Change Recommendation or termination (a “Superior Proposal Determination Notice”) (which notice will not constitute a Company Adverse Change Recommendation); and

(iii)    (A) the Company shall have given Parent four (4) Business Days after the date of delivery of the Superior Proposal Determination Notice to propose revisions to the terms of this Agreement or make other proposals so that such Takeover Proposal would cease to constitute a Superior Proposal, and shall have made its Representatives available to, and negotiated in good faith with, Parent with respect to such proposed revisions or other proposals, if any, during such period, and (B) after the end of such period, after considering the results of such negotiations and giving effect to the proposals made by Parent, if any, and after consultation with its outside legal counsel and financial advisor, the Company Board shall have determined, in good faith, (I) that such Takeover Proposal still is a Superior Proposal and (II) that the failure to make the Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 8.1(h) is or is reasonably likely to be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law (for the avoidance of doubt, that the provisions of this Section 6.1(b)(iii) also apply to every material amendment to any Takeover Proposal and required that a new Superior Proposal Determination Notice be delivered to Parent in accordance with Section 6.1(b)(ii); provided, however, that the “matching” period described in Section 6.1(b)(ii) shall be two (2) Business Days rather than the initial four (4) Business Day period).

(c)    Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Offer Acceptance Time, the Company Board may make a Company Adverse Change Recommendation due to an Intervening Event, if and only if: (i) the Intervening Event does not involve the receipt of any offer, proposal or inquiry from any third party relating to a transaction of the nature described in the definition of “Takeover Proposal” (which, for the purposes of this clause (i), shall be read without reference to the percentage thresholds set forth in the definition thereof); (ii) the Company Board has determined in good faith, after consultation with its independent financial advisor and outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, and (iii) (A) prior to effecting the Company Adverse Change Recommendation, Company shall have given Parent at least five (5) Business Days’ notice thereof (which notice shall not, by itself, constitute a Company Adverse Change Recommendation) and the opportunity to meet and discuss in good faith the purported basis for the proposed Company Adverse Change Recommendation, Parent’s reaction thereto and potential amendments and modifications to the terms and conditions of this Agreement in response thereto so that the Transactions contemplated by this Agreement may be effected, and (B) after such discussions, the Company Board (or an authorized committee thereof established solely to address conflicts of interest) determines in good faith (after consultation with outside legal counsel) that the failure to effect such Company Adverse Change Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

Section 6.2    Employee and Employee Benefit Matters.

(a)    Unless otherwise directed in writing by Parent at least five (5) Business Days prior to the Offer Acceptance Time occurs, the Company and the Company ERISA Affiliate shall take (or cause to be taken) all actions reasonably determined by Parent to be necessary or appropriate to terminate each Company Employee Benefit Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “401(k) Plan”), with such termination effective as of the Business Day immediately prior to the date the Offer Acceptance Time occurs. The Company shall provide Parent with evidence that such 401(k) Plan(s) have been timely terminated pursuant to resolutions of the Company Board and, as applicable, any Company ERISA Affiliate. The form and substance of such resolutions shall be subject to the prior review and approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed. The Company also shall take such other actions in furtherance of terminating such 401(k) Plan(s) as Parent may reasonably request. In the event of such 401(k) Plan termination, Parent shall take all actions necessary to allow Continuing Employees who meet the age and service eligibility requirements under the 401(k) plan maintained by Parent or its affiliates (the “Parent 401(k) Plan”) to enroll as soon as reasonably practicable following the Offer Acceptance Time (and in no event later than sixty (60) days following the Offer Acceptance Time) under the Parent 401(k) Plan and to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), including outstanding participant loans.

(b)    Effective as of no later than the day immediately preceding the date the Offer Acceptance Time occurs, the Company and the Company ERISA Affiliates shall terminate any and all group severance, separation, deferred compensation or salary continuation plans, programs or arrangements maintained by the Company and the Company ERISA Affiliates, and all Company Employee Benefit Plans set forth on Schedule 6.2(b) hereof (the “Other Plans”) (but excluding (A) plans, programs or arrangements required by Law and deferred compensation arrangements that cannot be terminated without violating Section 409A of the Code) and (B) agreements entered into by the Company or Company Subsidiaries, on the one hand, and individual employees of the Company or Company Subsidiaries, on the other hand, providing for severance or other employment benefits, including without limitation any agreements entered into after the date of this Agreement (which are hereby expressly permitted for purposes of Section 5.1) providing for severance or termination benefits consistent with existing plans or policies and the provisions of Sections 6.2(e) or (f) below). For the avoidance of any doubt, the termination of the Other Plans pursuant to the preceding sentence (other than any deferred compensation arrangements) shall be effected without any payment or benefit (or giving rights to any payment or benefit) thereunder. The Company shall provide Parent evidence that such Other Plans have been terminated pursuant to resolutions of the Company Board and, as applicable, any Company ERISA Affiliate. The form and substance of such resolutions shall be subject to the prior review and approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed. The Company also shall take such other actions in furtherance of terminating such Other Plans as Parent may reasonably request.

(c)    From and after the Offer Acceptance Time, and to the extent permitted by applicable Law, Parent shall, or shall cause the Surviving Corporation to, recognize the prior service with the Company or the Company Subsidiaries of each employee of the Company or Company Subsidiaries in connection with all employee benefit plans, programs or policies (including vacation and severance, but excluding the sabbatical program) of Parent or its Affiliates in which Continuing Employees are eligible to participate following the Offer Acceptance Time for purposes of eligibility and vesting and determination of level of benefits (but not for purposes of benefit accruals or benefit amounts under any defined benefit pension plan or to the extent that such recognition would result in duplication of benefits).

From and after the Offer Acceptance Time, Parent shall, or shall cause the Surviving Corporation to use its commercially reasonable best efforts to, (i) cause any pre-existing conditions or limitations and eligibility waiting periods (to the extent that such waiting periods would be inapplicable, taking into account service with the Company) under any group health plans of Parent or its affiliates to be waived with respect to employee of the Company or Company Subsidiaries and their eligible dependents, and (ii) provide each employee of the Company or Company Subsidiaries with credit for any deductibles, coinsurance, copay, or other out of pocket expenses paid under any Company Employee Benefit Plan that provides medical, prescription dental or vision benefits in the plan year in effect as of the Closing Date in satisfying any applicable deductible, coinsurance, copay or out of pocket requirements under any medical, prescription dental or vision plans of Parent or the Surviving Corporation that such employees are eligible to participate in after the Offer Acceptance Time to the same extent that such expenses were recognized under the comparable Company Employee Plan.

(d)    Nothing contained in this Agreement shall, or shall be construed so as to, (i) constitute an amendment or modification of any employee benefit plan; (ii) create any third party rights in any such current or former service provider of the Company or any of the Company Subsidiaries (including any beneficiary or dependent thereof); or (iii) obligate Parent or any of its Affiliates (including the Company, the Company Subsidiaries following the Offer Acceptance Time) to adopt or maintain any particular plan or program or other compensatory or benefits arrangement at any time or prevent the Parent or any of its Affiliates (including the Company and the Company Subsidiaries following the Offer Acceptance Time) from modifying or terminating any such plan, program or other compensatory or benefits arrangement at any time.

(e)    Parent shall, and shall cause the Surviving Corporation to, for a period ending on the date that is 12 months following the Effective Time to provide for (i) at least the same level of base salary or base hourly wage levels, if applicable, that were provided to such Continuing Employees immediately prior to the Effective Time, (ii) bonus, commission, management by objective or other cash incentive compensation opportunities disclosed to Parent prior to the Agreement Date that are substantially equivalent, in the aggregate, to such opportunities as were provided to such Continuing Employees as of the Agreement Date or in the case of sales commission plans adopted after the Agreement Date, such plans that are consistent with past practice, (iii) employee benefits (other than equity-based awards, defined benefit, or non-qualified retirement arrangements) that are substantially equivalent in the aggregate to the employee benefits (other than equity-based awards, defined benefit, or non-qualified retirement arrangements) provided to such Continuing Employees immediately prior to the Effective Time, or otherwise as required by applicable Law and (iv) upon a termination without cause or, if applicable, resignation for good reason of a Continuing Employee, severance benefits that are no less favorable than those that would have been provided to each such Continuing Employee under the applicable severance benefit plans, programs, policies or arrangements as in effect immediately prior to the date of this Agreement. Parent shall cause each Continuing Employee of the Company or any of its Subsidiaries who participate in the Company’s annual bonus, commission, management by objective or other incentive plan as of immediately prior to the Effective Date to be paid a bonus, commission or other applicable incentive payment, as applicable, through the end of the applicable fiscal year in accordance with the terms of the plan as in effect on the Closing Date (provided that any terms of such plans that are not Made Available to the Parent, are approved by Parent, or in the case of sales commission plans, are consistent with past practice).

(f)    For any Company Employee that is not a Continuing Employee (each a “Non-Continuing Employee”), Parent shall provide such Non-Continuing Employee with the severance payments and termination payments or benefits under the Company’s current practices or any higher amount of severance and/or termination payments or benefits as may be required by applicable Law, any agreement between such Company Employee and the Company or any of its Subsidiaries, or any agreement governing the relationship between such Company Employee and the Company or any of its Subsidiaries, in each case as in place prior to the termination of any such agreement pursuant to Section 6.2(b) hereof (such payments and benefits, the “Transaction Severance Benefits”). Except as otherwise required by applicable Law, Parent will pay or deliver the Transaction Severance Benefits to any such Non-Continuing Employee as soon as reasonably practicable following the termination of such Non-Continuing Employee’s employment. In addition to the foregoing, the Company and Parent or any Subsidiary of Parent shall use reasonable best efforts and take any action reasonably necessary to mitigate and/or eliminate the impact of the tax consequences of Section 280G of the Code (including as a result of the transactions under all employment, severance and termination agreements, other compensation arrangements and Company Employee Benefit Plans) on any individual that is regarded as a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1); provided, however, that the foregoing shall in no event require or be deemed to require Parent or any Subsidiary of Parent to, or permit the Company to, provide any “gross ups”.

Section 6.3    Efforts; Antitrust Filings.

(a)    Subject to the terms and conditions set forth in this Agreement, each of the parties shall use its respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable, under applicable Antitrust Laws and otherwise, to consummate and make effective the Transactions as soon as reasonably practicable, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and expirations or terminations of waiting periods from Governmental Authorities (the “Governmental Consents”) and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any such Governmental Consents by or from, or to avoid an action or proceeding by, any Governmental Authority in connection with any Antitrust Law; (ii) the obtaining of all necessary consents, authorizations, opinions, reports, valuations. approvals or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions. Notwithstanding anything to the contrary set forth in this Section 6.3 or elsewhere in this Agreement, neither the Company nor any Company Subsidiary shall be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), or the provision of additional security (including a guaranty), in connection with obtaining any consent pursuant to any Company Material Contract.

(b)    By way of illustration and not limitation, the parties agree to use their respective reasonable best efforts to take, and to cause their Affiliates to take, all actions and steps requested or required by any Governmental Authority as a condition to granting any Governmental Consent, and to cause the prompt expiration or termination of any applicable waiting period and to resolve objections, if any, as the FTC and the DOJ, or other Governmental Authorities of any other jurisdiction for which Governmental Consents are sought with respect to the Transactions, so as to obtain such Governmental Consents, and to avoid the commencement of a lawsuit by the FTC, the DOJ or other Governmental Authorities under Antitrust Laws, and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the Closing or delaying the Offer Acceptance Time beyond the Expiration Time. For the avoidance of doubt, nothing in this Agreement, including this Section 6.3, obligates Parent or the Merger Subs to (i) propose, negotiate, offer to commit or effect, by agreement, order, consent decree, hold separate order, trust or otherwise, the sale, divestiture, license, disposition or holding separate of any entities, assets, properties or businesses of Parent, the Merger Subs, the Company, or their respective Subsidiaries or Affiliates, or to otherwise offer or commit to any action, non-action, condition or conduct requirement (including those that limit Parent’s or the Merger Subs’ freedom of action, ownership or control with respect to, or their ability to retain or hold, any of the businesses, assets, product lines, properties or services of Parent, the Merger Subs, the Company, or their respective Subsidiaries or Affiliates) that would materially interfere with or limit the operation of the business of Parent, the Merger Subs, the Company, or their respective Subsidiaries or Affiliates, (ii) terminate, relinquish, modify or waive existing relationships, ventures, contractual rights, obligations or other arrangements of Parent, the Merger Subs, the Company, or their respective Subsidiaries or Affiliates, or (iii) create any relationships, ventures, contractual rights, obligations or other arrangements of Parent, the Merger Subs, the Company, or their respective Subsidiaries or Affiliates that would materially interfere with or limit the operation of the business of Parent, the Merger Subs, the Company, or their respective Subsidiaries or Affiliates. The Company shall not, without Parent’s prior written consent, effect, agree or commit to any of the foregoing.

(c)    Subject to the terms and conditions of this Agreement, each of the parties hereto shall (and shall cause their respective Affiliates, if applicable, to): (i) promptly, but in no event later than ten (10) Business Days after the Agreement Date, make an appropriate filing of all Notification and Report forms as required by the HSR Act with respect to the Transactions; (ii) as promptly as practicable, make or obtain all other filings, notifications or other consents as may be required to be made or obtained by such party under any other applicable Antitrust Laws; and (iii) cooperate with each other in determining whether, and promptly preparing and making, any other filings or notifications are required to be made with, or Governmental Consents are required to be obtained from, any other Governmental Authorities in connection with the Transactions.

(d)    Without limiting the generality of anything contained in this Section 6.3, during the Pre-Closing Period, each party hereto shall use its commercially reasonable efforts to (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding brought by a Governmental Authority or brought by a third party before any Governmental Authority, in each case, with respect to the Transactions, (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, (iii) promptly inform the other parties of, and provide copies of, any communication from the FTC, DOJ or any other Governmental Authority in connection with any such request, inquiry, investigation, action or Legal Proceeding, (iv) furnish to the other party in advance, with a reasonable opportunity for review and comment thereon, and subject to an appropriate confidentiality agreement (which could limit disclosure to the outside counsel of a party), copies of all drafts of communications and other documents (including without limitation Item “4(c)” and “4(d)” documents as those terms are used in the rules and regulations under the HSR Act) to be provided to any Governmental Authority in connection with any such request, inquiry, investigation, action or Legal Proceeding, (v) subject to an appropriate confidentiality agreement, consult in advance and cooperate with the other parties and consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding, and (vi) except as may be prohibited by any Governmental Authority or by any Law, in connection with any such request, inquiry, investigation, action or Legal Proceeding in respect of the Transactions, each party hereto shall provide advance notice of and permit authorized Representatives of the other party to be present at and participate in each meeting or conference with a Governmental Authority relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in advance in connection with any argument, opinion or proposal to be made or submitted to any Governmental Authority in connection with such request, inquiry, investigation, action or Legal Proceeding. Each party shall respond as promptly as practicable to all requests for information, documentation, other material or testimony by any Governmental Authority, and shall supply as promptly as practicable all such information, documentation other material or testimony that may reasonably be requested by any Governmental Authority. Purchaser shall pay all filing fees under the HSR Act and for any filings required under any other Antitrust Laws, but the Company shall bear its own costs for the preparation of any such filings. Neither party shall commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act, or pull and refile under the HSR Act, or other applicable Antitrust Laws, without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed).

Section 6.4    Public Statements. The initial press releases relating to this Agreement will be separate press releases issued by each of the Company and Parent in a form mutually agreeable to the Company and Parent, with each party provided reasonable notice and an opportunity to review and thereafter, subject to Section 5.2, except for any disclosure required by Law or any listing agreement with a national securities exchange or trading market, the Company, Parent and the Merger Subs shall use commercially reasonable efforts to consult with each other prior to issuing, and to provide each other with the opportunity to review and comment upon, any press release or other public announcement with respect to this Agreement or the Transactions (to the extent not previously issued or made in accordance with this Agreement).

Section 6.5    Notification of Certain Matters. During the Pre-Closing Period, each of Parent and the Company agrees to give prompt notice to the other party upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate or of any failure by such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case, if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to result in a Parent Material Adverse Effect or Company Material Adverse Effect, respectively, except that no such notification will affect or be deemed to modify any representation or warranty of Parent or the Merger Subs, or Company, respectively set forth in this Agreement or the remedies available to the parties under this Agreement. During the Pre-Closing Period, each of Parent and the Company shall cause one or more of its designated representatives to confer on a regular basis with representatives of the other party and report the general status of the ongoing operations of such party and its Subsidiaries.

Section 6.6    No Solicitation.

(a)    Except as permitted by this Section 6.6, during the Pre-Closing Period, the Company shall not, and the Company shall cause the Company Subsidiaries and the Representatives of the Company and the Company Subsidiaries not to, (i) solicit, initiate, or knowingly encourage the submission of, any Takeover Proposal or any inquiry, proposal, offer or indication of interest that would reasonably be expected to lead to a Takeover Proposal (a “Takeover Inquiry”), (ii) approve or recommend any Takeover Proposal, enter into any agreement, agreement-in-principle or letter of intent with respect to or accept any Takeover Proposal or Takeover Inquiry (or resolve to or publicly propose to do any of the foregoing), (iii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any information in connection with, or knowingly take any action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal or Takeover Inquiry, or (iv) terminate, amend, waive or fail to enforce any rights under any confidentiality or non-use agreement or provision relating to a Takeover Proposal or “standstill” or other similar agreement to which the Company or any of the Company Subsidiaries is a party; provided, however, that prior to the Offer Acceptance Time, in response to an unsolicited written

Takeover Proposal from a third party that has not been withdrawn and that the Company Board determines in good faith (after receiving the advice of its financial advisor and outside counsel) is, or could reasonably be expected to result in or lead to, a Superior Proposal, the Company and its Representatives may (x) furnish information with respect to the Company and the Company Subsidiaries to the person making such Takeover Proposal and its Representatives and afford access to the business, properties, assets, books, records or personnel of the Company and any Company Subsidiary, in each case, pursuant to an Acceptable Confidentiality Agreement and (y) participate or engage in discussions or negotiations with such person making such Takeover Proposal and its Representatives (including to solicit a revised Takeover Proposal), in the case of each of clauses “(x)” and “(y),” if and only if: (1) there shall have been no material breach or violation of the terms of this Section 6.6(a) in connection with such person making such Takeover Proposal; (2) prior to taking any action contemplated in clauses “(x)” or “(y)” with respect to such Person, the Company Board shall have determined in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law and (3) contemporaneously with furnishing or making available any information to such person, the Company furnishes or makes available such information to Parent (to the extent not previously furnished or Made Available to Parent).

(b)    Nothing contained in this Section 6.6 or elsewhere in this Agreement shall prohibit the Company or the Company Board from (i) taking and disclosing to the holders of Company Common Stock a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, (ii) from making any disclosure to the holders of Company Common Stock if the Company Board has determined in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, or (iii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided, however, that: (A) this Section 6.6(b) shall not be deemed to permit the Company Board to make a Company Adverse Change Recommendation except as and to the extent permitted by Section 6.1(b) or (c); and (B) any such communication or disclosure shall be deemed to be a Company Adverse Change Recommendation unless it is accompanied by a statement of the Company Board expressly reaffirming the Company Board Recommendation in connection with such communication or disclosure.

(c)    In addition to the other obligations of the Company set forth in this Section 6.6, the Company shall promptly (within one (1) Business Day) notify Parent in writing of any Takeover Proposal or Takeover Inquiry (and of any material amendments or modifications thereto), or any request for information with respect to any Takeover Proposal or Takeover Inquiry, that is received during the Pre-Closing Period, including the material terms and conditions of any Takeover Proposal, Takeover Inquiry or request received during the Pre-Closing Period (unless the Takeover Proposal or Takeover Inquiry is in written form, in which case the Company shall give Parent a copy thereof and any material amendments or modifications thereto) and the identity of the Person making such Takeover Proposal, Takeover Inquiry or request.

(d)    The Company shall, and shall direct its Representatives to cease immediately all discussions and negotiations that commenced prior to the Agreement Date regarding any Takeover Proposal or Takeover Inquiry. The Company also shall promptly (and in any event within three (3) Business Days following the Agreement Date) (A) request in writing that each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any Company Subsidiary, and (B) cease furnishing or making available any non-public information regarding the Company or any of the Company Subsidiaries to such

Person, including by prohibiting such Person from having access to any physical or electronic data rooms. Notwithstanding anything to the contrary herein, nothing in this Section 6.6(d) shall be deemed to prevent the Company, the Company Subsidiaries or their respective Representatives from taking any action otherwise permitted by Section 6.6(a) through (c).

Section 6.7    Indemnification of Directors and Officers and Insurance.

(a)    Parent and the Merger Subs agree that all rights to indemnification by the Company now existing in favor of each person who is now, or has been at any time prior to the Agreement Date or who becomes prior to the Effective Time an officer or director of the Company or any Company Subsidiary (each an “Indemnified Party”), with respect to actions or omissions taken by an Indemnified Party prior to the Effective Time in his or her capacity as an officer or director of the Company or a Company Subsidiary, as provided in the Company’s certificate of incorporation or bylaws, in each case as in effect on the Agreement Date, or pursuant to any indemnification agreements of the Company, in each case as in effect on the Agreement Date, copies of which have been Made Available to Parent, including provisions relating to the advancement of expenses incurred in the defense of any action or suit, will survive the Mergers and will remain in full force and effect. From the Effective Time through the six (6) year anniversary of the date on which the Effective Time occurs, Parent shall cause the Surviving Corporation to abide by such indemnification obligations to the Indemnified Parties.

(b)    Parent shall cause the Surviving Corporation to maintain the Company’s officers’ and directors’ liability insurance policies, in effect on the Agreement Date (the “D&O Insurance”), for a period of six (6) years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time; provided that (i) the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms no less advantageous to such former directors or officers and (ii) such substitution will not result in gaps or lapses of coverage with respect to matters occurring prior to the Effective Time; provided, further, that in no event will Parent or the Surviving Corporation be required to expend more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto; and provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent and the Surviving Corporation shall procure and maintain for such six year period as much coverage as reasonably practicable for the Maximum Amount. Parent or the Surviving Corporation shall have the right to cause coverage to be extended under the D&O Insurance by obtaining a six-year “tail” policy on terms and conditions no less advantageous than the D&O Insurance, and such “tail” policy will satisfy the provisions of this Section 6.7(b).

(c)    The obligations of Parent and the Surviving Corporation under this Section 6.7 will survive the consummation of the Mergers and will not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom Section 6.8 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.7 applies will be third party beneficiaries of this Section 6.7, each of whom may enforce the provisions of this Section 6.7).

(d)    If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and will not be the continuing or Surviving Corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.7.

Section 6.8    Section 16 Matters. Prior to the Offer Acceptance Time, the Company and Parent shall take all such steps as may be required to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares and Company Stock Awards in the Transaction by applicable individuals and/or issuance or conversion of awards by Parent and, in all cases, to cause such dispositions, cancellations and/or issuances or conversion to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.9    Rule 14d-10 Matters. Prior to the Offer Acceptance Time and to the extent permitted by applicable Law, the Compensation Committee of the Company Board, at a meeting duly called and held, shall approve, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, each agreement, arrangement or understanding between the Company or any of its Affiliates and any of the officers, directors or employees of the Company that are effective as of the Agreement Date or are entered into after the Agreement Date and prior to the Offer Acceptance Time pursuant to which compensation is paid to such officer, director or employee and shall take all other action reasonably necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d)(2) under the Exchange Act.

Section 6.10    Taxes.

(a)    All documentary, sales, use, real property transfer, registration, transfer, stamp, recording and similar Taxes and fees shall be paid by the Person or Persons on whom such Taxes and fees are imposed by applicable Law.

(b)    Unless (i) there shall have been a “determination” (within the meaning of Section 1313 of the Code) that the Offer and the Mergers, taken together, do not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, or (ii) the Parent shall fail to satisfy the “substantiality test” of Treas. Reg. Sec. 1.367(a)-3(c)(3)(iii) with respect to the Company at the time of any transfer of Shares (including any deemed transfer of Shares for U.S. federal income tax purposes) pursuant to the Offer or the Mergers (as determined by Parent, acting reasonably after consultation with the Company), none of the parties shall (and each of the parties shall cause their respective Subsidiaries not to) knowingly (x) take any action, other than an action expressly provided for in this Agreement, that could reasonably be expected to cause the Offer and the Mergers, taken together, to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, or (y) fail to take any action, other than an action expressly prohibited by this Agreement, that could reasonably be expected to be necessary to cause the Offer and the Mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(c)    Whether or not the Offer and the Mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and notwithstanding any other provision of this Agreement, none of the parties shall (and each of the parties shall cause their respective Subsidiaries not to) knowingly (i) take any action that could reasonably be expected to cause the Second Merger, whether standing alone or together with the Offer and the First Merger, to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, or (ii) fail to take any action that could reasonably be expected to be necessary to cause the Second Merger, whether standing alone or together with the Offer and the First Merger, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 6.11    Merger Sub Stockholder Consent. Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of the Merger Subs, a written consent adopting this Agreement.

Section 6.12    No Control of the Other Party’s Business. The parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or the Merger Subs, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

Section 6.13    Securityholder Litigation. Each of the Company and Parent shall promptly notify the other party in writing of any Securityholder Litigation (and provide copies of all pleadings and (except if it would waive attorney-client privilege) third-party correspondence related thereto) and each of the Company and Parent shall in good faith consider the other party’s advice with respect to such Securityholder Litigation, including the defense and settlement thereof. Neither the Company nor Parent shall agree to any full or partial compromise or settlement of any such claim or litigation without the other party’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

Section 6.14    Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to any of the Transactions, the Company shall use reasonable best efforts to (a) take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the Transactions.

Section 6.15    Exchange Delisting Matters. Prior to the Closing Date, the Company shall cooperate with Parent and use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to cause the delisting of the Company and of the Company Common Stock from the NYSE as promptly as practicable after the Effective Time and the deregistration of the Common Stock under the Exchange Act as promptly as practicable after such delisting.

Section 6.16    FIRPTA Certificate. At or prior to the Closing, the Company shall deliver to Parent a duly executed certification that meets the requirements of Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h), dated as of the Closing Date and in form and substance reasonably acceptable to Parent, certifying that the Company is not, and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

Section 6.17    Directors and Officers. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent written resignations of all directors of the Company from the Company Board, to be effective as of the Effective Time, and the Company shall deliver to Parent written resignations of all officers of the Company and all directors and officers of the Company Subsidiaries from their positions as directors or officers as may be requested by Parent, to be effective as of the Effective Time (or if requested by Parent, upon their later resignation or removal).

Section 6.18    Obligations of Merger Subs. Parent agrees to take all action necessary to cause the Merger Subs or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement.

Section 6.19    Parent Takeover Proposal. In the event Parent receives a Parent Takeover Proposal:

(a)    that falls within clause (A) or (C) of that definition, Parent shall give the Company notice thereof within forty-eight (48) hours of receiving such a Parent Takeover Proposal and will provide to the Company a copy of such Parent Takeover Proposal. Parent agrees to provide the Company an opportunity to consult with it with respect to such Parent Takeover Proposal and agrees promptly to provide the Company with any substantive updates related thereto; or

(b)    that falls within clause (B) of that definition, Parent shall consult with the Panel and, if the Panel so approves (and subject to the Company complying with any requirements imposed on it by the Panel), Parent shall give the Company notice thereof within forty-eight (48) hours of receiving the Panel’s approval and will provide to the Company a copy of such Parent Takeover Proposal. Subject to the Panel’s approval, and the Company complying with the Takeover Code and any requirements imposed on it by the Panel, Parent agrees to provide the Company an opportunity to consult with it with respect to such Parent Takeover Proposal and agrees promptly to provide the Company with any substantive updates related thereto.

(c)    The Company shall keep confidential and shall not disclose the existence or terms of any Parent Takeover Proposal or any other information disclosed by Parent under this Section 6.19 without the prior written consent of Parent.

Section 6.20    Admission to Trading. Parent shall authorize NUMIS Securities Limited to submit to the London Stock Exchange an application for admission to trading on AIM (“Admission”) of the Stock Consideration in accordance with the AIM Rules for Companies. Parent agrees to use all reasonable endeavors to obtain Admission including paying all fees and executing and delivering all such documents as shall be necessary in connection with the application and, insofar as within its power, shall generally do and procure to be done all such things as may properly be required by the London Stock Exchange for the purposes of or in connection with Admission so as to enable Admission to take place by the Offer Acceptance Time.

ARTICLE 7

CONDITIONS PRECEDENT TO THE MERGERS

The respective obligations of each party to effect the Mergers are subject to the satisfaction or, to the extent permitted by applicable Law, waiver on or prior to the Closing Date of each of the following conditions:

Section 7.1    No Injunctions or Restraints. No Judgment issued by a court of competent jurisdiction or by a Governmental Authority, nor any Law or other legal restraint or prohibition, will be in effect that would make the Mergers illegal or otherwise prohibit or prevent the consummation thereof.

Section 7.2    Consummation of Offer. Purchaser (or Parent on Purchaser’s behalf) will have accepted for payment all of the Shares validly tendered pursuant to the Offer and not validly withdrawn pursuant to the Offer.

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

Section 8.1    Termination. This Agreement may be terminated and the Offer and the Mergers may be abandoned (with respect to Section 8.1(b) through Section 8.1(i), by written notice by the terminating party to the other party) at any time prior to the Offer Acceptance Time:

(a)    by mutual written consent of Parent and the Company;

(b)    by either the Company or Parent, if the Offer Acceptance Time will not have occurred on or prior to 11:59 p.m., Pacific time on March 31, 2018 (the “Outside Date”); provided, however, that if at March 31, 2018 all conditions set forth in Exhibit B have been satisfied (other than those of a nature to be satisfied at the Expiration Time, but which shall be capable of being satisfied) other than the HSR Condition and the SEC Condition, then the Outside Date shall instead be April 30, 2018; provided, however, that the right to terminate this Agreement under this Section 8.1(b) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Offer Acceptance Time to occur on or before the Outside Date;

(c)    by either the Company or Parent, if any Judgment issued by a court of competent jurisdiction or by a Governmental Authority, or Law or other legal restraint or prohibition making the acceptance for payment of, and payment for, shares of Company Common Stock pursuant to the Offer or the Mergers illegal or otherwise prohibiting or preventing the consummation thereof will be in effect and will have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to any party that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such Judgment, Law or other legal restraint;

(d)    by Parent, if: (i) the Company Board will have failed to include the Company Board Recommendation in the Schedule 14D-9 when mailed, or will have effected a Company Adverse Change Recommendation; (ii) the Company Board shall have approved, endorsed or recommended to the stockholders of the Company a Takeover Proposal; (iii) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by Parent or an Affiliate of Parent) and the Company Board shall have recommended that the stockholders of the Company tender their shares in such tender or exchange offer or, within ten (10) Business Days after the commencement of such tender or exchange offer, the Company Board shall have failed to recommend against acceptance of such offer and to publicly reaffirm its recommendation of this Agreement, the Offer and the Mergers; (iv) a Takeover Proposal shall have been publicly announced, and the Company shall have failed to issue a press release that reaffirms its recommendation of this Agreement, the Offer and the Mergers, within five (5) Business Days after receipt of Parent’s request to do so; or (v) there shall have been a breach or deemed breach by the Company of Section 6.1 or Section 6.6 in any material respect;

(e)    by Parent, if the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of an Offer Condition set forth in clause (c) or (d) of Exhibit B, and (ii) is incapable of being cured by the Outside Date, or has not been cured within thirty

(30) days of the date Parent gives the Company notice of such breach or failure to perform; provided, however that Parent will not have the right to terminate this Agreement pursuant to this Section 8.1(e) if either Parent or the Merger Subs is then in material breach of any representation, warranty, covenant or obligation hereunder;

(f)    by the Company, if Parent or the Merger Subs has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement as follows: (i) (A) any of the representations set forth in Section 4.3(a), Section 4.3(b) or Section 4.3(c) of this Agreement (the “Parent Capitalization Representations”) (1) is not true and correct, other than de minimis inaccuracies as of the Expiration Time as if made on or as of the Expiration Time (except, in each case, for representations and warranties in the Parent Capitalization Representations that address matters only as of a specific date or time, which failure to be true and correct would be as of such date or time only) and (2) the failure to be so true and correct, individually or in the aggregate with all other failures of the Parent Capitalization Representations to be so true and correct, has resulted in or would reasonably be expected to result in the net issuance of more than a de minimis number of shares by Parent in the aggregate or more than a de minimis cost, expense or liability to Parent and its Affiliates in the aggregate, (B) any failure to perform by Parent or Merger Subs in all material respects with the obligations, or failure to comply in all material respects with the agreements or covenants, of the Company to be performed or complied with by it under this Agreement prior to such time; provided, however, nothing in this Section 8.1(f)(i)(B) shall give the Company the right to terminate this Agreement except solely for the purpose of determining whether the condition set forth in clause (h)(ii) of the Offer Conditions has been met; and (C) any breach or failure to perform by Parent of the other representations and warranties, covenants or other agreements contained in this Agreement (other than the Parent Capitalization Representations) has had or would reasonably be expected to have a Parent Material Adverse Effect, and (ii) in each such breach or failure to perform is incapable of being cured by the Outside Date, or has not been cured by Parent or Merger Subs, as applicable, within thirty (30) days of the date the Company gives Parent notice of such breach or failure to perform; provided, however, that the Company will not have the right to terminate this Agreement pursuant to this Section 8.1(f) if the Company is then in material breach of any representation, warranty, covenant or obligation hereunder;

(g)    by the Company upon two (2) Business Days’ notice to Parent, if Purchaser will have failed to accept for purchase all Shares validly tendered (and not validly withdrawn) as of the expiration of the Offer (as it may have been extended pursuant to this Agreement);

(h)    by the Company, in order to accept a Superior Proposal and enter into a definitive agreement providing for such Superior Proposal immediately following or concurrently with such termination (a “Company Specified Agreement”), provided that (A) the Company has complied in all material respects with the requirements of Section 6.1(b) and Section 6.6 and (B) concurrently with the termination of this Agreement, the Company pays to Parent the Termination Fee contemplated by Section 8.3(a) and enters into the Company Specified Agreement;

(i)    by Company, after the date that is thirty (30) Business Days from the Agreement Date, if the Parent Shareholder Approval shall not have been obtained at a vote taken thereon at the duly convened meeting of Parent Shareholders.

Section 8.2    Effect of Termination. Upon the termination of this Agreement pursuant to Section 8.1, this Agreement will forthwith become null and void except for the provisions of (i) Section 8.2, (ii) Section 8.3, and (iii) ARTICLE 9, which will survive such termination; provided, however, that nothing herein will relieve any party from liability for Fraud or willful and material breach of this Agreement, or Intentional Breach of this Agreement, for any and all liabilities and damages incurred or suffered by the other party as a result of such Fraud or willful and material breach.

Section 8.3    Fees and Expenses.

(a)    If this Agreement is terminated (i) (x) pursuant to Section 8.1(d) (Company Adverse Change Recommendation) or (y) pursuant to Section 8.1(b) (Outside Date) at a time when it could have been terminated by Parent pursuant to Section 8.1(d) (Company Adverse Change Recommendation), or (ii) pursuant to Section 8.1(h) (entry into a Company Specified Agreement by the Company in order to accept a Superior Proposal), the Company shall, concurrently with or prior to (and as a condition to) the termination of this Agreement, pay the Parent the Termination Fee (less any Parent Expense Reimbursement paid pursuant to Section 8.3(c)) in immediately available funds.

(b)    If:

(i)    after the Agreement Date, a Takeover Proposal shall have been communicated to the Company Board or shall have been publicly announced or disclosed or otherwise become publicly known and not withdrawn at least two (2) Business Days prior to the earliest of (x) the date of such termination, (y) the Outside Date and (z) the then scheduled expiration date of the Offer; and

(ii)    this Agreement is thereafter terminated: (A) by Parent or the Company pursuant to Section 8.1(b) (Outside Date) (and at the then scheduled expiration date of the Offer as of immediately prior to such termination, all Offer Conditions are satisfied or waived (other than (I) the Minimum Tender Condition, (II) any Offer Condition the failure which to be satisfied was principally caused or resulted from the Company’s breach of this Agreement and (III) those Offer Conditions that by their terms are to be satisfied or waived at the Offer Acceptance Time, so long as such conditions are capable of being satisfied at such time); or (B) by Parent pursuant to Section 8.1(e) (Company material breach); and

(iii)    within twelve (12) months of such termination, the Company or any Company Subsidiary enters into a definitive acquisition agreement or similar definitive agreement that provides for any transaction within the definition of a Takeover Proposal (and which transaction is ultimately consummated), or any transaction within the definition of a Takeover Proposal (regardless of when proposed) is consummated; then, the Company shall pay to the Parent (or a person designated by Parent in writing) the Termination Fee (less any Parent Expense Reimbursement paid pursuant to Section 8.3(c)) by wire transfer of same-day funds the date any such transaction is consummated. Solely for purposes of this Section 8.3(b), the term “Takeover Proposal” shall have the meaning assigned to such term in Exhibit A hereto, except that all references to “15%” therein shall be deemed to be references to “50%.”

(c)    If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) (Outside Date), the Offer has been commenced and at the then scheduled expiration date of the Offer as of immediately prior to such termination, the Minimum Tender Condition is the only Offer Condition not satisfied or waived in accordance with this Agreement, the Company shall pay Parent the Parent Expense Reimbursement within two (2) Business Days of such termination.

(d)    If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d) (Outside Date), and Parent has not obtained the Parent Shareholder Approval, Parent shall pay the Company the Company Expense Reimbursement within two (2) Business Days of such termination.

(e)    The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Transactions and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if the Company fails to timely pay any amount due pursuant to Section 8.2 or this Section 8.3, and, in order to obtain the payment, Parent commences a Legal Proceeding which results in a judgment against the Company, the Company shall pay Parent the reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) of Parent and its Affiliates in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

(f)    Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement and the Transactions will be paid by the party incurring such costs and expenses, whether or not the Transactions are consummated. For the avoidance of doubt, Parent or the Surviving Corporation shall be responsible for all fees and expenses of the Exchange Agent.

(g)    Notwithstanding anything herein to the contrary, Parent, the Merger Subs and the Company agree that, upon the termination of this Agreement under circumstances where the Termination Fee is payable by the Company or Parent pursuant to this Section 8.3 and the payment in full of the Termination Fee, such Termination Fee shall be deemed to be liquidated damages, and not a penalty, payable to Parent and, except in the case of Fraud, willful breach or Intentional Breach of this Agreement (which Fraud, willful breach or Intentional Breach shall be governed by Section 8.2), (i) receipt of the Termination Fee by Parent hereto shall constitute the sole and exclusive remedy of Parent and its Affiliates for any and all losses or damages suffered or incurred by Parent or any of its Affiliates in connection with this Agreement and the Transactions (including the termination thereof or any matter forming a basis for such termination), and (ii) neither Parent, the Merger Subs nor any of their respective Affiliates if Parent is paid the Termination Fee shall be entitled to seek any other remedy, at law or in equity or otherwise, including bringing or maintaining any Legal Proceeding against, or seeking recovery, judgment or damages of any kind from, the other party or any of its Subsidiaries (or any of the former, current and future holders of any equity interests, controlling persons, directors, officers, employees, Affiliates, Representatives and assignees of such other party and its Subsidiaries), arising out of this Agreement or any of the Transactions (including the termination of this Agreement or any matters forming the basis for such termination).

Section 8.4    Amendment. Prior to the Offer Acceptance Time, subject to Section 6.7(c), this Agreement may be amended by the parties hereto, without the need to obtain the approval of any third party beneficiaries. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.5    Waiver. Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition will not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

ARTICLE 9

GENERAL PROVISIONS

Section 9.1    Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) upon receipt, if delivered personally, (b) two (2) Business Days after being sent by certified mail (return receipt requested) or sent by overnight courier, (c) if sent by email transmission on a day other than a Business Day or after 6:00 p.m. recipient’s local time, and receipt is confirmed, the Business Day following the date of transmission, or (d) if sent by facsimile email transmission before 6:00 p.m. recipient’s local time on a Business Day, and receipt is confirmed, on the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such party below (or to such other physical address or email address as such party shall have specified in a written notice given to the other parties hereto):

if to the Company:

YuMe, Inc.

1204 Middlefield Road

Redwood City, CA 94063

Attn: General Counsel

Email: legal@yume.com

with a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover St.

Palo Alto, CA 94304

Attention: James J. Masetti

Email: jim.masetti@pillsburylaw.com

Facsimile: (650) 233-4545

if to Parent or the Merger Subs:

RhythmOne plc

601 Montgomery Street

Suite 1600

San Francisco, California 94111

Attn: Legal

Email: Legal@rhythmone.com

with a copy (which shall not constitute notice) to:

Torys LLP

1114 Avenue of the Americas, 23rd Floor

New York, New York 10036

Attention: John Emanoilidis and Mile Kurta

Email: jemanoilidis@torys.com; mkurta@torys.com

Facsimile: (212) 682-0200

Section 9.2    Non-Survival of Representations and Warranties. The representations and warranties contained in this Agreement will not survive the Mergers.

Section 9.3    Interpretations. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference will be to a Section, Exhibit or Schedule to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein will be deemed in each case to be followed by the words “without limitation.” When used herein, the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not mean “if.” When used in this Agreement, references to “$” or “Dollars” are references to United States dollars. The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. No summary of this Agreement or any Exhibit or Schedule delivered herewith prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule. The information contained in this Agreement and in the Company Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party to any third Person of any matter whatsoever, including (i) any violation of Law or breach of contract; or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement. Where a reference is made to a Contract, instrument or Law, such references is to such Contract, instrument or Law as amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Law) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Any reference to the “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice in all material respects”.

Section 9.4    Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)    Each of the parties hereto (i) irrevocably and unconditionally consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a Federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement, the Offer, the Mergers or any of the other Transactions (and the appellate courts thereof), (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) agrees that it shall not bring any action relating to this Agreement or any of the Transactions in any other court.

Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto.

(c)    EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, SUIT OR PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF. EACH OF THE PARTIES (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.4(C).

Section 9.5    Counterparts; Electronic Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of electronic transmission, each of which when so executed and delivered will be deemed to be an original and all of which when taken together will constitute one and the same agreement.

Section 9.6    Assignment; No Third Party Beneficiaries.

(a)    This Agreement and all of the provisions hereto will be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein will be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent will be void.

(b)    Nothing in this Agreement will be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof, except for, from and after the Closing, the rights of each Indemnified Party under Section 6.7. Without limiting the foregoing, the representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with Section 8.5 without notice or liability to any other Person. Persons other than the parties to this Agreement may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the Agreement Date or as of any other date.

Section 9.7    Severability. If any provision of this Agreement will be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity will not invalidate the entire Agreement. Such provision will be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification will render it legal, valid and enforceable, then this Agreement will be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties will be construed and enforced accordingly.

Section 9.8    Entire Agreement. This Agreement contains all of the terms of the understandings of the parties hereto, and supersedes all prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof.

Section 9.9    Remedies. The parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Offer, the Mergers or the other Transactions) were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, prior to the valid termination of this Agreement in accordance with ARTICLE 8, each party hereto will be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, in each case in accordance with Section 9.4, this being in addition to any other remedy to which they are entitled at law or in equity.

[The remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, Parent, the Merger Subs and the Company have caused this Agreement to be executed as of the date first written above.

YUME, INC,

By:	/s/ Paul T. Porrini
Name:	Paul T. Porrini
Title:	CEO

RHYTHMONE PLC

By:	/s/ Ted Hastings
Name:	Ted Hastings
Title:	Chief Executive Officer

REDWOOD MERGER SUB I, INC.

By:	/s/ Ted Hastings
Name:	Ted Hastings
Title:	President

REDWOOD MERGER SUB II, INC.

By:	/s/ Ted Hastings
Name:	Ted Hastings
Title:	President

[Signature Page to Agreement and Plan of Merger and Reorganization]

EXHIBIT A

Defined Terms

“2013 Plan” means the Company’s 2013 Equity Incentive Plan, as amended.

“401(k) Plan” has the meaning set forth in Section 6.2(a) of this Agreement.

“Acceptable Confidentiality Agreement” means an agreement with the Company that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement and does not prohibit the Company from complying with its obligations under Section 6.6 of this Agreement

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership of other ownership interests, by contract or otherwise.

“Agreement” means the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

“Agreement Date” has the meaning set forth in the introductory paragraph to this Agreement.

“AIM” means the AIM market of the London Stock Exchange plc.

“AIM Rules for Companies” means the rules published by the London Stock Exchange plc (as amended from time to time) governing admission to AIM and the regulation of companies whose securities are admitted to trading on AIM (including any guidance notes and schedules).

“Anti-Corruption Laws” mean the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986, as amended, the UK Bribery Act of 2010 or any applicable Laws of similar effect, and the related regulations and published interpretations thereunder.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the Competition Act 1998, the Enterprise Act 2002 and all other applicable Laws, including foreign Laws, that are designed or intended to preserve or protect competition, prohibit or restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.

“Appraisal Shares” has the meaning set forth in Section 2.4 of this Agreement.

“Available Company SEC Document” has the meaning set forth in the preamble to ARTICLE 3 of this Agreement.

“Business Days” mean a day except a Saturday, a Sunday or other day on which the Company is closed for business or the banks in the city of San Francisco, California or London, United Kingdom are authorized or required by Law to be closed.

“Capitalization Date” has the meaning set forth in Section 3.2(a) of this Agreement.

“Capitalization Representations” has the meaning set forth in Exhibit B to this Agreement.

“Cash Consideration” has the meaning set forth in Section 1.1(a) of this Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act.

“Certificates of Merger” has the meaning set forth in Section 1.6 of this Agreement.

“Certificates” has the meaning set forth in Section 2.2(b) of this Agreement.

“Circular” has the meaning set forth in Section 1.1(g)(ii) of this Agreement.

“Closing” has the meaning set forth in Section 1.5 of this Agreement.

“Closing Date” has the meaning set forth in Section 1.5 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules, IRS guidance and Treasury Department regulations promulgated thereunder.

“Companies Legislation” means the Companies Act 2006 and Part V of the Criminal Justice Act 1983.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Adverse Change Recommendation” has the meaning set forth in Section 6.1(a)(i) of this Agreement.

“Company Associate” means each officer or other employee, or individual who is an independent contractor, consultant or director, of or to the Company or any Company Subsidiary.

“Company Board” has the meaning set forth in the recitals to this Agreement.

“Company Board Recommendation” has the meaning set forth in the recitals to this Agreement.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Disclosure Letter” has the meaning set forth in the preamble to ARTICLE 3 of this Agreement.

“Company Employee Agreement” means each management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between (a) the Company or any Company Subsidiary and (b) any Company Associate.

“Company Employee Benefit Plans” means each Employee Benefit Plan maintained, adopted, sponsored, contributed or required to be contributed to by the Company or any Company ERISA Affiliate for the benefit of any current or former employee, individual consultant, advisor, officer or director of the Company or any Company ERISA Affiliate (or any beneficiary or dependent thereof) or under which the Company or any of the Company Subsidiaries has or may reasonably expect to have any liability, and each Company Employee Agreement.

“Company ERISA Affiliate” means any Company Subsidiary, and any other trade or business (whether or not incorporated) that, together with the Company or any of the Company Subsidiaries, is considered a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Company Expense Reimbursement” means the actual and reasonable out-of-pocket expenses of the Company incurred in connection with this Agreement, up to a maximum amount of $500,000

“Company Financial Advisor” has the meaning set forth in Section 3.24 of this Agreement.

“Company Financial Statements” has the meaning set forth in Section 3.5(b) of this Agreement.

“Company Intellectual Property Rights” means (a) all Company Owned Intellectual Property Rights and (b) all Intellectual Property Rights licensed by or to the Company or any Company Subsidiary.

“Company Material Adverse Effect” means any change, event, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that have occurred on or prior to the date of determination of the occurrence of the Company Material Adverse Effect, is materially adverse to the business, financial condition or results of operations of the Company and the Company Subsidiaries considered as a single enterprise; provided, however, that Company Material Adverse Effect will not include any Effect to the extent attributable to (A) general political, economic or market conditions or general changes or developments in the industry in which the Company and the Company Subsidiaries operate, (B) national or international political conditions, acts of terrorism or war (whether or not declared) or natural disasters occurring after the Agreement Date, (C) the announcement of this Agreement or the pendency of the Transactions (or related leaks or rumors), including any negative impact on or disruption in relationships, contractual or otherwise, with customers, suppliers, distributors, employees, partners, vendors or any other third Person (provided, however, that the exception in this clause “(C)” shall not apply for purposes of any representation or warranty contained in Section 3.3(c), Section 3.11(i) or any other representation or warranty of the Company pertaining to the effects of the execution and delivery of this Agreement by the Company, the performance of the Company of its obligations hereunder, or the consummation of the Transactions), (D) the compliance by the Company with the terms of this Agreement (other than compliance with the terms of Section 5.1(a)), including any action taken or refrained from being taken by the Company pursuant to or in accordance with this Agreement and any action taken or refrained from being taken by the Company, in each case, which Parent has expressly approved, consented to or requested in writing following the Agreement Date (provided, however, that any adverse Effect resulting from the manner in which the Company takes or fails to take such action or complies with the terms of this Agreement will not be excluded under this proviso), (E) changes in Law or any applicable accounting regulations or principles or the interpretations thereof, (F) changes in the price or trading volume of the Company’s stock, in and of itself (provided, however, that any adverse Effect that may have caused or contributed to such change in market price or trading volume will not be excluded under this proviso), (G) any failure, in and of itself, by the Company and the Company Subsidiaries to meet public or internal estimates, expectations, budgets, plans or projections relating to revenue, earnings or other financial performance or results of operations for any period (provided, however, that any adverse Effect that may have caused or contributed to any such failure will not be excluded under this proviso), (H) changes in the industry in which the Company and the Company Subsidiaries operate and (I) any Securityholder Litigation, except, with respect to clauses (A), (B), (E) and (H), to the extent that such Effect has had a disproportionate adverse effect on the Company and the Company Subsidiaries relative to other companies operating in the industries in which the Company and the Company Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect.

“Company Material Contract” has the meaning set forth in Section 3.18(a)(xvii) of this Agreement.

“Company Nominees” has the meaning set forth in Section 1.10 of this Agreement.

“Company Owned Intellectual Property Rights” means all Intellectual Property Rights that are owned or purported to be owned by, or filed in the name of, the Company or any Company Subsidiary.

“Company Preferred Stock” has the meaning set forth in Section 3.2(a) of this Agreement.

“Company Products” means any and all products and services, including Software as a Service, that currently are marketed, offered, sold, licensed, provided or distributed by the Company or any of the Company Subsidiaries.

“Company SEC Reports” has the meaning set forth in Section 3.5(a) of this Agreement.

“Company Specified Agreement” has the meaning set forth in Section 8.1(h) of this Agreement.

“Company Stock Awards” mean all Options and RSUs.

“Company Subsidiaries” mean the Subsidiaries of the Company.

“Confidentiality Agreement” means the Mutual Nondisclosure Agreement between the Company and Parent, dated as of March 23, 2016, as amended March 14, 2017.

“Continuing Employee” means each employee of the Company or any Company Subsidiary as of immediately prior to the Effective Time who remains or becomes an employee of Parent or a Company Subsidiary after the Effective Time.

“Continuing Service Provider” means any employee, director or consultant of the Company or any Company Subsidiary as of immediately prior to the Effective Time who remains or becomes an employee, director or consultant of Parent or a Subsidiary of Parent after the Effective Time.

“Contract” means any agreement, contract, obligation, arrangement, undertaking or other commitment that is legally binding.

“D&O Insurance” has the meaning set forth in Section 6.7(b) of this Agreement.

“DGCL” has the meaning set forth in the Recitals of this Agreement.

“Documentation” means, collectively, programmers’ notes or logs, source code annotations, user guides, manuals, instructions, software architecture designs, layouts, any know-how, and any other designs, plans, drawings, documentation, materials, supplier lists, software source code and object code, net lists, photographs, development tools, blueprints, media, memoranda and records that are primarily related to or otherwise necessary for the use and exploitation of any products or any products in development of the Company or any Company Subsidiary, whether in tangible or electronic form, whether owned by the Company or any Company Subsidiary or held by the Company or any Company Subsidiary under any licenses or sublicenses (or similar grants of rights).

“DOJ” means the United States Department of Justice or any successor thereto.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval System.

“Effective Time” has the meaning set forth in Section 1.6 of this Agreement.

“Employee Benefit Plan” means (a) any “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA); and (b) any plan, program, policy, practice, agreement or other arrangement, whether written or unwritten, funded or unfunded, providing payments or benefits, including, without limitation, compensation, employment, equity, pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, paid time off, sick pay, restricted stock, stock purchase, restricted stock unit, performance share, stock option, phantom equity, change of control, retention, severance, supplemental unemployment, hospitalization or other medical, life, or other insurance, long- or short-term disability, or fringe benefits.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Laws” means any Federal, foreign, state, local and European Union Law or legal requirement, including regulations, orders, permits, licenses, approvals, ordinances, directives, guidance notes, codes of practice, circulars, decisions, judgements and the common Law, pertaining to pollution, the environment, the protection of the environment or human health and safety, including the Clean Air Act, the Clean Water Act, RCRA, CERCLA, the Occupational Safety and Health Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act and any similar Federal, foreign, state or local Law.

“Equity Award Conversion Ratio” means the quotient of (i) the Transaction Consideration Value divided by (ii) the volume-weighted average per share trading price of Parent Common Stock on the AIM over the five (5) consecutive trading days ending on the trading day immediately preceding the Effective Time, rounded to the nearest one ten-thousandth, where the price per share of Parent Common Stock in US Dollars shall be determined using the spot exchange rate posted on Bloomberg at approximately 10:30 a.m. (P.T.) on the trading day immediately preceding the Effective Time.

“ERISA” means the Employee Retirement Income Securities Act of 1974, as amended, and the rules, U.S. Department of Labor guidance, and U.S. Department of Labor regulations promulgated thereunder.

“ESPP” means the Company’s 2013 Employee Stock Purchase Plan, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.2(a) of this Agreement.

“Exchange Fund” has the meaning set forth in Section 2.2(a) of this Agreement.

“Excluded Shares” has the meaning set forth in Section 2.1(b)(ii) of this Agreement.

“Expiration Time” has the meaning set forth in Section 1.1(c) of this Agreement.

“First Certificate of Merger” has the meaning set forth in Section 1.6 of this Agreement.

“First Merger” has the meaning set forth in the recitals to this Agreement.

“First Surviving Corporation” has the meaning set forth in Section 1.3 of this Agreement.

“Fractional Share Cash Amount” has the meaning set forth in Section 1.1(f) of this Agreement.

“Fraud” means actual fraud involving a knowing and intentional misrepresentation of a fact, or concealment of a fact, made or concealed with the intent to deceive (as opposed to any fraud claim based on constructive knowledge, negligent misrepresentation or a similar theory) under Delaware law.

“FTC” means the United States Federal Trade Commission or any successor thereto.

“Fundamental Representations” has the meaning set forth in Exhibit B to this Agreement.

“GAAP” has the meaning set forth in Section 3.5(b) of this Agreement.

“Geolocation Data” means information used or intended to be used to precisely determine the actual geographic location of an individual or device with reasonable specificity.

“Governmental Authority” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) national, international, multinational, supra-national, federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit body or Entity and any court, arbitrator or other tribunal.

“Governmental Consents” has the meaning set forth in Section 6.3(a) of this Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“HSR Condition” has the meaning set forth in Exhibit B of this Agreement.

“IFRS” has the meaning set forth in Section 4.6(b) of this Agreement.

“In-bound License” has the meaning set forth in Section 3.15(b) of this Agreement.

“Indemnified Party” has the meaning set forth in Section 6.7(a) of this Agreement.

“Insurance Policies” has the meaning set forth in Section 3.17 of this Agreement.

“Intellectual Property Rights” mean the rights associated with the following under the Laws of any jurisdiction in the world: (i) patents, utility models, and applications therefor (including provisional applications) and all reissues, revisions, renewals, extensions, provisionals, continuations, and continuations in part, thereof (“Patents”), (ii) copyrights, copyright registrations and applications therefor and all other rights in works of authorship or otherwise corresponding thereto (“Copyrights”), (iii) trademarks, service marks, trade names, trade dress rights and similar designations of origin and rights therein and goodwill associated therewith (“Trademarks”), and (iv) rights in domain names, uniform resource locators, and web site addresses (“Domain Names”), (v) moral rights, (vi) rights in confidential or proprietary information and trade secrets (“Trade Secrets”) and databases and data collections, and (vii) all other intellectual property rights of any kind or nature.

“Intentional Breach” shall mean an act or omission taken with the knowledge that such action or omission constitutes, or would reasonably be expected to result in, a material breach of this Agreement.

“Intervening Event” shall mean a material event, development or change in circumstances with respect to the Company and its Subsidiaries, taken as a whole, that occurred or arose after the Agreement Date, which (a) was unknown to and was not reasonably foreseeable by, the Company Board as of or prior to the Agreement Date and (b) becomes known to or by the Company Board prior to the Offer Acceptance Time; provided, however that none of the following will constitute, or be considered in determining whether there has been, an Intervening Event: (i) the receipt, existence of or terms of a Takeover Proposal or any inquiry, request, proposal or discussion that could reasonably be expected to lead to a Takeover Proposal or any matter relating thereto or consequence thereof, (ii) changes in the market price or trading volume of the Shares on the NYSE; (iii) the fact that the Company or its Subsidiaries have exceeded or met in and of itself (or the failure of Parent to meet in and of itself) any internal or published projections, forecasts or predictions in respect of revenues, earnings or other financial or operating performance for any period ending on or after the date hereof and (iv) changes in the market price or trading volume of the shares of Parent Common Stock on the AIM (provided, however, that the underlying causes of such change or fact shall not be excluded by clauses (ii), (iii) or (iv)).

“IRS” has the meaning set forth in Section 3.11(b) of this Agreement.

“Judgment” has the meaning set forth in Section 3.3(c) of this Agreement.

“Knowledge” with respect to (i) the Company will mean with respect to any matter in question the actual knowledge of the Company’s executive officers after reasonable inquiry of those employees who would reasonably be expected to have actual knowledge of the matter in question, or (ii) the Parent or the Merger Subs will mean with respect to any matter in question the actual knowledge of such Entity’s executive officers after reasonable inquiry of those employees who would reasonably be expected to have actual knowledge of the matter in question.

“Law” means any national, international, multinational, supra-national, federal, state, local, municipal, foreign or other law, treaty, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 3.19(b) of this Agreement.

“Leases” has the meaning set forth in Section 3.19(b) of this Agreement.

“Legal Proceeding” means any action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Letter of Intent” has the meaning set forth in the recitals to this Agreement.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Made Available” means a document has been, prior to the execution and delivery of this Agreement, as to the Company: (i) listed as an exhibit to the Company’s Annual Report filed on Form 10-K on March 10, 2017 and filed by the Company on EDGAR in unredacted form, (ii) filed by the Company on EDGAR in unredacted form or (iii) produced by the Company in the electronic dataroom established in connection with the negotiation of this Agreement for purposes of review by Parent and its legal counsel and advisors; and, as to Parent: (i) with Companies House in the United Kingdom, or (ii) posted by Parent to the AIM Rule 26 Section of its website at www.rhythmone.com or (iii) produced by Parent in the electronic dataroom established in connection with the negotiation of this Agreement for purposes of review by the Company and its legal counsel and advisors.

“Maximum Amount” has the meaning set forth in Section 6.7(b) of this Agreement.

“Mergers” has the meaning set forth in the recitals to this Agreement.

“Merger Sub Two” has the meaning set forth in the introductory paragraph to this Agreement.

“Merger Sub(s)” has the meaning set forth in the introductory paragraph to this Agreement.

“Minimum Tender Condition” has the meaning set forth in Exhibit B to this Agreement.

“Most Recent Balance Sheet” has the meaning set forth in Section 3.8(a) of this Agreement.

“Net Exercise Amount” means an amount equal to the sum of:

(i)    the quotient obtained by dividing (x) (A) the per share exercise price of a Vested Option, multiplied by (B) the aggregate number of shares of Company Common Stock issuable upon the exercise in full of such Vested Option immediately prior to the Effective Time, by (y) the Transaction Consideration Value; plus

(ii)    the quotient obtained by dividing (x) the amount of any withholding taxes required to be withheld on the exercise of such Vested Option, by (y) the Transaction Consideration Value.

“Non-Continuing Employee” has the meaning set forth in Section 6.2(f) of this Agreement.

“Non-PII” means information associated with an individual’s activities online or on a mobile application (e.g., searches conducted, web pages visited or viewed, video or other content visited or viewed by a particular individual), stored and maintained in a manner in which it is not linked or reasonably linkable to a particular identified individual or to a particular computer or device, provided, in any event, that IP addresses shall be considered Non-PII as such term applies to the Company. The ability to advertise to a particular computer or device will not be considered “linked or reasonably linkable.”

“Notice of GM” has the meaning set forth in Section 1.1(g)(ii) of this Agreement.

“NYSE” means The New York Stock Exchange, Inc.

“Offer” has the meaning set forth in the recitals to this Agreement.

“Offer Acceptance Time” has the meaning set forth in Section 6.1(b) of this Agreement.

“Offer Conditions” has the meaning set forth in Section 1.1(b) of this Agreement.

“Offer Documents” has the meaning set forth in Section 1.1(g)(i) of this Agreement.

“Offer Prospectus” has the meaning set forth in Section 1.1(g)(iv) of this Agreement.

“Options” means any option to purchase Shares granted, and, immediately before the Effective Time not exercised, expired or terminated, to a current or former employee, director or independent contractor of the Company or any of the Company Subsidiaries or any former Subsidiary of the Company or predecessor thereof (excluding options to purchase Shares under the ESPP).

“Other Plans” has the meaning set forth in Section 6.2(b) of this Agreement.

“Out-bound License” has the meaning set forth in Section 3.15(b) of this Agreement.

“Outside Date” has the meaning set forth in Section 8.1(b) of this Agreement.

“Panel” means the U.K. Panel for Takeovers and Mergers.

“Parent” has the meaning set forth in the introductory paragraph to this Agreement.

“Parent 401(k) Plan” has the meaning set forth in Section 6.2(a) of this Agreement.

“Parent Associate” means each officer or other employee, or individual who is an independent contractor, consultant or director, of or to Parent or any Parent Subsidiary.

“Parent Board” has the meaning set forth in Section 1.10 of this Agreement.

“Parent Common Stock” means the ordinary shares £0.01 each in the capital of the Parent.

“Parent Deferred Stock” means the deferred shares of £0.01 each in the capital of the Parent.

“Parent Disclosure Letter” has the meaning set forth in Article 4 of this Agreement.

“Parent Employee Agreement” means each management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between (a) Parent or any Parent Subsidiary and (b) any Parent Associate.

“Parent Employee Benefit Plans” means each Employee Benefit Plan maintained, adopted, sponsored, contributed or required to be contributed to by Parent, any Parent Subsidiary or any Parent ERISA Affiliate for the benefit of any current or former employee, individual consultant, advisor, officer or director of Parent, any Parent Subsidiary or any Parent ERISA Affiliate (or any beneficiary or dependent thereof) or under which Parent or any of the Parent Subsidiaries has or may reasonably expect to have any liability, and each Parent Employee Agreement.

“Parent ERISA Affiliate” means any Parent Subsidiary, and any other trade or business (whether or not incorporated) that, together with Parent or any of the Parent Subsidiaries, is considered a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Parent Expense Reimbursement” means the actual and reasonable out-of-pocket expenses of Parent incurred in connection with this Agreement, up to a maximum amount of $500,000.

“Parent Financial Statements” has the meaning set forth in Section 4.6(b) of this Agreement.

“Parent In-bound License” has the meaning set forth in Section 4.17(b) of this Agreement.

“Parent Intellectual Property Rights” means (a) all Parent Owned Intellectual Property Rights and (b) all Intellectual Property Rights licensed by or to Parent or any Parent Subsidiary.

“Parent Insurance Policies” has the meaning set forth in Section 4.19 of this Agreement.

“Parent Leased Real Property” has the meaning set forth in Section 4.21(b) of this Agreement.

“Parent Leases” has the meaning set forth in Section 4.21(b) of this Agreement.

“Parent Material Contract” has the meaning set forth in Section 4.20(a) of this Agreement.

“Parent Material Adverse Effect” means any change, event, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that have occurred on or prior to the date of determination of the occurrence of the Parent Material Adverse Effect, is materially adverse to the business, financial condition or results of operations of the Parent and the Parent Subsidiaries considered as a single enterprise; provided, however, that Parent Material Adverse Effect will not include any Effect to the extent attributable to (A) general political, economic or market conditions or general changes or developments in the industry in which the Parent and the Parent Subsidiaries operate, (B) national or international political conditions, acts of terrorism or war (whether or not declared) or natural disasters occurring after the Agreement Date, (C) the announcement of this Agreement or the pendency of the Transactions (or related leaks or rumors), including any negative impact on or disruption in relationships, contractual or otherwise, with customers, suppliers, distributors, employees, partners, vendors or any other third Person (provided, however, that the exception in this clause “(C)” shall not apply for purposes of any representation or warranty contained in Section 4.4(c) or Section 4.13(i) or any other representation or warranty of the Parent pertaining to the effects of the execution and delivery of this Agreement by the Parent, the performance of the Parent of its obligations hereunder, or the consummation of the Transactions), (D) the compliance by the Parent with the terms of this Agreement (other than compliance with the terms of Section 5.2(a)), including any action taken or refrained from being taken by the Parent pursuant to or in accordance with this Agreement and any action taken or refrained from being taken by the Parent, in each case, which Parent has expressly approved, consented to or requested in writing following the Agreement Date (provided, however, that any adverse Effect resulting from the manner in which the Parent takes or fails to take such action or complies with the terms of this Agreement will not be excluded under this proviso), (E) changes in Law or any applicable accounting regulations or principles or the interpretations thereof, (F) changes in the price or trading volume of the Parent’s stock, in and of itself (provided, however, that any adverse Effect that may have caused or contributed to such change in market price or trading volume will not be excluded under this proviso), (G) any failure, in and of itself, by the Parent and the Parent Subsidiaries to meet public or internal estimates, expectations, budgets, plans or projections relating to revenue, earnings or other financial performance or results of operations for any period (provided, however, that any adverse Effect that may have caused or contributed to any such failure will not be excluded under this proviso), (H) changes in the industry in which the Parent and the Parent Subsidiaries operate and (I) any Securityholder Litigation, except, with respect to clauses (A), (B), (E) and (H), to the extent that such Effect has had a disproportionate adverse effect on the Parent and the Parent Subsidiaries relative to other companies operating in the industries in which the Parent and the Parent Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Parent Material Adverse Effect.

“Parent Most Recent Balance Sheet” has the meaning set forth in Section 4.9(a) of this Agreement.

“Parent Option” means an option to purchase shares of Parent Common Stock granted by Parent or any Parent Subsidiary granted pursuant to one of the Parent Stock Plans.

“Parent Out-bound License” has the meaning set forth in Section 4.17(b) of this Agreement.

“Parent Owned Intellectual Property Rights” means all Intellectual Property Rights that are owned or purported to be owned by, or filed in the name of, Parent or any Parent Subsidiary.

“Parent Products” means any and all products and services, including Software as a Service, that currently are marketed, offered, sold, licensed, provided or distributed by Parent or any of the Parent Subsidiaries.

“Parent Public Reports” has the meaning set forth in Section 4.6(a) of this Agreement.

“Parent RSU” means any restricted stock unit with respect to Parent Common Stock granted by Parent or any Parent Subsidiary granted pursuant to one of the Parent Stock Plans.

“Parent Recommendation” means the recommendation of the Parent Board to vote in favour of the Parent Shareholder Approval.

“Parent Shareholder Approval” has the meaning set forth in Section 1.1(g)(ii).

“Parent Specified Agreement” means a definitive transaction agreement providing for a Parent Takeover Proposal.

“Parent Takeover Proposal” means any proposal or offer from any Person (other than the Company or any of their Affiliates) to engage in any transaction or series of related transactions (other than the Transactions) involving any acquisition, merger, consolidation, reorganization, share exchange, share issuance, recapitalization, liquidation, direct or indirect business combination, asset acquisition or other similar transaction involving the Parent or any subsidiary of Parent of (A) the assets or businesses that constitute or represent 30% or more of the total revenue, operating income, or assets of the Parent and the subsidiaries of Parent, taken as a whole, or (B) 30% or more of the outstanding Shares or any other capital stock of, or other equity or voting interests in, Parent or (C) 30% or more of the shares in or any other capital stock of, or other equity or voting interests in any of the subsidiaries of Parent, directly or indirectly holding, individually or taken together, the assets or business referred to in clause (A) above.

“Parent Stock Plans” means RhythmOne Plc US Share Option Plan, the blinkx 2007 Enterprise Management Incentive Plan, the blinkx US Share Option Plan, the blinkx Autonomy Employee Discretionary Share Option Plan 2007, the Executive Plan for Market Value Share Options, blinkx 2007 US Share Plan, 2007 Autonomy Employee US Share Option Plan and RhythmOne plc 2017 International Equity Incentive Plan.

“Parent Subsidiaries” mean the Subsidiaries of the Parent.

“Parent Trading Price” means $0.4582 per share of Parent Common Stock.

“Payment Rules” has the meaning set forth in Exhibit B to this Agreement.

“Permits” has the meaning set forth in Section 3.14(b) of this Agreement.

“Permitted Lien” means (a) any Lien that arises out of Taxes not in default and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP or IFRS (whichever applies), (b) any Lien representing the rights of customers, suppliers and subcontractors in the ordinary course of business under the terms of any Contracts to which the relevant party is a party or under general principles of commercial or government contract Law (including mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business), (c) Liens which are disclosed in the notes to the consolidated financial statements of the Company or Parent included in the Company SEC Reports filed as of the Agreement Date or in the Parent Public Reports filed as of the Agreement Date, as the case may be, (d) in the case of any Contract, Liens that are restrictions against the transfer or assignment thereof that are included in the terms of such Contract, (e) in the case of real property, Liens that are easements, rights-of-way, encroachments, restrictions, conditions and other similar Liens incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, or zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such real property or that are otherwise set forth on a title report, (f) any leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions), including any In-bound License or Parent In-bound License, as applicable, or Out-bound License or Parent Out-bound License, as applicable, and (g) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business, and that would not, individually or in the aggregate, have a material effect on the Company and the Company Subsidiaries, taken as a whole or Parent and Parent Subsidiaries, taken as a whole, as the case may be.

“Person” means a natural person or Entity.

“Personal Information” means, in addition to any definition provided by the Parties or any Subsidiary of the Parties for any similar term (e.g., “personally identifiable information” or “PII”) in any privacy policies, any information that, alone or in combination with other information, can be associated with an individual person or device including, without limitation, an individual’s name, address, telephone number, e-mail address, photograph, social security number or tax identification number, credit card number, bank information, static internet protocol (IP) address, device identifier, or media access control (MAC) address, biometric identifiers used for identification of an individual (e.g., fingerprints, retinal scans or facial scans) or any other information that would fall within the definition of “Personal Data” in Article 4(1) of Regulation (EU) 2016/679. Personal Information includes information in any form, including paper, electronic and other forms.

“Pre-Closing Period” has the meaning set forth in Section 5.1 of this Agreement.

“Privacy and Security Laws” means all Laws and applicable industry standards regarding receiving, collecting, compiling, accessing, using, processing, disclosing, securing, sharing, destroying, transferring and storing Personal Information, Geolocation Data, and Non-PII, including (i) the Children’s Online Privacy Protection Act, the California Online Privacy Protection Act, the Video Privacy Protection Act, the CAN-SPAM Act, the European Union Data Protection Directive 95/46/EC, Regulation (EU) 2016/679, the EU Privacy and Electronic Communications Directive 2002/58/EC, the Digital Advertising Alliance’s Self-Regulatory Program, the Network Advertising Initiative Code of Conduct, and the Telephone Consumer Protection Act, and (ii) data breach notification Laws (as applicable).

“Publicly Available Software” means any Software that requires as a condition of use, modification and/or distribution of such Software that such Software or other Software incorporated into, derived from, used, or distributed with such software (i) be disclosed or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge.

“Purchaser” has the meaning set forth in the introductory paragraph to this Agreement.

“RCRA” means the Resource Conservation and Recovery Act.

“Registered IP” means all Patents, registered Copyrights, registered Trademarks, Domain Names, all other Intellectual Property Rights that are the subject of a registration, certificate, filing, or recordation with or by any Governmental Authority, and all applications for any of the foregoing.

“Registration Statement” has the meaning set forth in Section 1.1(g)(iv) of this Agreement.

“Regulatory Information Service” has the meaning set forth in the AIM Rules for Companies.

“Representatives” mean officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives.

“RSU” means any restricted stock unit with respect to Company Common Stock granted by the Company.

“Sanctions” has the meaning set forth in Section 3.21(b) of this Agreement.

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.5(c) of this Agreement.

“Schedule 14D-9” has the meaning set forth in Section 1.2(b) of this Agreement.

“Schedule TO” has the meaning set forth in Section 1.1(g)(i) of this Agreement.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“SEC Condition” has the meaning set forth in Exhibit B to this Agreement.

“Second Certificate of Merger” has the meaning set forth in Section 1.6 of this Agreement.

“Second Effective Time” has the meaning set forth in Section 1.6 of this Agreement.

“Second Merger” has the meaning set forth in the recitals to this Agreement.

“Section 262” has the meaning set forth in Section 2.4 of this Agreement.

“Securityholder Litigation” shall mean any claim, litigation or other Legal Proceeding related to this Agreement, the Offer, the Mergers or any the other Transactions that is made or brought by any current or former stockholder of the Company or Parent or any holder of the Company’s or Parent’s other securities against the Company or Parent and/or their respective directors or officers (on any such person’s own behalf or on behalf of the Company or Parent), including any Legal Proceeding alleging or asserting (i) any misrepresentation or omission in the Schedule 14D-9 or any other document filed with the SEC in connection with the Transactions or (ii) any breach of fiduciary duty by any Company or Parent directors in connection with any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” has the meaning set forth in the Recitals of this Agreement.

“Software” means all computer programs (whether in source code or object code form), databases, compilers, compilations, software libraries, and Documentation (including, without limitation, user, operator, and training manuals) related to any of the foregoing.

“Specified Representation” has the meaning set forth in Exhibit B to this Agreement.

“Stock Consideration” has the meaning set forth in Section 1.1(a) of this Agreement.

“Stock Plans” means the Company’s 2004 Stock Plan, as amended, and the 2013 Plan.

“Subsidiary” means with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Superior Proposal” means any bona fide written Takeover Proposal which is on terms that the Company Board determines in its good faith judgment (after receipt of the advice of its financial advisor and outside counsel), taking into account all relevant factors, including the price, form of consideration, closing conditions, the legal, regulatory and financial aspects thereof, the ability to finance the proposal, the prospects for completion and other aspects of the proposal that the Company Board (or a committee thereof) deems relevant, (i) would, if consummated, result in a transaction that is more favorable to the holders of Company Common Stock from a financial point of view than the Transactions (including the terms of any proposal by Parent to modify the terms of the Transactions) and (ii) is reasonably capable of being completed on the terms proposed. For purposes of the reference to a “Takeover Proposal” in this definition, all references to 15% in the definition of “Takeover Proposal” will be deemed to be references to “50%.”

“Superior Proposal Determination Notice” has the meaning set forth in Section 6.1(b)(ii) of this Agreement.

“Surviving Corporation” has the meaning set forth in the Section 1.3 this Agreement.

“Takeover Inquiry” has the meaning set forth in Section 6.6(a) of this Agreement.

“Takeover Proposal” means any proposal or offer from any Person (other than Parent, the Merger Subs or any of their Affiliates) to engage in any transaction or series of related transactions (other than the Transactions) involving any acquisition, merger, consolidation, reorganization, share exchange, share issuance, recapitalization, liquidation, direct or indirect business combination, asset acquisition or other similar transaction involving the Company or any Company Subsidiary of (A) the assets or businesses that constitute or represent 15% or more of the total revenue, operating income, or assets of the Company and the Company Subsidiaries, taken as a whole, or (B) 15% or more of the outstanding Shares or any other capital stock of, or other equity or voting interests in, the Company or any of the Company Subsidiaries, directly or indirectly holding, individually or taken together, the assets or business referred to in clause (A) above.

“Tax Return” means any report, return, statement, declaration or other written information supplied or required to be supplied to a Governmental Authority in connection with, or relating to, Taxes.

“Tax” or “Taxes” means all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including taxes, levies, like assessments, charges or fees imposed upon, measured by, or determined by reference to income, franchise, profits, advance corporation, gross receipts, transfer, excise, property, sales, use value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, severance, occupation, import, custom, stamp, alternative, add-on minimum, environmental or other governmental taxes or charges, imposed by any Federal, state, county, local or foreign Governmental Authority or subdivision or agency thereof, including any interest, penalties or additions to tax applicable or related thereto, whether disputed or not.

“Technology” means technology and tangible embodiments thereof, whether in electronic, written or other media, including specifications, designs, documentation, schematics, algorithms, procedures, processes, techniques, methods, programs, formulae, routines, know-how, inventions (whether patentable or unpatentable and whether or not reduced to practice), discoveries, improvements, Software, application programming interfaces, user interfaces, databases, confidential information, Domain Names, and works of authorship.

“Tender and Support Agreement” has the meaning set forth in the Recitals to this Agreement.

“Termination Fee” means $ 5,536,790.00.

“Transaction Consideration” has the meaning set forth in Section 1.1(a) of this Agreement.

“Transaction Consideration Value” means the sum of (i) the Cash Consideration plus (ii) the product of (x) the Stock Consideration multiplied by (y) the volume-weighted average per share trading price of Parent Common Stock on the AIM over the five (5) consecutive trading days ending on the trading day immediately preceding the Effective Time, rounded to the nearest one ten-thousandth, where the price per share of Parent Common Stock in US Dollars shall be determined using the spot exchange rate posted on Bloomberg at approximately 10:30 a.m. (P.T.) on the trading day immediately preceding the Effective Time.

“Transaction Severance Benefits” has the meaning set forth in Section 6.2(f) of this Agreement.

“Transactions” has the meaning set forth in Section 1.2(a) of this Agreement.

“Uncertificated Shares” has the meaning set forth in Section 2.1(b)(i) of this Agreement.

“Unvested Option” means an Option that is not a Vested Option.

“Vested Option” means an Option that is issued and outstanding as of immediately prior to the Effective Time, to the extent such Option is vested and exercisable immediately prior to the Effective Time (after giving effect to any acceleration of vesting in connection with the transactions contemplated by this Agreement).

“WARN Act” has the meaning set forth in Section 3.16(c) of this Agreement.

EXHIBIT B

Conditions of the Offer

Notwithstanding any other provision of the Offer or this Agreement to the contrary, Parent and Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer) (the “Payment Rules”), to pay for any Shares tendered pursuant to the Offer (and not theretofore accepted for payment or paid for) and may terminate or amend the Offer, in accordance with and subject to the terms of this Agreement, unless, at the then effective Expiration Time: (i) there will have been validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares (without regard to Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) which would represent at least a majority of the then issued and outstanding Shares (the “Minimum Tender Condition”), (ii) all waiting periods (including all extensions thereof) under the HSR Act applicable to the purchase of Shares pursuant to the Offer will have expired or been terminated (the “HSR Condition”), (iii) the Registration Statement shall have been declared effective by the SEC under the Securities Act, a stop order suspending the effectiveness of the Registration Statement shall not have been issued by the SEC, and no proceedings for that purposes shall have been initiated or threatened by the SEC (the “SEC Condition”), and (iv) the shares of Parent Common Stock to be issued in the Offer and the Mergers shall have been approved for listing on the AIM and the Parent Shareholder Approval shall have been obtained. Furthermore, notwithstanding any other term of the Offer or this Agreement, Parent and Purchaser will not be required to accept for payment or, subject to the Payment Rules, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer, in accordance with and subject to the terms of this Agreement if, at the then effective Expiration Time, any of the following conditions exists:

(b)    any Judgment issued by a court of competent jurisdiction or by a Governmental Authority, or any Law or other legal restraint or prohibition, will be in effect that would make the Offer or the Mergers illegal or otherwise prevent the consummation thereof;

(c)    since the date of this Agreement, there shall have occurred any Company Material Adverse Effect that is continuing, or there shall have occurred any Effect that would reasonably be expected to result in a Company Material Adverse Effect;

(d)    any of the representations and warranties of the Company set forth in:

(i)    Section 3.2(a), Section 3.2(b), the first sentence of Section 3.2(c) or Section 3.2(d) of this Agreement (the “Capitalization Representations”) (A) will not have been true and correct other than de minimis inaccuracies as of Agreement Date or will not be true and correct other than de minimis inaccuracies as of the Expiration Time as if made on and as of the Expiration Time (except, in each case, for representations and warranties in the Capitalization Representations that address matters only as of a specific date or time (which failure to be true and correct would be as of such date or time only) and (B) the failure to be so true and correct, individually or in the aggregate with all other failures of the Capitalization Representations to be so true and correct, has resulted in or would reasonably be expected to result in the net issuance of more than a de minimis number of shares by the Company in the aggregate or more than a de minimis cost, expense or liability to the Company, Parent and their Affiliates in the aggregate);

(ii)    Section 3.9(a) of this Agreement (the “Specified Representation”) will not have been true and correct as of the Agreement Date or will not be true and correct as of the Expiration Time as if made on and as of the Expiration Time;

(iii)    Section 3.1, Section 3.3(a), Section 3.3(b) (other than the last sentence thereof), Section 3.3(e) and Section 3.24 of this Agreement (collectively, the “Fundamental Representations”) will not have been true and correct in all material respect as of the Agreement Date or will not be true and correct in all material respects as of the Expiration Time as if made on and as of the Expiration Time, except for representations and warranties in the Fundamental Representations that address matters only as of a specific date or time (which failure to be true and correct would be as of such date or time only), in each case, determined without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” limiting the scope of such representations and warranties; or

(iv)    the other representations and warranties set forth in Article 3 of this Agreement (other than the Capitalization Representations, the Specified Representation or the Fundamental Representations) will not have been true and correct as of the Agreement Date or will not be true and correct as of the Expiration Time as if made on and as of the Expiration Time, except for such representations and warranties that address matters only as of a specific date or time (which failure to be true and correct would be as of such date or time only), in each case determined without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” limiting the scope of such representations and warranties and disregarding such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect;

(e)    the Company shall not have performed and complied with, in all material respects, all obligations, agreements and covenants of the Company to be performed or complied with by it under this Agreement prior to such time;

(f)    Parent and Purchaser shall have not received a certificate executed by the Company’s Chief Executive Officer confirming on behalf of the Company that the conditions set forth in clauses (b), (c) and (d) of this Exhibit B have been duly satisfied;

(g)    Parent shall have not received a duly executed certification that meets the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h) issued by the Company certifying that the Company is not, and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code;

(h)    this Agreement shall have been terminated in accordance with its terms;

(i)    an event shall have occurred and remain outstanding or uncured that, with notice or lapse of time or both, provides (i) Parent the right to terminate this Agreement, or (ii) the Company the right to terminate this Agreement pursuant to Section 8.1(f) of this Agreement; or

(j)    the Company fails to have cash and cash equivalents of at least $32 million.

The foregoing conditions are for the sole benefit of Parent and Purchaser and (except for the Minimum Tender Condition and clause (h)(ii) above) may be waived by Parent and Purchaser, in whole or in part at any time from time to time, in the sole discretion of Parent and Purchaser. The failure by Parent, Purchaser or any other affiliate of Parent at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. The condition set forth in clause (h)(ii) above may not be waived by Parent or Purchaser without the consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed).

EXHIBIT C

CERTIFICATE OF INCORPORATION AND BY-LAWS

EXHIBIT C-1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

A Delaware Corporation

                , a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”) hereby certifies as follows:

1. That this corporation was originally incorporated on August 29, 2017 under the name Redwood Merger Sub II, Inc., pursuant to the General Corporation Law.

2. Pursuant to Sections 242 and 228 of the General Corporation Law of the State of Delaware, the amendments and restatement herein set forth have been duly approved by the Board of Directors and sole stockholder of Redwood Merger Sub II, Inc.

3. Pursuant to Section 245 of the General Corporation Law, this Amended and Restated Certificate of Incorporation (this “Certificate”) restates and integrates and further amends the provisions of the Amended and Restated Certificate of Incorporation of this corporation.

4. The text of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

FIRST: The name of the corporation is “                            ” (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, 19808 and the name of the Corporation’s registered agent at such address is CORPORATION SERVICE COMPANY.

THIRD: The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.01 per share.

FIFTH: Subject to the provisions of the General Corporation Law, the number of directors of the Corporation shall be determined as provided in the By-Laws of the Corporation.

SIXTH: In furtherance and not in limitation of the general powers conferred by the laws of the State of Delaware, the board of directors of the Corporation is expressly authorized to make, alter or repeal the By-Laws of the Corporation, except as specifically stated therein.

SEVENTH: Except as otherwise required by the laws of the State of Delaware, the stockholders and directors shall have the power to hold their meetings and to keep the books, documents and papers of the Corporation outside of the State of Delaware, and the Corporation shall have the power to have one or more offices within or without the State of Delaware, at such places as may be from time to time designated by the Corporation. Elections of directors need not be by ballot unless the By-Laws of the Corporation shall so provide.

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

NINTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation. Neither any amendment nor repeal of this Article NINTH, nor the adoption of any provision of this Corporation’s Amended and Restated Certificate of Incorporation inconsistent with this Article NINTH, shall eliminate or reduce the effect of this Article NINTH, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article NINTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

IN WITNESS WHEREOF, the undersigned, being the                  of the Corporation hereinabove named, does hereby execute this Amended and Restated Certificate of Incorporation this                     , 201    .

Name:
Title:

EXHIBIT C-2

REDWOOD MERGER SUB II, INC.

BY-LAWS

1. OFFICES

The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware or such other place as may be determined by the board of directors. The Corporation may also have offices at such other places, both within and outside the State of Delaware, as may from time to time be designated by the board of directors.

2. BOOKS

The books and records of the Corporation may be kept (except as otherwise provided by the laws of the State of Delaware) outside of the State of Delaware and at such place or places as may from time to time be designated by the board of directors.

3. STOCKHOLDERS

3.1    Annual Meetings. The annual meeting of the stockholders of the Corporation for the election of directors and the transaction of such other business as may properly come before the meeting shall be held at the principal business office of the Corporation or at such other place or places either within or outside the State of Delaware as may be designated by the board of directors and stated in the notice of the meeting, on such day and at such time as shall be determined by the board of directors.

Written notice of the place designated for the annual meeting of the stockholders of the Corporation shall be delivered personally or mailed to each stockholder entitled to vote thereat not less than 10 and not more than 60 days prior to such meeting, but at any meeting at which all stockholders shall be present, or of which all stockholders not present have waived notice in writing, the giving of notice as described above may be dispensed with. If mailed, such notice shall be directed to each stockholder at such stockholder’s address as the same appears on the stock ledger of the Corporation, unless such stockholder shall have filed with the secretary of the Corporation a written request that notices intended for such stockholder be mailed to some other address, in which case it shall be mailed to the address designated in such request.

3.2    Special Meetings. Special meetings of the stockholders of the Corporation shall be held whenever called, in the manner required by the laws of the State of Delaware for purposes as to which there are special statutory provisions, and for other purposes whenever called by resolution of the board of directors, or by the president, or by the holders of a majority of the outstanding shares of capital stock of the Corporation the holders of which are entitled to vote on matters that are to be voted on at such meeting. Any such special meeting of stockholders may be held at the principal business office of the Corporation or at such other place or places, either within or outside the State of Delaware, as may be specified in the notice thereof. Business transacted at any special meeting of stockholders of the Corporation shall be limited to the purposes stated in the notice thereof.

Except as otherwise expressly required by the laws of the State of Delaware, written notice of each special meeting, stating the day, hour and place, and in general terms the business to be transacted at the meeting, shall be delivered personally or mailed to each stockholder entitled to vote at the meeting not less than 10 and not more than 60 days prior to such meeting, but at any special meeting at which all stockholders shall be present, or of which all stockholders not present have waived notice in writing, the giving of notice as above described may be dispensed with. If mailed, such notice shall be directed to each stockholder at such stockholder’s address as the same appears on the stock ledger of the Corporation unless such stockholder shall have filed with the secretary of the Corporation a written request that notices intended for such stockholder be mailed to some other address, in which case it shall be mailed to the address designated in such request.

3.3    List of Stockholders. The officer of the Corporation who shall have charge of the stock ledger shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least 10 days prior to the meeting, either (i) on a reasonably accessible electronic network, and the information required to gain access to such list shall be provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

3.4    Quorum. At any meeting of the stockholders of the Corporation, except as otherwise expressly provided by the laws of the State of Delaware, the certificate of incorporation or these by-laws, there must be present, either in person or by proxy, in order to constitute a quorum, stockholders owning a majority of the issued and outstanding shares of the capital stock of the Corporation entitled to vote at such meeting. At any meeting of stockholders at which a quorum is not present, the holders of, or proxies for, a majority of the stock which is represented at such meeting, shall have power to adjourn the meeting, without notice other than by announcement at the meeting, from time to time until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

3.5    Organization. The chief executive officer or president, or in the chief executive officer’s or president’s absence any vice-president, shall call to order meetings of the stockholders and shall act as chairman of such meetings. The board of directors or the stockholders may appoint any stockholder or any director or officer of the Corporation to act as chairman of any meeting in the absence of the chief executive officer, the president and all of the vice-presidents.

The secretary of the Corporation shall act as secretary of all meetings of the stockholders, but in the absence of the secretary the presiding officer may appoint any other person to act as secretary of any meeting.

3.6    Voting. Except as otherwise provided in the certificate of incorporation or these by-laws, each stockholder of record of the Corporation shall, at every meeting of the stockholders of the Corporation, be entitled to one vote for each share of stock standing in such stockholder’s name on the books of the Corporation on any matter on which such stockholder is entitled to vote, and such votes may be cast either in person or by proxy, appointed by an instrument in writing, subscribed by such stockholder or by such stockholder’s duly authorized attorney, and filed with the secretary before being voted on, but no proxy shall be voted after three years from its date, unless such proxy provides for a longer period.

The vote on all elections of directors and on any other questions before the meeting need not be by ballot, except upon demand of any stockholder.

When a quorum is present at any meeting of the stockholders of the Corporation, the vote of the holders of a majority of the capital stock entitled to vote at such meeting and present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which, under any provision of the laws of the State of Delaware or the certificate of incorporation, a different vote is required, in which case such provision shall govern and control the decision of such question.

3.7    Consent. Except as otherwise provided by the certificate of incorporation, whenever the vote of the stockholders is required or permitted to be taken in connection with any corporate action by any provision of the laws of the State of Delaware or of the certificate of incorporation, such corporate action may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented thereto in writing.

3.8    Judges. At every meeting of the stockholders of the Corporation at which a vote by ballot is taken, the polls shall be opened and closed, the proxies and ballots shall be received and taken in charge, and all questions touching the qualifications of voters, the validity of proxies and the acceptance or rejection of votes shall be decided, by two judges. Said judges shall be appointed by the board of directors before the meeting or, if no such appointment shall have been made, by the presiding officer of the meeting. If, for any reason, any of the judges previously appointed fails to attend or refuses or is unable to serve, judges in place of any of them shall be appointed in like manner.

4. DIRECTORS

4.1    Number, Election and Term of Office. The business and affairs of the Corporation shall be managed by the board of directors. The board of directors shall consist of one or more directors. The number of directors may be fixed from time to time by vote of the stockholders or of the board of directors, at any regular or special meeting, subject to the provisions of the certificate of incorporation. Directors need not be stockholders. Directors shall be elected at the annual meeting of the stockholders of the Corporation, except as provided in section 4.3 of this article, to serve until the next annual meeting of stockholders or until their respective successors are duly elected and qualified.

In addition to the powers that these by-laws expressly confer upon them, the board may exercise all such powers of the Corporation as are not, by the laws of the State of Delaware, the certificate of incorporation or these by-laws required to be exercised or done by the stockholders.

4.2    Chair of the Board. The directors may elect one of their members to be chair of the board of directors. The chair shall be subject to the control of, and may be removed by, the board of directors. The chair shall perform such duties as may from time to time be assigned by the board of directors.

4.3    Vacancies and Newly Created Directorships. Except as hereinafter provided, any vacancy in the office of a director occurring for any reason other than the removal of a director pursuant to section 4.4 of this article, and any newly created directorship resulting from any increase in the authorized number of directors, may be filled by a majority of the directors then in office or by a sole remaining director. In the event that any vacancy in the office of a director occurs as a result of the removal of a director pursuant to section 4.4 of this article, or if vacancies occur contemporaneously in the offices of all of the directors, such vacancy or vacancies shall be filled by the stockholders of the Corporation at a meeting of stockholders called for the purpose. Directors so chosen or elected shall hold office until the next annual meeting of stockholders or until their respective successors are duly elected and qualified.

4.4    Removals. At any meeting of stockholders of the Corporation called for the purpose, the holders of a majority of the shares of capital stock of the Corporation entitled to vote at such meeting may remove from office, with or without cause, any or all of the directors.

4.5    Regular Meetings. Regular meetings of the board of directors may be held without notice at such time and place, either within or outside the State of Delaware, as shall from time to time be determined by resolution of the board.

4.6    Special Meetings. Special meetings of the board of directors may be called by the president or any two directors on notice given to each director, and such meetings shall be held at the principal business office of the Corporation or at such other place or places, either within or outside the State of Delaware, as shall be specified in the notices thereof.

4.7    Annual Meetings. The first meeting of each newly elected board of directors shall be held on the same day as, and as soon as practicable after, each annual election of directors, at the same place at which regular meetings of the board of directors are held. Alternatively, such meeting may be held at any other time or place as may be provided by resolution of the board and which shall be specified in a notice given to the directors using the procedure set forth in section 4.8 below.

4.8    Notice. Notice of any meeting of the board of directors requiring notice shall be given to each director by mailing the same, addressed to the director at such director’s residence or usual place of business, at least 48 hours before the time fixed for the meeting, or shall be sent to such director at such place by facsimile, courier, telegraph or e-mail, or shall be delivered personally or by telephone, at least 12 hours before the time fixed for the meeting. At any meeting at which every director shall be present or at which all directors not present shall waive notice in writing, any and all business may be transacted even though no notice shall have been given.

4.9    Quorum. At all meetings of the board of directors, the presence of the following number of directors shall constitute a quorum for the transaction of business: if there are one or two directors, the presence of all of the directors; and if there are three directors or more, the presence of at least a majority of the directors. Except as may be otherwise specifically provided by the laws of the State of Delaware, the certificate of incorporation or these by-laws, the affirmative vote of a majority of the directors present at the time of such vote shall be the act of the board of directors if a quorum is present. If a quorum shall not be present at any meeting of the board of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

4.10    Consent. Unless otherwise restricted by the certificate of incorporation or these by-laws, any action required or permitted to be taken at any meeting of the board of directors may be taken without a meeting, if all members of the board consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the board.

4.11    Telephonic Meetings. Unless otherwise restricted by the certificate of incorporation or these by-laws, members of the board of directors may participate in a meeting of the board by means of conference telephone or similar communications equipment by means of which all persons participating in such meeting can hear each other, and participation in a meeting pursuant to this section shall constitute presence in person at such meeting.

4.12    Compensation of directors. Directors, as such, shall not receive any stated salary for their services but, by resolution of the board, a fixed sum and expenses of attendance, if any, may be allowed for attendance at each regular or special meeting of the board; provided that this provision shall not be construed as precluding any director from serving the Corporation in any other capacity and receiving compensation therefore.

4.13    Resignations. Any director of the Corporation may resign at any time by giving written notice to the board of directors or to the president or secretary of the Corporation. Any such resignation shall take effect at the time specified therein or, if the time is not specified, upon receipt thereof; and unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective.

5. OFFICERS

5.1    Number, Election and Term of Office. The board of directors may appoint such officers of the corporation as it deems appropriate, including a secretary, a treasurer, a chief executive officer, a chief financial officer, one or more vice-presidents, assistant secretaries and/or assistant treasurers. The officers of the Corporation shall be elected by the board of directors at its first meeting held after the annual meeting of the stockholders, and shall hold their respective offices until their successors are duly elected and have qualified. Any number of offices may be held by the same person. The board of directors may from time to time appoint such other officers and agents as the board considers to be advisable and may fix their duties and terms of office.

5.2    Chief Executive Officer. The chief executive officer (if any) shall be the chief executive officer of the Corporation and shall have general and active management of the business of the Corporation, and shall see that all orders and resolutions of the board are carried into effect. The chief executive officer may sign, execute and deliver in the name of the Corporation all deeds, mortgages, bonds, contracts or other instruments authorized by the board of directors, except in cases where the signing, execution or delivery thereof shall be expressly delegated by the board of directors or by these by-laws to some other officer or agent of the Corporation or where any of them shall be required by law otherwise to be signed, executed or delivered. The chief executive officer may sign, with the treasurer or an assistant treasurer, or with the secretary or an assistant secretary, certificates of stock of the Corporation. The chief executive officer shall appoint and remove, employ and discharge, and fix the compensation of all servants, agents, employees and clerks of the Corporation other than the duly elected or appointed officers, subject to the approval of the board of directors. In addition to the powers and duties expressly conferred upon the chief executive officer by these by-laws, the chief executive officer shall, except as otherwise specifically provided by the laws of the State of Delaware, have such other powers and duties as shall from time to time be assigned to the chief executive officer by the board of directors.

5.3    President. The president shall have general and active management of the business of the Corporation, and shall see that all orders and resolutions of the board are carried into effect. The president shall ensure that the books, reports, statements, certificates and other records of the Corporation are kept, made or filed in accordance with the laws of the State of Delaware. The president shall preside at all meetings of the board of directors and at all meetings of the stockholders. The president shall cause to be called regular and special meetings of the stockholders and of the board of directors in accordance with these by-laws. The president may sign, execute and deliver in the name of the Corporation all deeds, mortgages, bonds, contracts or other instruments authorized by the board of directors, except in cases where the signing, execution or delivery thereof shall be expressly delegated by the board of directors or by these by-laws to some other officer or agent of the Corporation or where any of them shall be required by law otherwise to be signed, executed or delivered. The president may sign, with the treasurer or an assistant treasurer, or with the secretary or an assistant secretary, certificates of stock of the Corporation. The president shall appoint and remove, employ and discharge, and fix the compensation of all servants, agents, employees and clerks of the Corporation other than the duly elected or appointed officers, subject to the approval of the board of directors. In the event the Corporation does not have a secretary in office, the president shall have the powers and duties of the secretary as set forth in section 5.6 below and in the event the Corporation does not have a treasurer in office, the president shall have the powers and duties of the treasurer as set forth in section 5.8 below. In addition to the powers and duties expressly conferred upon the president by these by-laws, the president shall, except as otherwise specifically provided by the laws of the State of Delaware, have such other powers and duties as shall from time to time be assigned to the president by the board of directors.

5.4    The Chief Financial Officer. The CFO (if any) will be the chief financial officer of the Corporation and shall have such powers and perform all duties incident to the office of CFO, and shall have such other powers and perform such other duties as the board of directors assigns.

5.5    Vice-Presidents. The vice-presidents (if any) shall perform such duties as the president or the board of directors shall require. Any vice-president shall, during the absence or incapacity of the president, assume and perform the president’s duties.

5.6    Secretary. The secretary (if any) may sign all certificates of stock of the Corporation. The secretary shall record all of the proceedings of the meetings of the board of directors and of the stockholders of the Corporation in books to be kept for that purpose. The secretary shall have custody of the seal of the Corporation and may affix the same to any instrument requiring such seal when authorized by the board of directors, and when so affixed the secretary may attest the same by the secretary’s signature. The secretary shall keep the transfer books, in which all transfers of the capital stock of the Corporation shall be registered, and the stock books, which shall contain the names and addresses of all holders of the capital stock of the Corporation and the number of shares held by each; and the secretary shall keep such stock and transfer books open daily during business hours for the inspection of every stockholder and for transfers of stock. The secretary shall notify the directors and stockholders of their respective meetings as required by law or these by-laws, and shall perform such other duties as may be required by law or these by-laws, or which may be assigned to the secretary from time to time by the board of directors.

5.7    Assistant Secretaries. The assistant secretary (if any) shall, during the absence or incapacity of the secretary, assume and perform all functions and duties that the secretary might lawfully do if present and not under any incapacity.

5.8    Treasurer. The treasurer (if any) shall have charge of the funds and securities of the Corporation. The treasurer may sign all certificates of stock. The treasurer shall keep full and accurate accounts of all receipts and disbursements of the Corporation in books belonging to the Corporation and shall deposit all monies and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the board of directors. The treasurer shall disburse the funds of the Corporation as may be ordered by the board, and shall render to the president or the directors, whenever they may require it, an account of all of the treasurer’s transactions as treasurer and an account of the business and financial position of the Corporation.

5.9    Assistant Treasurers. The assistant treasurer (if any) shall, during the absence or incapacity of the treasurer, assume and perform all functions and duties that the treasurer might lawfully do if present and not under any incapacity.

5.10    Treasurer’s Bond. The treasurer and assistant treasurer (if any) shall, if required so to do by the board of directors, each give a bond (which shall be renewed every six years) in such sum and with such surety or sureties as the board of directors may require.

5.11    Transfer of Duties. The board of directors in its absolute discretion may transfer the power and duties, in whole or in part, of any officer to any other officer or person(s), notwithstanding the provisions of these by-laws, except as otherwise provided by the laws of the State of Delaware.

5.12    Vacancies. If the office of president, vice-president, secretary or treasurer, or any other officer or agent becomes vacant for any reason, the board of directors may choose a successor to hold office for the unexpired term.

5.13    Removals. At any meeting of the board of directors called for such purpose, any officer or agent of the Corporation may be removed from office, with or without cause, by the affirmative vote of a majority of the board of directors.

5.14    Compensation of Officers. The officers shall receive such salary or compensation as may be determined by the board of directors.

5.15    Resignations. Any officer or agent of the Corporation may resign at any time by giving written notice to the board of directors or to the president or the secretary of the Corporation. Any such resignation shall take effect at the time specified therein or, if the time is not specified, upon receipt thereof; and unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective.

6. CONTRACTS, CHECKS AND NOTES

6.1    Contracts, etc. Unless the board of directors shall otherwise specifically direct, all deeds, transfers, assignments, agreements, contracts, obligations and other instruments in writing requiring execution by the Corporation may be executed in the name of the Corporation by any one or more directors or officers of the Corporation.

6.2    Checks and Notes. Without limiting section 6.2 of this article, all checks, drafts, bills of exchange and promissory notes and other negotiable instruments of the Corporation may be signed by any one or more directors or officers of the Corporation or as may otherwise be designated by the board of directors.

7. STOCK

7.1    Uncertificated and Certificated Stock. Shares of stock of the Corporation may, but need not be, evidenced by a certificate. If evidenced by a certificate, shares of the stock of the Corporation shall be in such form, not inconsistent with the certificate of incorporation, as shall be prepared or approved by the board of directors. No holder of stock in the Corporation shall be entitled to have a certificate, but if a share is evidenced by a certificate, it shall be signed by, or in the name of the Corporation by, the chief executive officer, the president or a vice-president, and/or by the treasurer or an assistant treasurer or the secretary or an assistant secretary, certifying the number of shares owned by the stockholder and the date of issue; and no certificate shall be valid unless so signed. All issuances of shares of stock of the Corporation, whether evidenced by a certificate or uncertificated, shall be entered in the books of the Corporation as they are issued.

Where a certificate is countersigned (l) by a transfer agent other than the Corporation or its employee or (2) by a registrar other than the Corporation or its employee, any other signature on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if the officer, transfer agent or registrar were such officer, transfer agent or registrar at the date of issue.

All certificates issued shall be consecutively numbered and any certificates surrendered to the Corporation shall be cancelled and, except in the case of lost or destroyed certificates, no new certificates shall be issued until the former certificates for the same number of shares of the same class of stock shall have been surrendered and cancelled.

7.2    Transfer of Stock. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, or of proper evidence of succession, assignment or authority to transfer uncertificated shares, the Corporation shall issue a new certificate for shares or new uncertificated shares to the person entitled thereto, cancel the old certificate, if applicable, and record the transaction in its books.

8. REGISTERED STOCKHOLDERS

The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by the laws of the State of Delaware.

9. LOST CERTIFICATES

Any person claiming a certificate of stock to be lost or destroyed, shall make an affidavit or affirmation of the fact and advertise the same in such manner as the board of directors may require, and the board of directors may, in its discretion, require the owner of the lost or destroyed certificate, or such person’s legal representative, to give the Corporation a bond in a sum sufficient, in the opinion of the board of directors, to indemnify the Corporation against any claim that may be made against it on account of the alleged loss of any such certificate. A new certificate for the same number of shares as the one alleged to be lost or destroyed may be issued without requiring any bond when, in the judgment of the directors, it is proper so to do.

10. FIXING OF RECORD DATE

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or to receive payment of any dividend or other distribution or allotment of any rights, or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix, in advance, a record date, which shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.

11. DIVIDENDS

Subject to the relevant provisions of the certificate of incorporation, dividends upon the capital stock of the Corporation may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock of the Corporation, subject to the provisions of the certificate of incorporation.

Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the directors shall think conducive to the interest of the Corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

12. WAIVER OF NOTICE

Whenever any notice is required to be given by law or under the provisions of the certificate of incorporation or these by-laws, a waiver of notice in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be equivalent thereto.

13. AMENDMENTS

Subject to the provisions of the certificate of incorporation, these by-laws may be altered, amended or repealed or new by-laws may be adopted by the stockholders or the board of directors, at any regular meeting of the stockholders or the board of directors, or at any special meeting of the stockholders or the board of directors, if notice of such alteration, amendment or repeal of the by-laws or of adoption of new by-laws is contained in the notice of the meeting.